   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 1998

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                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

          THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
                               [_] Confidential, for Use of
                               the Commission Only

[_] Preliminary Proxy Statement
                               (as permitted by Rule 14a-
                               6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               BELL SPORTS CORP.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3)Filing Party:

  (4) Date Filed:

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


                                     LOGO

                               JULY 1, 1998

To: The Stockholders of Bell Sports Corp:

  On behalf of the Board of Directors (the "Board") and management of Bell Sports Corp., a Delaware corporation (the "Company"), I cordially invite you to attend a Special Meeting of Stockholders of the Company (the "Special Meeting") to be held at 9:00 a.m., local time, on Tuesday, August 11, 1998 at The Radisson Resort Scottsdale, 7171 N. Scottsdale Road, Scottsdale, Arizona 85253.

  At the Special Meeting, you will be asked to consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Recapitalization and Merger, dated as of February 17, 1998, as amended to date, between HB Acquisition Corporation, a Delaware corporation ("HB Acquisition"), and the Company (as amended, the "Merger Agreement"), and the transactions contemplated thereby, including the Merger (as hereinafter defined).

  The Merger Agreement provides for the merger (the "Merger") of HB Acquisition with and into the Company, with the Company surviving. Subject to the terms and conditions of the Merger Agreement, each outstanding share of common stock, $.01 par value, of the Company ("Common Stock") together with the associated Preferred Stock Purchase Right (other than (i) shares of Common Stock held by HB Acquisition or shares of Common Stock held directly or indirectly by the Company, which shares will be cancelled and (ii) shares of Common Stock held by the individuals perfecting appraisal rights) will be converted into the right to receive $10.25 in cash (the "Merger Consideration").

  The Board and a Special Committee of its independent directors have each carefully reviewed and considered the terms and conditions of the Merger Agreement and the Merger. The Special Committee has received an opinion of NationsBanc Montgomery Securities LLC, its financial advisor, that as of April 8, 1998, and based on and subject to certain limitations and other matters stated therein, the consideration to be received by the stockholders of the Company pursuant to the Merger was fair to such stockholders from a financial point of view. A copy of the opinion is attached to the accompanying Proxy Statement as Annex B. The Board, based upon the recommendation of the Special Committee, has approved the Merger Agreement and determined that the Merger is advisable and in the best interests of the Company and its stockholders. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE MERGER PROPOSAL.

  You are urged to read carefully the accompanying Proxy Statement, which includes a description of the terms of the proposed Merger. A copy of the Merger Agreement is attached to the Proxy Statement as Annex A.

  As is more fully explained in the Proxy Statement, any stockholder who does not wish to accept the Merger Consideration has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for, his or her shares of Common Stock, provided that the stockholder fully complies with the provisions of Section 262 of the General Corporation Law of the State of Delaware.

  Whether or not you plan to attend the Special Meeting, you are requested to specify your voting preferences by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you do attend and wish to vote in person, you may revoke your proxy at that time.

  Please do not send in your stock certificates at this time. If the Merger is consummated, you will be sent a letter of transmittal for that purpose as soon as reasonably practicable thereafter.

                                          Sincerely,
                                          LOGO
                                          Terry G. Lee
                                          Chairman of the Board and
                                          Chief Executive Officer

                               BELL SPORTS CORP.

                         6350 SAN IGNACIO AVENUE
                          SAN JOSE, CALIFORNIA 95119

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD AUGUST 11, 1998

  A Special Meeting of Stockholders (the "Special Meeting") of Bell Sports Corp., a Delaware corporation (the "Company"), will be held at 9:00 a.m., local time, on Tuesday, August 11, 1998 at The Radisson Resort Scottsdale, 7171 N. Scottsdale Road, Scottsdale, Arizona 85253, to consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Recapitalization and Merger, dated as of February 17, 1998, as amended to date, between HB Acquisition Corporation, a Delaware corporation ("HB Acquisition"), and the Company (as amended, the "Merger Agreement"), and the transactions contemplated thereby, including the Merger (as hereinafter defined). Stockholders will also consider such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

  Only stockholders of record at the close of business on June 30, 1998 are entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement thereof. In accordance with the General Corporation Law of the State of Delaware (the "DGCL"), a complete list of the holders of Common Stock entitled to vote at the Special Meeting will be available at the Special Meeting and will be open to examination, during ordinary business hours, at the Company's offices located at 15170 North Hayden Road, Suite One, Scottsdale, Arizona 85260, for 10 days preceding the Special Meeting, by any holder of Common Stock for any purpose germane to the Special Meeting.

  The Merger Agreement provides for the merger (the "Merger") of HB Acquisition with and into the Company. Following the Merger, the separate corporate existence of HB Acquisition will cease and the Company will continue as the surviving corporation. Pursuant to the Merger Agreement, each share of Common Stock, $.01 par value, of the Company ("Common Stock"), together with the associated Preferred Stock Purchase Right of the Company, outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (other than (i) shares of Common Stock held by HB Acquisition or shares of Common Stock held directly or indirectly by the Company, which shares will be cancelled, and (ii) shares of Common Stock held by the individuals perfecting appraisal rights) will be converted into the right to receive $10.25 in cash (the "Merger Consideration").

  The Board of Directors of the Company (the "Board"), based upon the recommendation of a Special Committee of its independent directors, has approved the Merger Agreement and determined that the Merger is advisable and in the best interests of the Company and its stockholders. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE MERGER PROPOSAL.

  The accompanying Proxy Statement includes a description of the terms of the proposed Merger. A copy of the Merger Agreement is attached to the Proxy Statement as Annex A.

  As is more fully explained in the Proxy Statement, any stockholder who does not wish to accept the Merger Consideration has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for, his or her shares of Common Stock, provided that the stockholder fully complies with the provisions of Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached to the Proxy Statement as Annex C.

  Whether or not you plan to attend the Special Meeting, you are requested to specify your voting preferences by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you do attend and wish to vote in person, you may revoke your proxy at that time.

                                          By order of the Board of Directors,
                                          LOGO
                                          Linda K. Bounds
                                          Senior Vice President, Chief
                                           Financial Officer,
                                          Secretary and Treasurer

                            BELL SPORTS CORP.

                         6350 SAN IGNACIO AVENUE

                        SAN JOSE, CALIFORNIA 95119

                                PROXY STATEMENT

  This Proxy Statement (the "Proxy Statement") is being furnished to the holders of common stock, $.01 par value ("Common Stock"), of HB Acquisition Corp., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at a Special Meeting of Stockholders (the "Special Meeting") of the Company to be held at 9:00 a.m., local time, on Tuesday, August 11, 1998 at The Radisson Resort Scottsdale, 7171 N. Scottsdale Road, Scottsdale, Arizona 85253, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of the Company on or about July 2, 1998.

  This Proxy Statement relates to the Agreement and Plan of Recapitalization and Merger, dated as of February 17, 1998, as amended to date, between HB Acquisition Corporation, a Delaware corporation ("HB Acquisition"), and the Company (as amended, the "Merger Agreement"), and the transactions contemplated thereby, including the Merger (as hereinafter defined). A copy of the Merger Agreement is attached hereto as Annex A.

  The Merger Agreement provides for the merger (the "Merger") of HB Acquisition with and into the Company. Following the Merger, the separate corporate existence of HB Acquisition will cease and the Company will continue as the surviving corporation (in such capacity, the "Surviving Corporation"). Pursuant to the Merger Agreement, each share of Common Stock, together with the associated right to purchase one one- hundredth of a share of Series A Junior Participating Preferred Stock, $.01 par value, of the Company (a "Right"), outstanding immediately prior to the Effective Time (as hereinafter defined) of the Merger (other than (i) shares of Common Stock held by HB Acquisition or shares of Common Stock held directly or indirectly by the Company, which shares will be cancelled, and (ii) shares of Common Stock held by individuals perfecting Appraisal Rights (as hereinafter defined)) will be converted into the right to receive $10.25 in cash (the "Merger Consideration"). See "The Merger Agreement--Conversion of Securities."

  The Board, based upon the recommendation of a Special Committee of its independent directors (the "Special Committee"), has approved the Merger Agreement and determined that the Merger is advisable and in the best interests of the Company and its stockholders. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER (THE "MERGER PROPOSAL").

  The Common Stock is listed on The Nasdaq National Market ("Nasdaq") under the symbol "BSPT." On February 13, 1998, the last trading day prior to public announcement of the execution of the Merger Agreement, the last reported sale price of Common Stock, as reported by Nasdaq was $9.00 per share. On April 8, 1998, the last trading day prior to public announcement of the execution of the first amendment to the Merger Agreement, the last reported sale price of Common Stock, as reported by Nasdaq was $8.25 per share. On June 30, 1998, the last trading day prior to the date of this Proxy Statement, the last reported sale price of Common Stock, as reported by Nasdaq was $9.594 per share.

  STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THIS PROXY STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY.

  THE TRANSACTIONS DESCRIBED HEREIN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

             The date of this Proxy Statement is July 1, 1998

                             AVAILABLE INFORMATION

  The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other documents and information with the SEC. Such reports, proxy statements and other documents and information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the SEC's Web Site located at http://www.sec.gov. The Common Stock is listed on Nasdaq under the symbol "BSPT." Such reports, proxy statements and other documents and information concerning the Company are also available for inspection at the offices of Nasdaq, 1735 K Street, N.W. Washington, D.C. 20006.

                          FORWARD-LOOKING STATEMENTS

  The Company cautions readers that, in addition to the historical information included herein, this Proxy Statement includes certain "forward-looking statements" that are based on management's beliefs as well as on assumptions made by and information currently available to management. When used herein, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions are intended to identify such forward-looking statements. However, this Proxy Statement also contains other forward-looking statements. Such forward-looking statements involve known and unknown risks, including, but not limited to, economic and market conditions, competitive activities or other business conditions, dependence on key customers, fluctuations in sales or working capital, weather conditions, consumer spending levels and results of pending litigation, including product liability claims. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements. For a discussion of the risks associated with investment in the Company's Common Stock, please read carefully the description of the Company's business under
Item 1 "Business" in the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company under the Exchange Act with the SEC (File No.: 0-19873) are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended June 28, 1997;
(ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended September 27, 1997, December 27, 1997 and March 28, 1998; and (iii) the Company's Current Reports on Form 8-K filed with the SEC on February 23, 1998 and April 9, 1998. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  The Company will provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon written or oral request, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to: Ms. Sondra L. Lehman, Assistant Secretary, 6350 San Ignacio Avenue, San Jose, California 95119.

                               ----------------

  As used herein, unless the context otherwise clearly requires: "Company" refers to Bell Sports Corp., a Delaware corporation, and its consolidated subsidiaries. Capitalized terms not defined herein have the respective meanings specified in the Merger Agreement.

                               ----------------

  Information contained herein concerning HB Acquisition has been supplied by HB Acquisition and has not been independently verified by the Company. Except as otherwise indicated, all other information contained herein has been supplied by the Company.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN IN CONNECTION WITH THE SOLICITATION OF PROXIES HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY, HB ACQUISITION OR ANY OTHER PERSON. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................  ii
FORWARD-LOOKING STATEMENTS..................................................  ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................. iii
TABLE OF CONTENTS...........................................................  iv
SUMMARY.....................................................................   1
  The Special Meeting.......................................................   1
  Parties to the Merger Agreement...........................................   1
  The Merger................................................................   2
  The Merger Agreement......................................................   2
  The Stock Subscription Agreements.........................................   4
  Appraisal Rights of Dissenting Stockholders...............................   4
  Sources of Funds..........................................................   4
  Interests of Certain Persons in the Merger................................   5
  Market Price of Common Stock..............................................   5
  Security Ownership of Certain Beneficial Owners and Management............   6
  Effect on Convertible Debentures..........................................   6
  Selected Historical Consolidated Financial Data...........................   6
THE SPECIAL MEETING.........................................................   7
  Date, Place and Time......................................................   7
  Purpose...................................................................   7
  Record Date; Voting Rights................................................   7
  Quorum....................................................................   7
  Proxies...................................................................   7
  Solicitation of Proxies...................................................   8
  Required Vote.............................................................   8
  Appraisal Rights of Dissenting Stockholders...............................   8
PARTIES TO THE MERGER AGREEMENT.............................................   8
  The Company...............................................................   8
  HB Acquisition............................................................   8
THE MERGER..................................................................   9
  Background of the Merger..................................................   9
  Reasons for the Merger; Recommendation of the Board.......................  14
  Opinion of Financial Advisor..............................................  17
  Interests of Certain Persons in the Merger................................  20
  Plans for the Company After the Merger....................................  22
  Certain Stockholder Litigation............................................  23
  Anticipated Accounting Treatment..........................................  23
  Certain Federal Income Tax Considerations.................................  23
  Delisting and Deregistration of Common Stock..............................  24
  Effect on Convertible Debentures..........................................  24
THE MERGER AGREEMENT........................................................  25
  Effective Time............................................................  25
  The Merger................................................................  25
  Conversion of Securities..................................................  25

  Payment of Merger Consideration...........................................  26
  Stock Options, Restricted Stock, Phantom Stock Units......................  27
  Representations and Warranties............................................  27
  Conduct of Business Pending the Merger....................................  28
  No Solicitation...........................................................  30
  Employee Benefit Plans, Severance and Other Employment Matters............  31
  Other Agreements..........................................................  32
  Conditions Precedent to the Merger........................................  33
  Termination...............................................................  34
  Fees and Expenses.........................................................  35
  Indemnification and D&O Insurance.........................................  36
  Amendment; Waiver.........................................................  36
THE STOCK SUBSCRIPTION AGREEMENTS...........................................  36
APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS.................................  37
SOURCES OF FUNDS............................................................  39
MARKET PRICE OF COMMON STOCK................................................  40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............  41
  Security Ownership of Certain Beneficial Owners...........................  41
  Security Ownership of Management..........................................  42
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............................  43
INDEPENDENT ACCOUNTANTS.....................................................  44
STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING...........................  45
OTHER MATTERS...............................................................  45
ANNEX A--AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER
ANNEX B--OPINION OF FINANCIAL ADVISOR
ANNEX C--SECTION 262 OF THE DGCL

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement, including the Annexes hereto. The summary does not contain a complete statement of all material information relating to the Merger Agreement or the Merger and is subject to, and qualified in its entirety by, the more detailed information included or incorporated by reference in this Proxy Statement.

THE SPECIAL MEETING

  Date, Place and Time. The Special Meeting will be held at 9:00 a.m., local time, on Tuesday, August 11, 1998 at The Radisson Resort Scottsdale, 7171 N. Scottsdale Road, Scottsdale, Arizona 85253. See "The Special Meeting--Date, Place and Time."

  Purpose. At the Special Meeting, stockholders of the Company will consider and vote upon the Merger Proposal. Stockholders will also consider such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof. See "The Special Meeting--Purpose."

  Record Date; Voting Rights. Only stockholders of record at the close of business on June 30, 1998 (the "Record Date"), are entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement thereof. At the close of business on the Record Date, there were 13,915,436 shares of Common Stock outstanding, each of which entitles the registered holder thereof to one vote on each matter voted upon at the Special Meeting. See "The Special Meeting--Record Date; Voting Rights."

  Quorum. The holders of a majority of the shares of Common Stock outstanding and entitled to vote must be present in person or represented by proxy at the Special Meeting in order to constitute a quorum for the transaction of business. See "The Special Meeting--Quorum."

  Proxies. Shares of Common Stock represented by properly executed proxies which are received in time for the Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted FOR the Merger Proposal. Any proxy in the enclosed form may be revoked by the stockholder executing it at any time prior to its exercise by giving written notice thereof to the Secretary of the Company, by signing and returning a later dated proxy or by voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. See "The Special Meeting--Proxies."

  Required Vote. Approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. At the close of business on the Record Date, the directors and executive officers of the Company owned 3,737,837 shares of Common Stock (approximately 26% of the shares of Common Stock then outstanding) and the Company expects that such shares will be voted in favor of the Merger Proposal. See "The Special Meeting--Required Vote" and "Security Ownership of Certain Beneficial Owners and Management."

PARTIES TO THE MERGER AGREEMENT

  The Company. Bell Sports Corp. is the leading manufacturer and marketer of bicycle helmets worldwide and a leading supplier of a broad line of bicycle accessories in North America. The Company is also a leading supplier of auto racing helmets and a supplier of bicycle accessories worldwide. Recently, the Company began marketing in-line skating, snowboard, snow skiing and water sport helmets. The Company markets its helmets under the widely recognized BELL(R) and GIRO(R) brand names, and its accessories under such leading brands as BELL(R), BLACKBURN(R), RHODE GEAR(R), VISTALITE(R), COPPER CANYON CYCLING(R) and SPOKE-HEDZ(R). Bell Sports Corp. is a leading supplier of bicycle helmets and accessories to mass merchants, independent bike dealers and mail order catalog businesses, and markets products across all price points. The principal executive offices of the Company are located at 6350 San Ignacio Avenue, San Jose, California 95119 and its telephone number is (408) 574-3400. See "Parties to the Merger Agreement--The Company."

  HB Acquisition. HB Acquisition is a corporation formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by the Merger Agreement. The principal executive offices of HB Acquisition are located at 600 Atlantic Avenue, 26th Floor, Boston, Massachusetts 02210-2203 and its telephone number is (617) 619-5400. See "Parties to the Merger Agreement--HB Acquisition."

THE MERGER

  HB Acquisition will be merged with and into the Company at the Effective Time in accordance with the terms of the Merger Agreement. Following the Merger, the separate corporate existence of HB Acquisition will cease and the Company will continue as the Surviving Corporation. Pursuant to the Merger Agreement, each share of Common Stock, together with the associated Right, outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock held by HB Acquisition or shares of Common Stock held directly or indirectly by the Company, which shares will be cancelled, and (ii) shares of Common Stock held by individuals perfecting Appraisal Rights) will be converted into the right to receive the Merger Consideration.

  Recommendation of the Board. The Board, based upon the recommendation of the Special Committee, has approved the Merger Agreement and determined that the Merger is advisable and in the best interests of the Company and its stockholders. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE MERGER PROPOSAL. See "The Merger--Reasons for the Merger; Recommendation of the Board."

  Opinion of Financial Advisor. NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery") has acted as financial advisor to the Special Committee in connection with the Merger and has delivered its written opinion dated April 8, 1998 to the Special Committee that, as of April 8, 1998, the consideration to be received by the stockholders of the Company (other than CB Capital Investors, L.P. ("CBCI") and Ms. Mary J. George) pursuant to the Merger was fair to such stockholders from a financial point of view. The full text of such written opinion of NationsBanc Montgomery, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken, is attached hereto as Annex B and should be read carefully in its entirety. See "The Merger--Opinion of Financial Advisor."

  Certain Federal Income Tax Considerations. In general, each holder of Common Stock will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received pursuant to the Merger or pursuant to the exercise of Appraisal Rights and such holder's adjusted tax basis in its Common Stock. Such gain or loss generally will be treated as a capital gain or capital loss for federal income tax purposes provided the Common Stock was a capital asset in the hands of such holder. All stockholders are urged to consult their own tax advisers. See "The Merger--Certain Federal Income Tax Considerations."

  Anticipated Accounting Treatment. It is expected that the Merger and the transactions contemplated by the Merger Agreement will be accounted for as a recapitalization under generally accepted accounting principles for financial reporting purposes, which would result in the assets and liabilities of the Company being accounted for on a historical cost basis and not being impacted by the Merger. See "The Merger--Anticipated Accounting Treatment."

THE MERGER AGREEMENT

  Conversion of Securities. At the Effective Time of the Merger each issued and outstanding share of Common Stock, together with the associated Right (other than (i) shares of Common Stock held by HB Acquisition or shares of Common Stock held, directly or indirectly, by the Company, which shares will be cancelled, and (ii) shares of Common Stock held by individuals perfecting Appraisal Rights) will be converted into the right to receive the Merger Consideration. See "The Merger Agreement--Conversion of Securities."

  Payment of Merger Consideration. As soon as reasonably practical after the Effective Time, the Paying Agent designated under the Merger Agreement will mail to each holder of record of shares of Common Stock a letter of transmittal and related instructions to effect the surrender of certificates representing such shares in exchange for the Merger Consideration in accordance with the Merger Agreement. See "The Merger Agreement--Payment of Merger Consideration."

  Stock Options, Restricted Stock, Phantom Stock Units. Each option to purchase Common Stock previously issued by the Company that is outstanding immediately prior to the Effective Time other than certain options to purchase Common Stock held by Ms. George, will become fully vested and exercisable immediately prior to the Effective Time in accordance with its terms. The holder of any such option will be entitled to receive, for each share of Common Stock subject thereto, a cash payment in an amount equal to the excess, if any, of the Merger Consideration over the applicable per share exercise price. Each award of Restricted Stock previously made by the Company that is outstanding immediately prior to the Effective Time and not then vested will become fully vested and the holder thereof will be entitled to receive, in respect of each share of Common Stock subject thereto, the Merger Consideration. Each award of a Phantom Stock Unit previously made by the Company that is outstanding immediately prior to the Effective Time will become fully vested and exercisable and the holder thereof will be entitled to receive a cash payment in an amount determined in accordance with the terms thereof. See "The Merger Agreement--Stock Options, Restricted Stock, Phantom Stock Units."

  No Solicitation. The Merger Agreement required the Company to cease any discussions or negotiations with any parties that were ongoing with respect to a Takeover Proposal (as hereinafter defined). The Merger Agreement provides that the Company will not (i) solicit or initiate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in or enter into any discussions or negotiations regarding any Takeover Proposal; provided, however, that under specified circumstances, if, at any time prior to adoption of the Merger Agreement by the Company's stockholders, the Board receives a Takeover Proposal, the Company may, in response thereto, furnish information with respect to the Company pursuant to a confidentiality agreement and participate in or enter into discussions, investigations or negotiations regarding such Takeover Proposal. Under specified circumstances, prior to the adoption of the Merger Agreement by the Company's stockholders, the Board may withdraw or modify its approval or recommendation of the Merger and the Merger Agreement, approve or recommend a Superior Proposal (as hereinafter defined) or terminate the Merger Agreement. See "The Merger Agreement--No Solicitation."

  Conditions Precedent to the Merger. The obligation of each of the Company and HB Acquisition to effect the Merger is subject to the fulfillment of certain conditions, including but not limited to, approval of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the Company's Stockholders, the absence of certain injunctions or other legal restraints preventing the consummation of the Merger and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

  The obligation of HB Acquisition to effect the Merger is also subject to the fulfillment of certain additional conditions, including the absence of certain materially adverse events relating to the Company (excluding the Wandel Verdict discussed elsewhere herein) and the receipt pursuant to a financing commitment letter dated as of February 12, 1998 from Societe Generale Investment Banking ("SG") by the Company and HB Acquisition of sufficient funds to pay the Merger Consideration and otherwise enable HB Acquisition to consummate the transactions contemplated by the Merger Agreement and to meet the working capital requirements of the Surviving Corporation. See "The Merger Agreement-- Conditions Precedent to the Merger."

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by mutual written consent of HB Acquisition and the Company; (ii) by HB Acquisition or the Company if, the

Merger has not been consummated on or prior to August 31, 1998 or such other date agreed upon by HB Acquisition and the Company, or the Merger is permanently enjoined, prohibited by, or otherwise made illegal by any governmental entity; (iii) by the Company, if the Merger Proposal is not approved at the Special Meeting, or in accordance with the provisions of the Merger Agreement relating to a Superior Proposal described under "The Merger Agreement--No Solicitation;" (iv) by either party to the Merger Agreement, in the event of certain breaches of the representations, warranties, covenants or agreements by the other party; or (v) by HB Acquisition if, (a) the Merger Proposal is not approved at the Special Meeting; (b) the Board withdraws or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to HB Acquisition; or (c) the Board recommends any Takeover Proposal or a tender offer or exchange offer is made for 20% or more of the voting stock of the Company and, subject to certain conditions set forth in the Merger Agreement, the Board does not recommend that stockholders of the Company not tender their shares into such tender or exchange offer. See "The Merger Agreement--Termination."

  Fees and Expenses. Except as provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger will be paid by the party incurring such fees and expenses. The Merger Agreement provides for the payment by the Company to HB Acquisition of a $500,000 expense reimbursement and a $2,500,000 termination fee under certain circumstances. HB Acquisition's remedy for claims sustained or incurred by it as a result of the Merger Agreement or the transactions contemplated thereby is limited to an aggregate amount of $3,000,000 (including any required expense reimbursement and termination fees). Subject to certain conditions, the Company's exclusive remedy for any claims resulting from the Merger Agreement or the transactions contemplated thereby will be against HB Acquisition. See "The Merger Agreement--Fees and Expenses."

THE STOCK SUBSCRIPTION AGREEMENTS

  HB Acquisition has entered into a separate Stock Subscription Agreement ("Stock Subscription Agreement") with each of Harvard Private Capital Holdings, Inc. ("Harvard Private Capital") and Brentwood Associates Buyout Fund II, L.P. ("Brentwood" and together with Harvard Private Capital, the "Investors"). Each Stock Subscription Agreement provides that the Investor party thereto will, under certain specified circumstances, purchase from HB Acquisition one share of its common stock and, in consideration thereof, pay to HB Acquisition $1,500,000. The Stock Subscription Agreements may not be amended without the prior written consent of the Company, other than amendments that are not adverse to the Company. The Company is intended to be a third-party beneficiary of the Stock Subscription Agreements and will be entitled to enforce them on behalf of HB Acquisition. See "The Stock Subscription Agreements."

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

  Any stockholder who does not wish to accept the Merger Consideration has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for, his or her shares of Common Stock, provided that the stockholder fully complies with the provisions of
Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"). See "Appraisal Rights of Dissenting Stockholders" and Annex C hereto.

SOURCES OF FUNDS

  The total amount of funds required by the Company and HB Acquisition to complete the Merger, including fees and expenses incurred in connection therewith, is expected to be approximately $155 million. The Company and HB Acquisition expect to obtain such funds from (i) bank financing, (ii) available cash and (iii) equity contributions to the Company from Brentwood and Harvard Private Capital. See "Sources of Funds."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In connection with the Merger Agreement, Mr. Terry G. Lee, the Chairman of the Board and Chief Executive Officer of the Company, entered into an amended and restated employment agreement with the Company (the "Lee Employment Agreement") which will become effective at the Effective Time and which will replace his current employment, severance and noncompetition agreements with the Company. In addition, and also in connection with the Merger Agreement, Ms. George, the President and Chief Operating Officer of the Company, entered into an amended and restated employment agreement with the Company (the "George Employment Agreement") which will become effective at the Effective Time and which will replace her current employment agreement with the Company. Ms. George has also entered into a letter agreement with HB Acquisition (the "George Equity Agreement") pursuant to which she will exchange a portion of her options to purchase Common Stock for options to purchase capital stock of the Surviving Corporation. See "The Merger--Interests of Certain Persons in the Merger."

  It is anticipated that immediately prior to the Effective Time CBCI will exchange with HB Acquisition $5 million worth of shares of Common Stock (valued at the Merger Consideration) and receive, in consideration thereof, shares of HB Acquisition Common Stock, $.01 par value, per share ("HB Acquisition Common Stock"), and shares of HB Acquisition Series A Preferred Stock ("HB Acquisition Preferred Stock"). See "The Merger--Interests of Certain Persons in the Merger." At the close of business on the Record Date, CBCI was the record and beneficial owner of 2,281,080 shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management--Security Ownership of Certain Beneficial Owners." At the Effective Time, the shares of capital stock of HB Acquisition received by CBCI will be converted into shares of capital stock of the Surviving Corporation in accordance with the terms of the Merger Agreement. The shares of Common Stock retained by CBCI will be converted into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement. See "The Merger Agreement--Conversion of Securities." Mr. Michael R. Hannon and Mr. Arnold L. Chavkin are members of the Board of Directors of the Company and each of them is a General Partner of Chase Capital Partners, an affiliate of CBCI. See "Security Ownership of Certain Beneficial Owners and Management--Security Ownership of Management."

   HB Acquisition has indicated that it expects to implement an equity-based management incentive program in order to attract and retain, as well as provide incentives to, the management team of the Surviving Corporation. It is expected that this program will afford management the ability to invest in the equity of the Surviving Corporation on terms and conditions that have not yet been determined. Some of these investments may be made at the Effective Time. It is also expected that the incentive program will include the grant of restricted stock and options to purchase equity of the Surviving Corporation.

  Additionally, directors and executive officers have interests in the Merger which relate to the receipt of cash in exchange for options to purchase Common Stock; the acceleration of vesting of Restricted Stock Awards and Phantom Stock Unit Awards; the settlement, in cash, of Phantom Stock Unit Awards; and the provision of indemnification and directors' and officers' liability insurance after the Merger. See "The Merger--Interests of Certain Persons in the Merger," "The Merger Agreement--Stock Options, Restricted Stock, Phantom Stock Units" and "--Indemnification and D&O Insurance."

MARKET PRICE OF COMMON STOCK

  The Common Stock is listed on Nasdaq under the symbol "BSPT." On February 13, 1998, the last trading day prior to public announcement of the execution of the Merger Agreement, the last reported sale price of Common Stock, as reported by Nasdaq was $9.00 per share. On April 8, 1998, the last trading day prior to public announcement of the execution of the first amendment to the Merger Agreement, the last reported sale price of Common Stock, as reported by Nasdaq was $8.25 per share. On June 30, 1998, the last trading day prior to the date of this Proxy Statement, the last reported sale price of Common Stock, as reported by Nasdaq was $9.594 per share. For additional information concerning historical market prices of the Common Stock, see "Market Price of Common Stock."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  For information with respect to persons who beneficially owned more than 5% of the outstanding shares of Common Stock at the close of business on the Record Date as well as information with respect to the beneficial ownership of Common Stock by the Company's management see "Security Ownership of Certain Beneficial Owners and Management."

EFFECT ON CONVERTIBLE DEBENTURES

  The Company has commenced a tender offer (the "Debenture Tender Offer") for up to $62.5 million aggregate principal amount of its outstanding 4 1/4% Convertible Subordinated Debentures due 2000 (the "Convertible Debentures"). The Company's obligation to purchase Convertible Debentures validly tendered pursuant to the Debenture Tender Offer is conditioned upon, among other things, the consummation of the Merger and the completion of the Subsidiary Note Offering (as hereinafter defined). There can be no assurance that the transactions contemplated by the Debenture Tender Offer or the Subsidiary Note Offering will be consummated. CONSUMMATION OF THE MERGER IS NOT CONDITIONED UPON THE CONSUMMATION OF THE DEBENTURE TENDER OFFER OR THE SUBSIDIARY NOTE OFFERING. See "The Merger--Effect on Convertible Debentures."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  For certain selected financial data concerning the Company as of and for each of the five years ended June 28, 1997 and for the nine months ended March 28, 1998 and March 29, 1997 see "Selected Historical Consolidated Financial Data."

                              THE SPECIAL MEETING

DATE, PLACE AND TIME

  The Special Meeting will be held at 9:00 a.m., local time, on Tuesday, August 11, 1998 at The Radisson Resort Scottsdale, 7171 N. Scottsdale Road, Scottsdale, Arizona 85253.

PURPOSE

  At the Special Meeting, stockholders of the Company will consider and vote upon the Merger Proposal. Stockholders will also consider such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

  THE BOARD, BASED UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE MERGER PROPOSAL. SEE "SPECIAL FACTORS-- REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD."

RECORD DATE; VOTING RIGHTS

  Only stockholders of record at the close of business on the Record Date, June 30, 1998, are entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement thereof. At the close of business on the Record Date, there were 13,915,436 shares of Common Stock outstanding, each of which entitles the registered holder thereof to one vote on each matter to be voted upon at the Special Meeting.

QUORUM

  The holders of a majority of the shares of Common Stock outstanding and entitled to vote must be present in person or represented by proxy at the Special Meeting in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

  In the absence of a quorum at the Special Meeting, the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting may adjourn the Special Meeting for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes. At any such adjourned meeting at which a quorum may be present, all proxies will be voted in the same manner as such proxies would have been voted at the meeting at which the adjournment is taken, except for any proxies which have theretofore effectively been revoked or withdrawn. At such time as a quorum is present, the Special Meeting will be reconvened without notice to stockholders, other than an announcement at the meeting at which the adjournment is taken, unless the adjournment is for more than thirty days or a new record date has been set.

PROXIES

  Shares of Common Stock represented by properly executed proxies which are received in time for the Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted FOR the Merger Proposal. In addition, the persons designated in such proxies will have discretion to vote upon such other matters as may properly come before the Special Meeting, including, without limitation, the right to vote for any adjournment thereof proposed by the Board to solicit additional proxies.

  Any proxy in the enclosed form may be revoked by the stockholder executing it at any time prior to its exercise by giving written notice thereof to the Secretary of the Company, by signing and returning a later dated proxy or by voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy.

SOLICITATION OF PROXIES

  Proxies are being solicited hereby on behalf of the Board. The entire cost of proxy solicitation for the Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by the Company. In addition to the use of the mail, solicitation may be made by telephone or otherwise by directors, officers and employees of the Company. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal. The Company has retained Georgeson & Company Inc. to aid in the solicitation of proxies. The fees and expenses of Georgeson & Company Inc. are estimated to be $7,500 plus reimbursement of out-of-pocket expenses.

REQUIRED VOTE

  Approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Abstentions and broker non-votes with respect to the Merger Proposal will have the effect of votes cast against the Merger Proposal. At the close of business on the Record Date, the directors and executive officers of the Company owned 3,737,837 shares of Common Stock (approximately 26% of the shares of Common Stock then outstanding) and the Company expects that such shares will be voted in favor of the Merger Proposal. See "Security Ownership of Certain Beneficial Owners and Management."

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

  Any stockholder who does not wish to accept the Merger Consideration has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for, his or her shares of Common Stock, provided that the stockholder fully complies with the provisions of
Section 262 of the DGCL. See "Appraisal Rights of Dissenting Stockholders" and Annex C hereto.

                        PARTIES TO THE MERGER AGREEMENT

THE COMPANY

  Bell Sports Corp. is the leading manufacturer and marketer of bicycle helmets worldwide and a leading supplier of a broad line of bicycle accessories in North America. The Company is also a leading supplier of auto racing helmets and a supplier of bicycle accessories worldwide. Recently, the Company began marketing in-line skating, snowboard, snow skiing and water sport helmets. The Company markets its helmets under the widely recognized BELL(R) and GIRO(R) brand names, and its accessories under such leading brands as BELL(R), BLACKBURN(R), RHODE GEAR(R), VISTALITE(R), COPPER CANYON CYCLING(R) and SPOKE-HEDZ(R). Bell Sports Corp. is a leading supplier of bicycle helmets and accessories to mass merchants, independent bike dealers and mail order catalog businesses, and markets products across all price points. The principal executive offices of the Company are located at 6350 San Ignacio Avenue, San Jose, California 95119 and its telephone number is (408) 574-3400.

HB ACQUISITION

  HB Acquisition is a corporation formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by the Merger Agreement. The principal executive offices of HB Acquisition are located at 600 Atlantic Avenue, 26th Floor, Boston, Massachusetts 02210-2203 and its telephone number is (617) 619-5400.

                                  THE MERGER

BACKGROUND OF THE MERGER

  During the past few years, the Company has engaged in a number of restructuring and acquisition/divestiture-related transactions designed to enhance stockholder value. In 1996, the Company acquired Giro Sport Design, a leading marketer of premium bicycle helmets in the independent bicycle dealer channel of distribution. The addition of the Giro product line enabled the Company to extend its widely-recognized Bell brand of bicycle helmets to the mass merchant channel of distribution, while continuing to offer independent bicycle dealers a dedicated premium brand helmet. The Company also restructured certain of its operations in order to reduce operating costs and enhance profitability. As part of its restructuring efforts, the Company closed its Commack, New York facility in 1996 and consolidated various of its corporate and administrative operations into its San Jose facility. In addition, the Company sold its Service Cycle/Mongoose business in April 1997 and its SportRack business in July 1997.

  In late Summer of 1997, the Board of Directors commenced discussions with NationsBanc Montgomery regarding its concern that, notwithstanding the Company's efforts to enhance stockholder value, the trading price of the Common Stock had remained relatively flat and did not reflect the full value of the Company. In September, 1997 the Board and NationsBanc Montgomery discussed strategic alternatives that might be available to the Company to maximize stockholder value. The discussion focused on four principal scenarios: a sale of the Company scenario; an internal recapitalization scenario in which the Company would repurchase a substantial portion of its outstanding shares; a debt repurchase scenario in which the Company would repurchase the Convertible Debentures; and a status quo scenario in which the Company would continue its current operations under its existing capital structure. NationsBanc Montgomery's financial analysis indicated that, of the strategic alternatives discussed, a possible sale of the Company, particularly if conducted through an auction process, would likely result in the greatest value to stockholders. In summarizing its financial analysis, NationsBanc Montgomery noted that recent acquisitions involving branded products companies demonstrated that significant interest, particularly among financial buyers, exists for such companies with strong market positions. It was noted further that an auction process would likely result in the Company reaching the broadest group of potentially interested parties and would also create the potential for a competitive bidding process that could yield the highest value to stockholders. The Board of Directors discussed these alternatives and decided to initiate the process of exploring such alternatives further.

  On September 10, 1997, the Company issued a press release announcing that its Board of Directors had retained NationsBanc Montgomery to explore strategic alternatives available to the Company to maximize stockholder value. In the press release, the Company indicated that such alternatives included a possible sale of the Company. During the weeks immediately following this public announcement, the Company and, at the Board's direction, NationsBanc Montgomery began to contact potentially interested parties to determine whether such parties had an interest in receiving detailed financial and other information relating to the Company. Sixty parties either contacted or were contacted during this stage of the process. The 60 parties included 12 parties deemed to be "strategic" parties because they were already engaged in a bicycle-related or other sporting goods business and 48 "financial" parties consisting primarily of private equity/ buy-out funds or similar investment groups. Of such 60 parties, 36 parties requested and received information regarding the Company. Each of the parties receiving information was asked to submit to NationsBanc Montgomery, on or before November 5, 1997, written preliminary indications of interest for a transaction involving the Company.

  As of November 6, 1997, NationsBanc Montgomery had received four written preliminary indications of interest, consisting of indications of interest from Harvard Private Capital, Brentwood and two other financial parties. The indications of interest contemplated preliminary transaction prices ranging in estimated value from $8.50 to $12.00 per share with the highest preliminary value being proposed by Harvard Private Capital. Two strategic parties declined to submit written preliminary indications of interest, but indicated orally preliminary interest in a transaction with the Company at a price not exceeding $10.00 per share.

  Following review of such indications of interest, the Board of Directors authorized the Company to permit interested parties to begin extensive due diligence review of the Company and to meet with the Company's management. During November and December of 1997, all parties expressing some level of interest in the Company were offered an opportunity to conduct due diligence. The two strategic parties and one of the financial parties declined to proceed with the due diligence process. Harvard Private Capital, Brentwood and the other remaining financial party (the "Third Interested Party") proceeded to conduct due diligence. During the due diligence stage, the Third Interested Party advised NationsBanc Montgomery that it was lowering its proposed price range to between $9.50 and $10.00 per share. During this period, Harvard Private Capital and Brentwood also indicated that they would be submitting a single proposal.

  In December 1997, NationsBanc Montgomery furnished Harvard Private Capital, Brentwood and the Third Interested Party a letter requesting that definitive proposals for a business combination involving the Company be submitted to NationsBanc Montgomery by January 12, 1998 and setting forth certain procedures applicable to the submission of proposals. This letter was accompanied by a draft merger agreement that each of the interested parties was invited to mark-up to reflect its comments and to submit with its proposal.

  On December 19, 1997, Harvard Private Capital and Brentwood, together, submitted to the Company a single preliminary proposal at $10.00 per share (the "Preliminary Proposal") for a recapitalization transaction involving the acquisition by HB Acquisition of 94% of the Company's outstanding shares. The proposal was subject to various conditions, including that (i) certain principal stockholders participate in the recapitalization by "rolling over" to HB Acquisition a portion of their equity in the Company and (ii) HB Acquisition be permitted on an exclusive basis, to complete its due diligence and arrange its debt financing for the transaction. The Preliminary Proposal indicated that it would expire on December 30, 1997 if not accepted by the Company.

  During the period December 19, 1997 to December 21, 1997, the Company's directors, management and financial and legal advisors held numerous discussions to review the Preliminary Proposal. While, based on discussions with the initially interested parties, it appeared unlikely that the Third Interested Party or any of the previously interested parties would submit a proposal at a price higher than HB Acquisition's $10.00 per share proposal, it was determined to be in the interest of the Company to continue to negotiate with Harvard Private Capital and Brentwood regarding HB Acquisition's willingness to pay a higher price. Accordingly, the Company's Board of Directors determined to reject the Preliminary Proposal and to advise Harvard Private Capital and Brentwood that a higher price would be required to commence negotiations with the Company. In connection with such rejection, the Company also advised Harvard Private Capital and Brentwood that any proposal submitted should provide for the acquisition of all of the Company's outstanding shares.

  On December 22, 1997, Harvard Private Capital and Brentwood, together, submitted a revised preliminary proposal to the Company providing for a similar recapitalization transaction in which 94% of the Company's outstanding shares would be acquired by HB Acquisition at a price of $10.50 per share (the "Revised Preliminary Proposal"). The Revised Preliminary Proposal continued to be subject to various conditions, including that (i) certain principal stockholders rollover equity into HB Acquisition, (ii) HB Acquisition be provided an exclusive due diligence period to complete its review of the Company and arrange the debt financing for the transaction and (iii) the Company pay HB Acquisition a 3% of transaction value break-up fee in the event that the Company declined to proceed with the HB Acquisition transaction. The Revised Preliminary Proposal contained an expiration date of December 30, 1997.

  Following receipt of the Revised Preliminary Proposal, the Company and, at the Board's direction, NationsBanc Montgomery, engaged in various discussions with Harvard Private Capital and Brentwood as the representatives of HB Acquisition to determine whether HB Acquisition would be willing to submit a higher offer. These discussions failed to result in a higher proposal from HB Acquisition. The discussions with Harvard Private Capital and Brentwood also focused on the "rollover" aspect of the transaction and led to the conclusion that some level of equity rollover was an essential condition to HB Acquisition's willingness to proceed with the transaction. At the same time as these discussions were occurring with Harvard Private Capital and Brentwood, the Company and, at the Board's direction, NationsBanc Montgomery, contacted each of the other parties, both financial and strategic, that had previously submitted an indication of interest involving the Company to determine if an offer higher in value than the Revised Preliminary Proposal could be obtained. Each of the interested parties contacted indicated that it would not be interested above the $10.00 per share level. However, one strategic party indicated a preliminary interest in investing in a management-led buyout transaction at a price not exceeding $10.50 per share.

  On December 29, 1997, certain members of the Company's Board of Directors participated in a telephone conference with the Company's management and its financial and legal advisors to discuss the Revised Preliminary Proposal. Following the conference, the Company advised Harvard Private Capital and Brentwood that it was unwilling to grant HB Acquisition the exclusive dealing rights or the break-up fee requested, but that the remaining terms of the proposal would be reviewed by the Company's Board of Directors at its regularly scheduled meeting to be held on January 5, 1998. Harvard Private Capital and Brentwood indicated that the Board, in reviewing this matter, should be advised that Harvard Private Capital and Brentwood would be willing to complete the due diligence necessary to submit a definitive proposal only if the Company would agree that, in the event the Company elected not to proceed with that proposal, the Company would reimburse HB Acquisition for certain expenses incurred.

  At the January 5, 1998 meeting, the Company's Board of Directors reviewed the Revised Preliminary Proposal with the Company's management and financial and legal advisors. It was noted at the meeting that the Revised Preliminary Proposal represented the only acquisition proposal received that had a value in excess of $10.00 per share and that, of the alternatives to the Revised Preliminary Proposal considered by the Board, only the internal recapitalization scenario indicated a range of value that, in the best case, would approximate the value provided by the Revised Preliminary Proposal. It was noted, however, that the internal reorganization scenario involved operating, execution and market risk and that given the Company's historical performance, the competitive marketplace for its products and the effects of possible changing economic and market conditions, the internal reorganization scenario could result in a value for stockholders of less than $10.50 per share. The Board concluded that the Revised Preliminary Proposal represented the best value reasonably achievable in the circumstances and that it was in the best interests of the Company and its stockholders that HB Acquisition be provided an opportunity to complete its due diligence and submit a definitive offer. In order to induce HB Acquisition to complete such due diligence and submit such offer, the Board authorized the Company to reimburse HB Acquisition for up to $500,000 of expenses incurred in such process if HB Acquisition submitted a definitive offer on or before January 30, 1998 at a price of not less than $10.50 per share and the Company elected not to proceed with such offer. Subsequent to the Board meeting, a letter to this effect was delivered to Harvard Private Capital and Brentwood as the representatives of HB Acquisition and HB Acquisition commenced such additional due diligence.

  During the month of January 1998, HB Acquisition engaged in an extensive due diligence review of the Company and held discussions with Mr. Lee and Ms. George regarding HB Acquisition's requirements with respect to the proposed rollover. During this same period, the Company and, at the Board's direction, NationsBanc Montgomery, continued to analyze possible alternatives to the Revised Preliminary Proposal, including a possible internal recapitalization of the Company.

  On January 30, 1998, Harvard Private Capital and Brentwood, together, submitted to the Company a proposal pursuant to which HB Acquisition would acquire up to 94% of the outstanding shares of Common Stock in a recapitalization transaction at a cash purchase price of $10.50 per share (the "January 30 Proposal"). The January 30 Proposal was accompanied by a draft of a proposed agreement of plan of recapitalization and merger and a financing commitment letter from SG. The proposed obligations of HB Acquisition under the January 30 Proposal were subject to various conditions, including stockholder approval on the part of the Company, the receipt of adequate financing pursuant to such commitment letter, the absence of a material adverse change affecting the Company, the absence of litigation, the ability to qualify for recapitalization accounting treatment and the entry by HB Acquisition of (i) satisfactory employment agreements with Mr. Lee and Ms. George and (ii) stockholder agreements with Mr. Lee, Ms. George and CBCI. The January 30 Proposal also contemplated a termination fee of $2.5 million payable by the Company in various events.

  On the evening of January 30, 1998, the Board of Directors of the Company held a telephone conference with the Company's management and legal and financial advisors to receive an update on the January 30 Proposal. Mr. Lee and Ms. George advised the Board that, due to HB Acquisition's continuing requirement that they invest in the surviving corporation for recapitalization accounting and other business purposes, Mr. Lee and Ms. George were prepared to rollover a portion of their equity in the Company to facilitate a transaction at the $10.50 per share level. In addition, Arnold L. Chavkin and Michael R. Hannon, directors of the Company and general partners of Chase Capital Partners, an affiliate of CBCI, advised the Board that Harvard Private Capital and Brentwood had made inquiries of CBCI regarding its interest in rolling over a portion of the shares held by CBCI, although no understanding on this subject had been reached. In light of the possible continuing involvement by Mr. Lee and CBCI in the Surviving Corporation, and based on the advice of counsel, the Board determined it advisable that a special committee of disinterested directors be appointed to review the January 30 Proposal and oversee and direct future negotiations with HB Acquisition. Accordingly, the Special Committee was appointed for such purpose and authorized to retain its own advisors and, thereafter, retained separate legal counsel. The Special Committee consists of the following members of the Board: Messrs. Matthews (Chairman), Kiely, Manko, Winter and Wright.

  On February 5, 1998, the Special Committee held a meeting to review the January 30 Proposal. At the meeting, the Special Committee determined that it was not desirable to retain a separate investment advisor in light of the detailed work performed by NationsBanc Montgomery and the Special Committee's confidence in NationsBanc Montgomery's competence, independence and diligence. Thereafter, NationsBanc Montgomery reviewed with the Special Committee the process that had resulted in the receipt of the January 30 Proposal, the economic and other terms of the January 30 Proposal and some of the strategic alternatives available to the Company. Similar to previous discussions with the Board, the NationsBanc Montgomery presentation on February 5 focused on valuing the Company under four strategic alternative scenarios basing its analysis on forecasts provided by the Company, as adjusted by NationsBanc Montgomery. The first scenario (the "Sale of the Company Scenario") assumed the sale of all of the Company's outstanding shares in exchange for cash or securities. A second scenario (the "Internal Recapitalization Scenario") assumed that the Company would pursue a partial recapitalization of the Company through the repurchase of $70 million of its outstanding shares using available cash and bank borrowings. The third scenario (the "Debt Repurchase Scenario") assumed that the Company would apply its available cash to repurchase approximately $30 million to $40 million of its outstanding Convertible Debentures. The final scenario (the "Status Quo Scenario") assumed that the Company would continue its current business plan, operations and management.

  With respect to the Sale of the Company Scenario, it was noted that the Company had publicly announced its intention to explore strategic alternatives, including a possible sale of the Company, and had conducted a broad auction process that resulted in 60 parties either contacting or being contacted by the Company or, at the Board's direction, NationsBanc Montgomery. Of these 60 parties, only Harvard Private Capital and Brentwood, together, had submitted a single definitive offer for the Company and Harvard Private Capital and Brentwood had raised their joint offer from $10.00 per share to $10.50 per share following negotiations with the Company. It was also noted that other parties initially expressing interest in the Company had confirmed that they had no interest at the $10.50 per share level. It was noted that the Sale of the Company Scenario would enable the Company's stockholders to gain greater liquidity at a premium to market value as compared to other alternatives and current public market valuations and would eliminate risk associated with operations and future industry and market conditions although the Company would lose the ability to use public equity as consideration for further acquisitions.

  The financial analysis based on Company forecasts as adjusted by NationsBanc Montgomery regarding the Internal Recapitalization Scenario under a best case analysis suggested an implied value of $10.91 per share, but the high operating risk over the period involved reduced the chance of reaching the higher end of the value range. It was further noted that the Company has a recent history of weak operating performance and that future liquidity could be limited by changes in the future capital markets and the limited float in its shares remaining outstanding.

  The Debt Repurchase Scenario indicated an implied present value per share of between $9.06 and $9.20. It was further noted that, even at the high end of this value range, this scenario delivered the lowest value to stockholders compared to other alternatives reviewed and left the Company in the position of borrowing at higher interest rates to finance future growth.

  The Status Quo Scenario indicated an implied present value of $9.19 per share, the Company's then current trading price. It was noted that the financial markets' perception of the Company was being impacted by the lack of stock research analyst coverage, the Company's small base of institutional stockholders, the Company's weak performance in past periods and the recent struggles of bicycle and sporting goods companies having the effect of depressing price/earnings ratios and reducing investor interest in the sporting goods sector. Factors also cited as affecting the Company's stock price were the Company's limited upside potential domestically due to the Company's existing strong domestic market penetration, the execution risk from the Company's attempt to enter new, highly competitive markets and the softening outlook for bicycle sales.

  As part of its presentation, NationsBanc Montgomery also reviewed with the Special Committee the valuation methodologies it would be likely to apply in evaluating the fairness, from a financial point of view, of the consideration offered to the Company's stockholders by the January 30 Proposal.

  The presentation concluded with a recommendation by NationsBanc Montgomery based on its financial analysis and Company forecasts as adjusted by NationsBanc Montgomery that the Company continue to pursue a sale of the Company for the following reasons: (i) compared to other alternatives, and based on the detailed sales process conducted by the Company, and at the Board's direction, NationsBanc Montgomery, a sale offered stockholders the greatest risk-adjusted value, (ii) the January 30 Proposal's $10.50 per share price appeared to be the best value reasonably available to the stockholders of the Company in light of the detailed sales process conducted by the Company, and at the Board's direction, by NationsBanc Montgomery, the trading comparables, comparable transactions and the trading price of the shares,
(iii) the financial markets have exhibited a lack of interest in the Company and the sporting goods sector and (iv) the January 30 Proposal was derived from a broad, publicly announced auction process.

  Following the NationsBanc Montgomery presentation and related discussion at the February 5 meeting, the Special Committee authorized the Company to enter into negotiations with HB Acquisition with respect to the January 30 Proposal. These negotiations continued through the early morning on February 17, 1998. During this period, the Special Committee held various telephone conference calls to review the status of the negotiations. The Special Committee held a meeting on the evening of February 16, 1998 to receive an update of NationsBanc Montgomery's financial analysis on the proposed transaction (including its fairness opinion presentation) and a review of the then current draft of the proposed Merger Agreement and remaining open issues. On the morning of February 17, 1998, the negotiations culminated in an agreement as to the final terms of the Merger Agreement. The Special Committee met thereafter with its counsel and NationsBanc Montgomery. At such meeting, NationsBanc Montgomery delivered to the Special Committee its fairness opinion as to the transaction and the Special Committee determined to recommend the Merger Agreement to the Board of Directors for approval. Immediately following the meeting of the Special Committee, the Board of Directors of the Company met and, based upon the recommendation of the Special Committee, approved the Merger Agreement. The Board of Directors also approved the Merger Agreement for purposes of Article ELEVENTH of the Company's Certificate of Incorporation and Article 14 of the Indenture dated as of November 15, 1993 between the Company and Harris Trust and Savings Bank, Trustee (the "Indenture") relating to the Convertible Debentures, and approved an amendment to the Company's Stockholders Rights Agreement dated as of September 22, 1994, as amended by First Amendment to Stockholders Rights Agreement dated as of February 15, 1995 (collectively, the "Rights Agreement") to provide that, among other things,
(i) the Rights would not separate or otherwise become exercisable and HB Acquisition would not become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution or delivery of the Merger Agreement by the Company, the public announcement of such execution and delivery or the performance or agreement by the Company to effect the Merger in accordance with the terms of the Merger Agreement or the performance of its obligations thereunder and (ii) the Rights would cease to be exercisable at or after the Effective Time. Such amendment to the Rights Agreement was then executed. The Merger Agreement was then executed and a press release was issued by the Company announcing the execution of the Merger Agreement.

  On February 19, 1998, the Company advised HB Acquisition that a purported class action lawsuit had been filed against the Company, its directors and HB Acquisition in Delaware state court relating to the transactions contemplated by the Merger Agreement. On February 20, 1998, the Company further advised HB Acquisition that an uninsured verdict of $6.8 million had been rendered that day against the Company in a product liability action involving a motorcycle helmet manufactured by the Company (the "Wandel Verdict"). A press release regarding these events was thereafter issued by the Company.

  The Wandel Verdict led HB Acquisition to request further information regarding the status of the Company's pending and threatened product liability actions, its manufacturing process, its quality control procedures and its insurance coverage. During the period from February 21, 1998 through April 8, 1998, the Company met several times with representatives of HB Acquisition and furnished various information to HB Acquisition relating to product liability matters. During the later stage of this period, HB Acquisition began to suggest that the Wandel Verdict had a material adverse affect on the value of the Company and that HB Acquisition might be unwilling to proceed with the proposed transaction absent a purchase price adjustment. These suggestions led to negotiations regarding HB Acquisition's rights to terminate the Merger Agreement and the price at which it was willing to proceed. During these negotiations, HB Acquisition requested a reduction of $.90 per share in the proposed merger consideration, which request was rejected by the Special Committee. Ultimately, these negotiations led to a proposed amendment to the Merger Agreement that reduced the merger consideration to $10.25 per share (a $.25 per share reduction) and provided that the Wandel Verdict would not constitute or be deemed or alleged to constitute a Material Adverse Change (as hereinafter defined) or Material Adverse Effect (as hereinafter defined) with respect to the Company. During the negotiations, HB Acquisition also consented to a request by Mr. Lee to be released from any obligation to rollover equity in the Company into the Surviving Corporation.

  On April 8, 1998, the Special Committee met to review the proposed amendment to the Merger Agreement. At such meeting, NationsBanc Montgomery made a presentation and delivered a new fairness opinion to the Special Committee regarding the financial fairness of the $10.25 per share merger consideration. As part of such presentation, NationsBanc Montgomery noted that trading prices for the sporting goods sector had decreased since the time of its February 17, 1998 fairness opinion and that the benefits to the Company's stockholders of the $10.25 per share price had improved relative to trading comparables. It was further noted that the Wandel Verdict, the possibility that a related judgment would be entered against the Company and the costs associated therewith, and softness in the Company's Spring 1998 sales could also be expected to adversely affect the value of strategic alternatives and the value that any other interested party might be willing to pay. NationsBanc Montgomery noted that based on these factors, and the factors previously reviewed with the Special Committee, the $10.25 per share price appeared to be the best value reasonably available to the stockholders of the Company.

  Following the NationsBanc Montgomery presentation, the Special Committee determined to recommend that the Company's Board of Directors approve the Merger Agreement, as amended. Immediately thereafter, the Board of Directors of the Company approved the Merger Agreement, as amended. The amendment to the Merger Agreement was then executed by the Company and HB Acquisition and a press release announcing the same was issued by the Company.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD

  (a) The Board of Directors, at a meeting held on April 8, 1998, determined, based upon the recommendation of the Special Committee and the Board's consideration of all of the factors considered by the Special Committee as described below, that the Merger is advisable and in the best interests of the Company and its stockholders. At such meeting, the Board of Directors, based upon the recommendations of the Special Committee and the Board's consideration of such factors, approved the Merger Agreement and the Merger.

  (b) The members of the Board believe that the factors considered by the Special Committee operate both individually and in combination to support their determination that the Merger is advisable and in the best interests of the Company and its stockholders. In determining to recommend to the Board of Directors that it approve the Merger Agreement, and in determining the fairness of the terms of the Merger, the Special Committee considered the factors set forth below, each of which, in the Special Committee's view, supported the Special Committee's determination to recommend the Merger.

    (1) The current and historical financial condition and results of operations of the Company.

    (2) The projected financial condition, results of operations, prospects and strategic objectives of the Company, as well as the risks involved in achieving those prospects and objectives in the sporting goods industry under current, as well as expected future, economic and market conditions.

    (3) The presentation of NationsBanc Montgomery's financial analysis as to the strategic alternatives available to the Company to maximize stockholder value, and NationsBanc Montgomery's recommendation that the Merger offers stockholders of the Company the greatest risk-adjusted value of any of such alternatives.

    (4) The discussions between NationsBanc Montgomery and the Board of Directors at its meeting on January 5, 1998 and the presentations of NationsBanc Montgomery to the Special Committee at its meetings on February 5, 1998 and February 16, 1998 and confirmed by NationsBanc Montgomery to the Special Committee at its meeting on February 17, 1998, as to various financial matters deemed relevant to the Board's or Special Committee's consideration, including, among other things, (a) an analysis of certain historical business and financial information relating to the Company, (b) a review of public information with respect to certain other companies believed to be relevant to the business of the Company, (c) a review of various financial forecasts and other data provided to NationsBanc Montgomery by the Company related to its business, (d) a review of the historical stock prices and trading volumes of shares of the Company's Common Stock, (e) a review of comparable transactions and premiums paid in such transactions and (f) a discounted cash flow valuation of the Company.

    (5) The fact that the $10.25 per share to be received by the Company's stockholders in the Merger represents an approximately 11% premium over the closing market price of $9.25 per share on September 10, 1997 (the last trading day prior to the Company's public announcement that it had retained NationsBanc Montgomery to study strategic alternatives for the Company) and an approximately 14% premium over the closing market price of $9.00 per share on February 13, 1998 (the last trading day prior to public announcement of the execution of the Merger Agreement).

    (6) The relationship of the Merger Consideration to the respective historical market prices of the Company's shares and to the Company's book value per share.

    (7) Discussions (described above under "--Background of the Merger") with, and the terms of any expressions of interest received from, other parties as to possible transactions as a result of contacts initiated by or made to the Company or NationsBanc Montgomery.

    (8) The fact that the offer from HB Acquisition was the only definitive offer received following the Company's public announcement of its intent to explore strategic alternatives, including a possible sale of the Company and the history of negotiations with Harvard Private Capital and Brentwood that, among other things, led to an increase in HB Acquisition's preliminary proposal from $10.00 per share to $10.50 per share and the belief by the Board of Directors and the Special Committee that the $10.50 per share (as subsequently revised to $10.25 per share) was the highest price that HB Acquisition would agree to pay.

    (9) The fact that the Company and, at the Board's direction, NationsBanc Montgomery, conducted a broad auction process with respect to seeking offers for the Company.

    (10) The Board's and the Special Committee's view, after consultation with management, counsel to the Company, counsel for the Special Committee and NationsBanc Montgomery, regarding the likelihood of the existence of other viable offers on terms as favorable as those provided by the Merger.

    (11) The written opinion, dated April 8, 1998, of NationsBanc Montgomery to the Special Committee that, based upon and subject to various considerations and assumptions set forth therein, from a financial point of view the proposed consideration to be received by the stockholders in connection with the Merger is fair to the stockholders as of April 8, 1998. A copy of the opinion rendered by NationsBanc Montgomery to the Special Committee, setting forth the procedures followed the matters considered, the scope of the review undertaken and the assumptions made by NationsBanc Montgomery in arriving at its opinion, is attached to this Proxy Statement as Annex B and incorporated herein by reference.

    (12) The terms and conditions of the Merger Agreement and the course of the negotiations resulting in the amendment and execution thereof, including the terms of the Merger Agreement that permit the Board of Directors, in the exercise of its fiduciary duties, (a) to furnish information to or participate in negotiations with any third party that requests such information or initiates such discussions or negotiations, pursuant to appropriate confidentiality agreements, in connection with any proposal, offer or inquiry or relating to any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Company or any of its subsidiaries, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, any material debt or equity investment in the Company or any recapitalization transaction or any tender offer or exchange offer for 20% or more of outstanding shares of the Company or any of its subsidiaries (although the Company is not permitted by the Merger Agreement to solicit or initiate any such third party inquiry, proposal or offer or negotiations regarding the same), and (b) to terminate the Merger Agreement in certain circumstances. The Board of Directors noted that the Merger Agreement provides that, in certain circumstances, the Company would be obligated to pay HB Acquisition a termination fee of $2,500,000 and expenses of up to an aggregate of $500,000 and that such payment would be HB Acquisition's exclusive remedy for any breach relating to such termination.

    (13) The fact that the Merger cannot be consummated unless the approval of the holders of at least a majority of the outstanding shares of Common Stock is obtained.

    (14) The likelihood that the proposed acquisition would be consummated, including the likelihood of satisfaction of the conditions to the Merger contained in the Merger Agreement, the experience, reputation and financial condition of Harvard Private Capital and Brentwood and the risks to the Company if the Merger was not consummated.

  The Special Committee and the Board did not assign relative weights to the above factors or determine that any factor was of significant importance. Rather, the Special Committee and the Board viewed their position and recommendations as being based on the totality of the information presented to and considered by them, except that particular consideration was placed on (i) the opinion of NationsBanc Montgomery that, as of the date of the opinion, the $10.25 per share merger consideration to be received by the Company's stockholders (other than CBCI and Ms. George) in the Merger was fair to such stockholders from a financial point of view and (ii) the active arm's length bargaining that had occurred between the Company, under the supervision and direction of the Special Committee, on the one hand, and HB Acquisition and its affiliates on the other hand, that resulted in the $10.25 per share merger consideration, which the members of the Special Committee believed was the highest price that HB Acquisition would agree to pay. While the Special Committee and the Board noted that certain of the individual analyses contained in the NationsBanc Montgomery presentation and opinion were, in the judgment of the Special Committee and the Board of Directors, more supportive of their decision to approve the Merger than others, and that the premiums paid analysis contained in the NationsBanc Montgomery presentation and opinion appeared to be less supportive of their decision to approve the Merger, both the Special Committee and the Board considered the totality of the presentation and the opinion in determining whether the Merger was fair from a financial point of view.

  The Special Committee and the Board recognized that, as a result of the proposed Merger, stockholders of the Company (other than CBCI and Ms. George) would cease to have an interest in an ongoing corporation with potential for future growth, and the Special Committee and the Board therefore gave consideration to the Company's results of operations and current forecasts of future revenues and earnings in reaching its determination to approve the Merger Agreement. The Special Committee and the Board also recognized that

CBCI and Ms. George would have an opportunity, subject to the risks of the Surviving Corporation's business and in consideration of their ongoing service to the Surviving Corporation, to benefit from any increases in the value of the Surviving Corporation following the Merger. The Special Committee and the Board recognized that this represented a potential conflict between the interests of CBCI and Ms. George and the Company's other stockholders. However, the Special Committee and the Board recognized that the proposed structure for the Merger was a requirement imposed by HB Acquisition and that HB Acquisition was willing to enter into the Merger Agreement only if satisfactory arrangements for the retention of, and equity reinvestment by, management and certain principal stockholders could be put in place. See "-- Interests of Certain Persons."

OPINION OF FINANCIAL ADVISOR

  Pursuant to an engagement letter dated January 30, 1997, as amended (the "Engagement Letter"), the Special Committee of the Company retained NationsBanc Montgomery to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement. NationsBanc Montgomery is a nationally recognized investment banking firm and, as part of its activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected NationsBanc Montgomery as its financial advisor on the basis of NationsBanc Montgomery's experience and expertise in transactions similar to the Merger, its expertise in the sporting goods industry, its reputation in the investment community and its historical investment banking relationship with the Company. The Special Committee was aware of the involvement of NationsBanc Montgomery in the process prior to the January 30 Proposal and determined that it was not desirable to retain a separate investment advisor in light of the detailed work on the transaction performed by NationsBanc Montgomery and the Special Committee's confidence in NationsBanc Montgomery's competence, independence and diligence.

  On February 17, 1998, NationsBanc Montgomery delivered to the Special Committee its oral opinion, subsequently confirmed in writing as of the same date, that the consideration to be received by the holders of Common Stock pursuant to the Merger Agreement (in the form executed on February 17, 1998 and prior to the April 8, 1998 amendment thereto) was fair to such holders, other than CBCI, Inc., Mr. Lee and Ms. George, from a financial point of view, as of that date. On April 8, 1998, NationsBanc Montgomery delivered to the Special Committee a second oral opinion, subsequently confirmed in writing as of that date (the "Opinion"), that the consideration to be received by the holders of Common Stock pursuant to the Merger Agreement was fair to such holders, other than CBCI and Ms. George, from a financial point of view, as of that date. In both cases, the amount of such consideration was determined pursuant to negotiations between the Company and HB Acquisition and not pursuant to recommendations from NationsBanc Montgomery. No limitations were imposed by the Special Committee on NationsBanc Montgomery with respect to the investigations made or procedures followed in rendering its Opinion.

  THE FULL TEXT OF NATIONSBANC MONTGOMERY'S OPINION TO THE SPECIAL COMMITTEE IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT. THE FOLLOWING SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE OPINION ADDRESSES ONLY THE FINANCIAL FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER OR ANY ALTERNATIVES TO THE MERGER, THE UNDERLYING DECISION OF THE SPECIAL COMMITTEE TO PROCEED WITH OR EFFECT THE MERGER OR ANY OTHER ASPECT OF THE MERGER.

  In connection with the Opinion, NationsBanc Montgomery, among other things:
(i) reviewed publicly available financial and other data with respect to the Company, including the consolidated financial statements for recent years and interim periods to December 27, 1997 and certain other relevant financial and operating data relating to the Company made available to NationsBanc Montgomery from published sources and from the internal records of the Company; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, the Common Stock; (iv) compared the Company from a financial point of view with certain other companies in the sporting goods industry which NationsBanc Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the sporting goods industry which NationsBanc Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company, furnished to NationsBanc Montgomery by them, including financial forecasts and related assumptions of the Company; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with the Company's counsel and counsel for the Special Committee; and (viii) performed such other analyses and examinations as NationsBanc Montgomery deemed appropriate. NationsBanc Montgomery also assumed that HB Acquisition will be provided with the funds necessary to consummate the Merger.

  In connection with its review, NationsBanc Montgomery did not assume any obligation independently to verify the foregoing information and relied on its being accurate and complete in all material respects. With respect to the financial forecasts for the Company provided to NationsBanc Montgomery by its management, upon their advice and with the consent of the Special Committee, NationsBanc Montgomery assumed for purposes of the Opinion that, subject to the following sentence, the forecasts were reasonably prepared on bases reflecting the best available estimates and judgment of the Company's management at the time of preparation as to the future financial performance of the Company and that they provided a reasonable basis upon which NationsBanc Montgomery could form its Opinion. With respect to the forecasts for the Company provided to NationsBanc Montgomery by its management, for purposes of its analyses NationsBanc Montgomery adjusted such forecasts to reflect more conservative assumptions than those made by management of the Company regarding new market opportunities including overseas market expansion and new product development, benefits from restructuring and improvement of general industry conditions. NationsBanc Montgomery discussed the adjusted forecasts with management of the Company and the Company acknowledged NationsBanc Montgomery's use of such adjusted forecasts in arriving at its Opinion. NationsBanc Montgomery also assumed that there were no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of its last financial statements made available to NationsBanc Montgomery. NationsBanc Montgomery relied on advice of counsel to the Special Committee, and counsel to the Company as to all legal matters with respect to the Company, the Merger and the Merger Agreement, including the legal status of litigation involving the Company and independent accountants to the Company as to financial reporting matters with respect to the Company. NationsBanc Montgomery assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, NationsBanc Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor was NationsBanc Montgomery furnished with any such appraisals. Finally, NationsBanc Montgomery's Opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to NationsBanc Montgomery as of, the date of the Opinion. Accordingly, although subsequent developments may affect the Opinion, NationsBanc Montgomery has not assumed any obligation to update, revise or reaffirm the Opinion.

  Set forth below is a brief summary of the report presented by NationsBanc Montgomery to the Special Committee on April 8, 1998 in connection with its Opinion.

  Comparable Company Analysis. Based on public and other available information, NationsBanc Montgomery calculated the multiples of aggregate value (defined as equity value plus debt less cash and cash equivalents) to last twelve months ("LTM") revenues, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA"), for 5 companies engaged in the manufacture of bicycles and bicycle accessories. Such analysis indicated the following median multiples: a range of 0.4x to

1.3x LTM revenues, with a median of 0.8x; a range of 4.9x to 13.6x LTM EBIT, with a median of 7.8x; and a range of 3.8x to 9.1x LTM EBITDA, with a median of 7.1x. NationsBanc Montgomery noted that the consideration to be received by holders of the Company's common stock in connection with the Merger implied multiples of 1.05x LTM revenues, 14.8x LTM EBIT, and 9.6x LTM EBITDA for the Company. This analysis indicated a per share value range of $3.23 to $7.88.

  Comparable Transactions Analysis. Based on public and other available information NationsBanc Montgomery calculated the multiples, where available, of aggregate value to LTM revenues and LTM EBIT for the target company implied in 63 acquisitions of comparable sporting goods companies that have been announced since January 29, 1990. Such analysis yielded the following median and mean multiples, respectively: a range of 0.2x to 3.7x LTM revenues, with a mean of 1.3x and a median of 1.0x; a range of 5.1x to 16.0x LTM EBIT, with a mean of 11.6x and a median of 12.5x. NationsBanc Montgomery noted that the aggregate value of the Company implied by the Merger yielded multiples of 1.05x LTM revenues and 14.8x LTM EBIT. This analysis equated to a range of per share value of $7.10 to $7.96.

  No other company or transaction used in the comparable company or comparable transactions analysis as a comparison is identical to the Company, HB Acquisition or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which the Company and the Merger are being compared.

  Discounted Cash Flow Analysis. NationsBanc Montgomery applied a discounted cash flow analysis to the financial cash flow forecasts for the Company for fiscal years 1998 through 2002, as estimated by the Company management. In conducting this analysis, NationsBanc Montgomery first calculated the present values of the forecasted cash flows. Second, NationsBanc Montgomery estimated the present value of the aggregate value of the Company at the end of 2002 by applying multiples to the Company's estimated EBITDA, which multiples ranged from 5.0x to 7.0x. Such cash flows and aggregate values were discounted to present values using discount rates ranging from 20% to 30%, chosen to reflect a return that would be expected for a company with a similar risk profile. NationsBanc Montgomery noted that the aggregate value of the Company implied by the Merger yielded a multiple of 9.6x LTM EBITDA. On a per share basis, this analysis implied a value between $4.52 per share and $9.57 per share.

  Premiums Paid Analysis. NationsBanc Montgomery reviewed the consideration paid in 99 comparable U.S. acquisitions involving aggregate value greater than $100 million announced between January 1, 1997 and January 23, 1998. NationsBanc Montgomery calculated the premiums paid or offered in these transactions over the applicable stock price of the target company one day, one week and four weeks prior to the announcement of the acquisition offer, and then calculated the median and mean of those premiums. These calculations yielded median and mean premiums paid of 21.2% and 26.8% one day prior to announcement, 29.9% and 32.5% one week prior to announcement, and 34.7% and 38.3% four weeks prior to announcement. As a result of the protracted nature of the process leading up to the Merger, NationsBanc Montgomery determined that such calculations did not provide an accurate comparison to the premium to be paid in the Merger above the Company's stock price one day, one week and four weeks prior to announcement. Rather, NationsBanc Montgomery believed that comparing the consideration to be paid in the Merger to the one-year average price for the Company provided a more accurate comparison. NationsBanc Montgomery noted that the premium paid above the one-year average price for the Company is 24.4%. This valuation methodology implied a per share range of $9.98 and $10.64.

  While the foregoing summary describes all analyses and examinations that NationsBanc Montgomery deems material to its Opinion, it is not a comprehensive description of all analyses and examinations actually conducted by NationsBanc Montgomery. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Special Committee. In addition, NationsBanc

Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery's view of the actual value of the Company.

  In performing its analyses, NationsBanc Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by NationsBanc Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of NationsBanc Montgomery's analysis of the financial fairness of the consideration to be received by the holders of Common Stock pursuant to the Merger and were provided to the Special Committee in connection with the delivery of NationsBanc Montgomery's Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

  As described above, NationsBanc Montgomery's Opinion and presentation to the Special Committee were among the many factors taken into consideration by the Special Committee in making its determination to approve, and to recommend that the Company's stockholders approve, the Merger.

  Pursuant to the Engagement Letter, the Company agreed to pay NationsBanc Montgomery a transaction fee contingent upon the consummation of the Merger or other sale of the Company. The Special Committee was aware of this fee structure. Based on the terms of the Merger, this transaction fee is $2.2 million. The Engagement Letter also calls for the Company to reimburse NationsBanc Montgomery for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, the Company has agreed to indemnify NationsBanc Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

  In the ordinary course of its business, NationsBanc Montgomery actively trades the equity securities of the Company for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. NationsBanc Montgomery also acted as underwriter in connection with offerings of the Company's securities and has performed various investment banking services for the Company.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In connection with the Merger Agreement, Mr. Lee entered into the Lee Employment Agreement which will replace his current employment, severance and noncompetition agreements with the Company. The Lee Employment Agreement has a term of two years and provides for Mr. Lee to serve as the Chairman of the Board of the Surviving Corporation on a full-time basis for six months beginning at the Effective Time and on a part-time basis thereafter. Mr. Lee's base salary will be $415,000 per annum during his full-time employment and $207,500 per annum during his part-time employment. Under the Lee Employment Agreement, the Surviving Corporation will pay Mr. Lee a one-time cash bonus equal to $860,800 at the Effective Time. Mr. Lee will also be eligible for an annual performance bonus if certain pre-established net income criteria are met by the Surviving Corporation. The potential amount of this performance bonus ranges from 25% to 125% of Mr. Lee's base salary during fiscal 1998 and from 12.5% to 62.5% of his base salary during fiscal 1999.

  In the event Mr. Lee's employment is terminated by the Surviving Corporation for any reason other than cause or by Mr. Lee for good reason, the Lee Employment Agreement provides for the payment of Mr. Lee's base salary and any prorated bonus up to the date of termination and the continued payment of his base salary, bonus and all other benefits which would otherwise have been payable for the remainder of the term of the agreement. Additionally, in such event, any options to purchase securities of the Surviving Corporation granted to Mr. Lee after the Effective Time will vest and become immediately exercisable. If, however, Mr. Lee's employment is terminated by the Surviving Corporation for cause or by Mr. Lee for any reason other than good reason, the Surviving Corporation will not be obligated to pay Mr. Lee any prorated bonus or continue his salary or bonus opportunities past the date of termination. In the event termination of Mr. Lee's employment is due to Mr. Lee's death or disability, the Surviving Corporation will be obligated to pay certain additional amounts past the date of such event. The Lee Employment Agreement contains a customary provision providing for the non-disclosure of confidential information. The Lee Employment Agreement also contains a noncompetition and non-solicitation agreement for five years following the Effective Time in consideration for which Mr. Lee will be paid a total of $1,500,000 in three equal annual installments, commencing at the Effective Time.

  In connection with the Merger Agreement, Ms. George entered into the George Employment Agreement which will become effective at the Effective Time and which will replace her current employment agreement with the Company. The George Employment Agreement has a term of five years and provides for Ms. George to serve as the President and Chief Executive Officer of the Surviving Corporation. Ms. George's base salary will be $350,000 per annum and may be increased annually by the Board. Ms. George will also be eligible for an annual performance bonus in accordance with the Surviving Corporation's management incentive program. The George Employment Agreement provides for such management incentive program to be amended for fiscal 1999 to include an additional measure for determining Ms. George's performance bonus based on the Surviving Corporation's return on assets. In addition, the Surviving Corporation will grant stock options to Ms. George at the Effective Time equal to 41.76% of the management option pool which will be comprised of 12% of the fully-diluted common equity of the Surviving Corporation at the Effective Time. Fifty percent of such stock options will vest and become exercisable equally over a five-year period beginning on the date that is one year from the Effective Time. The remaining 50% percent of the stock options will vest and become exercisable over such five-year period according to annual performance criteria established by the Compensation Committee of the Board of Directors of the Surviving Corporation. The terms and conditions of the awards to be received by Ms. George will continue to be discussed as the equity-based management incentive program (described below) expected to be implemented by the Surviving Corporation is developed and accordingly, are subject to change.

  In the event Ms. George's employment is terminated by the Surviving Corporation for reason other than cause or by Ms. George for any reason, the George Employment Agreement provides for the payment of Ms. George's base salary and any prorated bonus up to the date of termination and the continued payment of Ms. George's base salary and other benefits, excluding bonus, for a period of 18 months following the date of termination. Additionally, if Ms. George's employment is terminated by the Surviving Corporation for reason other than cause or by Ms. George for good reason, certain of Ms. George's stock options will vest and become immediately exercisable. If, however, Ms. George's employment is terminated by the Surviving Corporation for cause, the Surviving Corporation will not be obligated to pay Ms. George any prorated bonus or continue her salary past the date of termination. In the event that the termination of Ms. George's employment is due to Ms. George's death or disability, the Surviving Corporation will not be obligated to pay additional salary past the date of such event, but Ms. George's stock options will vest and become immediately exercisable and a prorated bonus may be payable. Upon termination of Ms. George's employment prior to an initial public offering of the Surviving Corporation's equity securities, the Surviving Corporation or its designee will have the right to purchase and Ms. George will have the obligation to sell any equity interests in the Surviving Corporation held by Ms. George and exercisable at the time of termination at the fair market value of such equity interests. Similarly, in the event of such a termination of her employment, Ms. George will have the right to sell and the Surviving Corporation or its designee will have the obligation to purchase all or any portion of any equity interests in the Surviving Corporation held by Ms. George and exercisable at the time of termination at the fair market value of such equity interests. The George Employment Agreement also contains a customary provision providing for the non-disclosure of confidential information and a noncompetition and non-solicitation agreement for two years following the end of Ms. George's employment by the Surviving Corporation.

  Ms. George has also entered into the George Equity Agreement pursuant to which she will exchange a portion of her options to purchase Common Stock for options to purchase capital stock of the Surviving Corporation. Each share of Common Stock subject to an option held by Ms. George that will be exchanged will be, for purposes of such exchange, valued at the Merger Consideration (exclusive of indemnification rights limited to an amount necessary to avoid adverse tax consequences to Ms. George arising from such exchange).

  It is anticipated that immediately prior to the Effective Time CBCI will exchange with HB Acquisition $5 million worth of shares of Common Stock (valued at the Merger Consideration) and receive, in consideration thereof, shares of HB Acquisition Common Stock and shares of HB Acquisition Preferred Stock.

  HB Acquisition has indicated that it expects to implement an equity-based management incentive program in order to attract and retain, as well as provide incentives to, the management team of the Surviving Corporation. It is expected that this program will afford management the ability to invest in the equity of the Surviving Corporation on terms and conditions that have not yet been determined. Some of these investments may be made at the Effective Time. It is also expected that the incentive program will include the grant of restricted stock and options to purchase equity of the Surviving Corporation.

  Each option to purchase Common Stock previously issued by the Company that is outstanding immediately prior to the Effective Time, other than the options to be exchanged by Ms. George as described above (an "Option"), will become fully vested and exercisable immediately prior to the Effective Time in accordance with its terms. The holder of an Option that is not exercised prior to the Effective Time will be entitled to receive, for each share of Common Stock subject thereto, a cash payment in an amount equal to the excess, if any, of the Merger Consideration over the applicable per share exercise price. See "The Merger Agreement--Stock Options, Restricted Stock, Phantom Stock Units." Based on the Options held by directors and executive officers of the Company at the close of business on the Record Date, directors and executive officers of the Company will be entitled to receive cash in respect of the Options held by them as follows: Mr. Lee $667,868; Mr. Manko $344,996; Mr. McCaughen $21,800; Mr. Kiely $48,155; Mr. Harkness $48,155; Mr. Winter $48,155; Mr. Matthews $48,155; Mr. Wright $48,155; Mr. Hannon $48,155; Mr.
Chavkin $48,155 and Ms. Bounds $116,900. If Ms. George had not entered into the George Equity Agreement she would be entitled to receive $473,715 in cash in respect of Options held by her. However, by virtue of the George Equity Agreement, she will receive approximately $169,175 in cash in respect of Options held by her and not subject to the George Equity Agreement with the balance of the Options held by her being exchanged pursuant to the George Equity Agreement.

  Each award of Restricted Stock previously made by the Company (a "Company Restricted Stock Award") that is outstanding immediately prior to the Effective Time and not then vested will become fully vested and the holder thereof will be entitled to receive, in respect of each share of Common Stock subject thereto, the Merger Consideration. See "The Merger Agreement--Stock Options, Restricted Stock, Phantom Stock Units." Based on the Company Restricted Stock Awards held by directors and executive officers of the Company at the close of business on the Record Date, directors and executive officers will be entitled to receive cash in respect of Company Restricted Stock Awards held by them as follows: Mr. Lee $72,591 and Ms. George $72,591.

  Each award of a Phantom Stock Unit previously made by the Company (a "Company Phantom Stock Unit Award") that is outstanding immediately prior to the Effective Time will become fully vested and exercisable and the holder thereof will be entitled to receive a cash payment in an amount determined in accordance with the terms thereof. See "The Merger Agreement--Stock Options, Restricted Stock, Phantom Stock Units." Based on the Company Phantom Stock Unit Awards held by directors and executive officers of the Company at the close of business on the Record Date, and assuming that the value per share of Common Stock as determined in accordance with the Company Phantom Stock Unit Awards is equal to the Merger Consideration, directors and executive officers of the Company will be entitled to receive cash in respect of the Company Phantom Stock Unit Awards held by them as follows: Mr. Lee $223,071; Ms. George $758,234 and Ms. Bounds $55,770.

  Directors and executive officers of the Company will also benefit from the provision of indemnification and directors' and officers' liability insurance after the Merger. See "The Merger Agreement--Indemnification and D&O Insurance."

PLANS FOR THE COMPANY AFTER THE MERGER

  It is expected that following the Merger, the business and operations of the Company will, except as set forth in this Proxy Statement, be conducted by the Surviving Corporation substantially as they are currently being conducted, with a view toward enhancing the Company's performance.

  Except as set forth in this Proxy Statement, the Investors have indicated that they have no present plans or proposals that relate to or would result in any extraordinary corporate transactions involving the Company's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations of the Company or sale or transfer of a material amount of assets. However, the Investors are continuing to evaluate the business and operations of the Surviving Corporation and may propose or develop new plans and proposals which they consider to be in the best interests of the Surviving Corporation and its stockholders.

CERTAIN STOCKHOLDER LITIGATION

  Following the announcement of the Merger Agreement, three purported class action lawsuits were filed in the Delaware Chancery Court seeking preliminary and permanent injunctive relief against the consummation of the Merger or, alternatively, the recovery of damages in the event the Merger is consummated. The complaints, which were filed by Jeffrey Kaplan, Jerry Krim and Cyrus Schwartz, purported stockholders of the Company, name the Company, HB Acquisition, Chase Capital Partners, CBCI and the Company's current directors as defendants. To the knowledge of the Company, none of the complaints has been served. The complaints allege, among other things, that the Merger is unfair to the Company's public stockholders and that certain defendants who are expected to exchange a portion of their shares of Common Stock, options to purchase shares of Common Stock or other Common Stock-based awards held by them for shares of common stock of HB Acquisition in connection with the Merger have a conflict of interest which has caused them, and the Company's directors, to breach their fiduciary duties to the Company's stockholders. The lawsuit filed by Jeffrey Kaplan was subsequently withdrawn, without prejudice to refile. The Company believes that the allegations contained in the complaints are without merit and intends to vigorously defend each action.

ANTICIPATED ACCOUNTING TREATMENT

  It is expected that the Merger and the transactions contemplated by the Merger Agreement will be accounted for as a recapitalization under generally accepted accounting principles for financial reporting purposes, which would result in the assets and liabilities of the Company being accounted for on a historical cost basis and not being impacted by the Merger.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general summary of the material federal income tax consequences of the Merger to beneficial owners of Common Stock and to holders of Options, Company Restricted Stock Awards and Company Phantom Stock Unit Awards, and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed, temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis). No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including those that are subject to special tax rules such as dealers in securities, mutual funds, insurance companies, tax-exempt entities, holders who do not hold their Common Stock as capital assets and holders that, for federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts.

  THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. HOLDERS ARE ADVISED AND EXPECTED TO CONSULT WITH THEIR OWN LEGAL AND TAX ADVISERS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AND ANY OTHER CONSEQUENCES TO THEM OF THE MERGER UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

  In general, each holder of Common Stock will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received pursuant to the Merger or upon perfection of Appraisal Rights and such holder's adjusted tax basis for its Common Stock. In general, such gain or loss will be capital gain or loss. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain noncorporate taxpayers. Under current law, noncorporate taxpayers generally are subject to a maximum rate of 28% on capital gain realized on the disposition of an asset held for more than one year but not more than 18 months and a maximum rate of 20% on capital gain realized on the disposition of an asset held for more than 18 months. Congress is currently considering legislation which, if enacted into law, would eliminate the 28% rate gain on capital assets held for more than one year but not more than 18 months and provide that net long-term capital gain of non-corporate taxpayers would be subject to a maximum rate of 20%, effective for transactions on or after January 1, 1998. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

  Unless a holder of Common Stock entitled to receive cash payments pursuant to the Merger or upon perfection of Appraisal Rights complies with certain reporting and certification procedures, or otherwise demonstrates that it is an exempt recipient under applicable withholding provisions of the Code and the Treasury regulations promulgated thereunder, such holder may be subject to federal backup withholding at a rate of 31% with respect to all such cash payments which such holder is entitled to receive. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to 31% backup withholding will be reduced by the amount of tax withheld.

  Each Option that is outstanding immediately prior to the Effective Time will become fully vested and exercisable immediately prior to the Effective Time in accordance with its terms. In general, the holder of an Option that is not exercised prior to the Effective Time will be entitled to receive, for each share of Common Stock subject thereto, a cash payment in an amount equal to the excess, if any, of the Merger Consideration over the applicable per share exercise price. Each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time and not then vested will become fully vested and the holder thereof will be entitled to receive, in respect of each share of Common Stock subject thereto, the Merger Consideration. Each Company Phantom Stock Unit Award that is outstanding immediately prior to the Effective Time will become fully vested and exercisable and the holder thereof will be entitled to receive a cash payment in an amount determined in accordance with the terms thereof. See "The Merger Agreement--Stock Options, Restricted Stock, Phantom Stock Units." Amounts received in respect of Options or Phantom Stock Unit Awards will constitute ordinary income to the recipients thereof for federal income tax purposes. Amounts received in respect of Company Restricted Stock Awards will constitute ordinary income to the recipients thereof unless the recipient of the Company Restricted Stock Award elected to be taxed at the time the Company Restricted Stock Award was granted. If the recipient of a Company Restricted Stock Award made such an election, the amount received in respect of such Company Restricted Stock Award will be taxed in the same manner as amounts received by holders of Common Stock. Subject to the limitations imposed by Section 162(m) or 280G of the Code, the Company will be entitled to a compensation deduction in respect of the ordinary income recognized by holders of Options, Restricted Stock Awards and Phantom Stock Units.

  The foregoing discussion is for general information only and is intended to be only a summary of the principal federal income tax considerations relevant to the beneficial owners of Common Stock of the Company. The consummation of the Merger may also have state and local tax consequences to the beneficial owner. Each beneficial holder should consult their own tax advisor concerning the federal, state, local and other tax considerations associated with the Merger.

DELISTING AND DEREGISTRATION OF COMMON STOCK

  If the Merger is consummated, the Common Stock will no longer be listed on Nasdaq and will be deregistered under the Exchange Act.

EFFECT ON CONVERTIBLE DEBENTURES

  At the Effective Time, each Convertible Debenture will, in accordance with its terms and without the consent of the holder thereof, become convertible only into the cash that a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to the Effective Time would have received in connection with the Merger had such Debenture been converted at such time.

                             THE MERGER AGREEMENT

  The description of the Merger Agreement contained herein does not purport to be complete and is qualified in its entirely by reference to the text of the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference. Stockholders are urged to carefully read the Merger Agreement in its entirety.

EFFECTIVE TIME

  At the time of the closing of the Merger (the "Closing"), a Certificate of Merger, or if applicable, a Certificate of Ownership and Merger (each, a "Certificate of Merger") will be filed with the Secretary of State of the State of Delaware. The Merger will become effective at the time of such filing or at such later time established by the Certificate of Merger (the "Effective Time"). The date of the Closing is hereinafter referred to as the Closing Date.

THE MERGER

  At the Effective Time, HB Acquisition will be merged with and into the Company, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL. As a result of the Merger, the separate corporate existence of HB Acquisition will cease and the Company will continue as the Surviving Corporation and will succeed to and assume all the rights and be responsible for all of the obligations of HB Acquisition and the Company in accordance with the DGCL. At the Effective Time, the Certificate of Incorporation and the officers of the Company, immediately prior thereto, will become the Certificate of Incorporation and the officers of the Surviving Corporation. The By-laws and Board of Directors of HB Acquisition, immediately prior to the Effective Time, will become the By-laws and Board of Directors of the Surviving Corporation.

CONVERSION OF SECURITIES

  At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, HB Acquisition or any stockholder of the Company or HB Acquisition:

    (a) each share of Common Stock, together with the associated Right, issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock held by HB Acquisition or shares of Common Stock held by directly or indirectly the Company and (ii) shares of Common Stock held by individuals perfecting Appraisal Rights) will be converted into the right to receive the Merger Consideration;

    (b) each share of Common Stock held by HB Acquisition and each share of Common Stock held in the Company's treasury or by any direct or indirect wholly-owned subsidiary of the Company will be cancelled and retired without payment of any consideration therefor and will cease to exist; and

    (c) each share of HB Acquisition Common Stock, issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, $1.00 par value, of the Surviving Corporation ("Surviving Corporation Common Stock") and each share of HB Acquisition Preferred Stock, issued and outstanding immediately prior to the Effective Time will be converted into one share of Series A Preferred Stock, $1.00 par value, of the Surviving Corporation ("Surviving Corporation Series A Preferred Stock").

  Any stockholder who does not wish to accept the Merger Consideration has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for, his or her shares of Common Stock, provided that such stockholder fully complies with the provisions of
Section 262 of the DGCL. See "Appraisal Rights of Dissenting Stockholders" and Annex C hereto. If, after the Effective Time, any holder of Common Stock who had previously sought to perfect Appraisal Rights withdraws his or her demand for appraisal or fails to perfect (or otherwise loses) his or her right of appraisal, then each share of Common Stock held by such stockholder will be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration, without any interest thereon.

  After the Effective Time, holders of Common Stock will cease to have rights with respect thereto, except the right to receive the Merger Consideration or to perfect Appraisal Rights in respect thereof. No transfer of shares of Common Stock will be made on the stock transfer books of the Surviving Corporation after the Effective Time.

PAYMENT OF MERGER CONSIDERATION

  Prior to the Effective Time, HB Acquisition will designate a bank, trust company or other entity who will be reasonably satisfactory to the Company to act as the paying agent (the "Paying Agent") in the Merger. At the Effective Time, the Surviving Corporation will make available to the Paying Agent funds necessary to make payment of the Merger Consideration for each share of Common Stock converted into the right to receive the same.

  As soon as reasonably practical after the Effective Time, the Surviving Corporation will instruct the Paying Agent to promptly, but in no event later than three business days following the Effective Time, mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Common Stock ("Certificates"): (i) a letter of transmittal (a "Letter of Transmittal") which will specify that delivery will be effected, and risk of loss and title with respect to each such Certificate will pass, only upon delivery of such Certificate to the Paying Agent and will be in a form and have such other provisions as HB Acquisition may reasonably specify; and (ii) instructions to effect the surrender of such Certificate or Certificates in exchange for the Merger Consideration for each share of Common Stock represented by such Certificate or Certificates.

  Upon surrender to the Paying Agent of a Certificate for cancellation, together with a duly executed Letter of Transmittal and such other documents as the Paying Agent may reasonably require, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate. Each such Certificate so surrendered will be cancelled.

  Any portion of the funds made available to the Paying Agent to pay the Merger Consideration that remains undistributed to the holders of Common Stock for six months after the Effective Time will be delivered by the Paying Agent to the Surviving Corporation, upon demand, and any holder of a Certificate who has not theretofore surrendered such Certificate as described above may thereafter look only to the Surviving Corporation for delivery of the Merger Consideration in respect of the shares of Common Stock represented by such Certificate, without interest, subject in all events to abandoned property, escheat or other similar laws.

  If the amount to be paid upon surrender of a Certificate is to be delivered to a person other than the person in whose name such Certificate is registered, it will be a condition of such delivery that such Certificate be properly endorsed or otherwise be in proper form for transfer, and that the person requesting such payment, will pay any transfer or other taxes required by reason of payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

  The Surviving Corporation or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Paying Agent or the Surviving Corporation, such withheld amounts will be treated as having been paid to the person for whom such deduction and withhold ing was made.

  HOLDERS OF THE COMMON STOCK SHOULD NOT FORWARD THEIR CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY RETURN THEIR CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL.

STOCK OPTIONS, RESTRICTED STOCK, PHANTOM STOCK UNITS

  Pursuant to the Merger Agreement, the Board will take all necessary or appropriate steps to cause each Option that is outstanding immediately prior to the Effective Time to be fully vested and exercisable immediately prior to the Effective Time in accordance with its terms. The holder of an Option that is not exercised prior to the Effective Time will be entitled to receive, for each share of Common Stock subject thereto, a cash payment in an amount equal to the excess, if any, of the Merger Consideration over the applicable per share exercise price. Notwithstanding the foregoing, certain options to purchase Common Stock held by Ms. George will be exchanged for options to purchase capital stock of the Surviving Corporation. See "Special Factors-- Interests of Certain Persons in the Merger."

  Each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time and not then vested will become fully vested and the holder thereof will be entitled to receive, in respect of each share of Common Stock subject thereto, the Merger Consideration.

  Each Company Phantom Stock Unit Award which is outstanding immediately prior to the Effective Time will become fully vested and exercisable and the holder thereof will be entitled to receive a cash payment in an amount determined in accordance with the terms thereof. Under the terms of each Company Phantom Stock Unit Award, the holder thereof will be entitled to receive, for each Phantom Stock Unit subject to such Company Phantom Stock Unit Award, an amount equal to the value per share of Common Stock as determined in accordance with such Company Phantom Stock Unit Award.

  The amount payable in respect of each Option, Company Restricted Stock Award or Company Phantom Stock Unit Award will be paid as soon as reasonably practicable following the Closing Date and will be subject to and made net of all applicable withholding taxes. Upon receipt of payment in respect of any Option, Company Restricted Stock Award or Company Phantom Stock Unit Award, the related Option, Company Restricted Award or Company Phantom Stock Unit Award will be cancelled. The surrender of any Option, Company Restricted Stock Award or Company Phantom Stock Unit Award in exchange for the consideration as described herein will be deemed a release of any and all rights the holder thereof had or may have had in respect thereof. The Company has agreed to use reasonable best efforts to obtain all necessary consents or releases from the holders of Options and to take such other lawful action as may be necessary to give effect to the provisions of the Merger Agreement relating to the treatment of Options, Company Restricted Stock Awards and Company Phantom Stock Unit Awards. The Company has agreed to take all action necessary to ensure that following the Effective Time no holder of an Option will have any right in respect thereof to acquire equity securities of the Company or the Surviving Corporation.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties made by the Company to HB Acquisition. The representations and warranties of the Company relate, with respect to the Company, among other things, to: (i) its organization, existence, good standing, corporate power and similar corporate matters and the organization, existence, good standing, corporate power and similar corporate matters with respect to each of its subsidiaries; (ii) the ownership of its subsidiaries; (iii) its capital structure; (iv) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (v) the absence of violations, defaults and conflicts resulting from the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby under the Certificate of Incorporation of the Company, its By-laws and certain other agreements and documents and, with certain specified exceptions, the absence of required governmental consents and approvals; (vi) the documents and reports filed by the Company with the SEC under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act and the accuracy and completeness of the information contained therein; (vii) the absence of material adverse changes; (viii) the accuracy and completeness of the information supplied by the Company and contained herein; (ix) the absence of certain violations and its licenses and permits; (x) tax matters; (xi) undisclosed liabilities; (xii) benefit plans, employees and employment practices; (xiii) pending or threatened litigation; (xiv) environmental matters;

(xv) the inapplicability to the Merger Agreement and the Merger of Section 203 of the DGCL, Article ELEVENTH of the Company's Certificate of Incorporation and Article 14 of the Indenture as well as the execution of an amendment to the Rights Agreement; (xvi) brokers', finders' or similar fees; (xvii) title to assets; (xviii) intellectual property; (xix) the opinion of NationsBanc Montgomery relating to the Merger; (xx) insurance; (xxi) the absence of certain unreported interested party transactions; (xxii) the absence of certain restrictions on the ability of the Company and its subsidiaries to conduct their businesses; (xxiii) labor matters; (xxiv) relationships with significant customers; (xxv) certain consents and approvals; (xxvi) payments required upon a change of control of the Company; (xxvii) the absence of certain undisclosed contractual obligations; and (xxviii) the accuracy and completeness of the representations and warranties made by the Company in the Merger Agreement.

  The Merger Agreement also contains various representations and warranties made by HB Acquisition to the Company. The representations and warranties of HB Acquisition relate, with respect to HB Acquisition, among other things, to:
(i) its organization, existence, good standing, corporate power and similar corporate matters; (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (iii) the absence of violations, defaults and conflicts resulting from the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby under the Certificate of Incorporation of HB Acquisition, its By-laws and certain other agreements and documents and, with certain specified exceptions, the absence of required governmental consents and approvals; (iv) the accuracy and completeness of the information supplied by HB Acquisition and contained herein; (v) the operations of HB Acquisition since its formation; (vi) brokers', finders' or similar fees; (vii) financing commitments sufficient to pay the Merger Consideration; and (viii) the accuracy and completeness of the representations and warranties made by HB Acquisition in the Merger Agreement.

  None of the representations and warranties contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the Effective Time, except for agreements which expressly survive the Effective Time, and except as contemplated by the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

  During the period from the date of the Merger Agreement until the Effective Time, the Company has agreed that it will, and will cause its subsidiaries to, in all material respects, except as contemplated by the Merger Agreement, conduct its business in the ordinary course and, to the extent consistent therewith, use reasonable efforts to preserve intact its business organizations, keep available the services of its officers and key employees and preserve its relationships with customers, suppliers and others having significant business dealings with it. The Company has agreed that, except as otherwise expressly contemplated by the Merger Agreement, during such period, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of HB Acquisition (which consent may not be unreasonably withheld or delayed):

    (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than the payment by a subsidiary of the Company of a dividend or distribution to the Company or another wholly-owned subsidiary of the Company), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or those of any subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (b) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of the Merger Agreement including, without limitation, the Options or upon conversion of the Convertible Debentures and subject to certain other exceptions, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than pursuant to the Rights Agreement and other than issuances to a wholly-owned subsidiary of the Company of its capital stock to the Company);

    (c) amend its Certificate of Incorporation or By-laws or other similar organizational documents;

    (d) acquire or agree to acquire any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than acquisitions or purchases of assets to the extent permitted by paragraph (m) below or the purchase of supplies, raw materials or inventory of finished goods in the ordinary course of business;

    (e) sell, lease, license encumber or otherwise dispose of, or agree to sell, lease, license encumber or otherwise dispose of, any of its assets, other than sales of inventory in the ordinary course of business or which in the aggregate involve assets which in the aggregate are not in excess of $1,000,000;

    (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or other investments in, any other person, other than to or in the Company or any subsidiary of the Company;

    (g) subject to certain exceptions, alter the corporate structure or ownership of the Company or any subsidiary of the Company;

    (h) subject to certain exceptions, increase the compensation payable or to become payable to its directors, officers or employees, consultants or independent contractors, except for increases required under agreements existing on the date of the Merger Agreement, and increases for officers and employees in the ordinary course of business consistent with past practice; or grant any severance or termination pay to, or enter into any employment or severance or consulting agreement, or establish, adopt, enter into, or amend or take action to enhance or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or independent contractor or employee, except, in each case, as may be required by the terms of any such plan, agreement, trust, fund, policy or arrangement or to comply with applicable law or regulation;

    (i) knowingly violate or fail to perform any material obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

    (j) settle or compromise any suit, proceeding or claim or threatened suit, proceeding or claim for an amount that is more than $250,000 in the case of any individual suit, proceeding or claim or $1,000,000 for all suits, proceedings or claims;

    (k) redeem the Rights or, other than as contemplated by the Merger Agreement, amend the Rights Agreement or take action to declare HB Acquisition to be an Adverse Person (as defined in the Rights Agreement);

    (l) except as may be required as a result of a change in law or in generally accepted accounting principles, make any material change in its methods of accounting;

    (m) make or agree to make any new capital expenditure not expressly contemplated by the management plan on the date of the Merger Agreement that exceeds $100,000;

    (n) except as permitted by paragraph (j) above, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, (i) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the documents filed by the Company pursuant to the Securities Act or the Exchange Act or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (ii) of liabilities required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date of the Merger Agreement;

    (o) enter into, modify in any material respect, amend in any material respect or terminate any material contract or agreement to which the Company or any of its subsidiaries is a party or waive, release or assign any material rights or claims; or

    (p) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

NO SOLICITATION

  The Merger Agreement requires the Company to have ceased any discussions or negotiations with any parties that were ongoing with respect to any Takeover Proposal at the time the Company entered into the Merger Agreement and to have directed its affiliates, officers, directors, employees, representatives and agents to do the same. The Merger Agreement provides that the Company (i) will not, (ii) will not permit any of its subsidiaries to, and (iii) will not authorize any of its affiliates, officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries, or permit any of the foregoing, other than affiliates who are not controlled by the Company to, directly or indirectly, (a) solicit or initiate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (b) participate in or enter into any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to adoption of the Merger Agreement by the Company's stockholders at the Special Meeting, the Board receives a Takeover Proposal and determines in good faith, after consultation with outside counsel, that it would be required in order to fulfill its fiduciary responsibilities to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal, and subject to providing prior notice to HB Acquisition as described below, (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement in substantially the same form as the confidentiality agreement entered into between the Company and HB Acquisition and (y) participate in or enter into discussions, investigations or negotiations regarding such Takeover Proposal.

  The Merger Agreement provides that the Company must promptly notify HB Acquisition in writing after receipt of any Takeover Proposal, or any modification of or amendment to any Takeover Proposal, or any request for any nonpublic information relating to the Company or any of its subsidiaries in connection with a Takeover Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, a Takeover Proposal. Such notice is required to indicate whether the Company is providing or intends to provide the person making the Takeover Proposal with access to information concerning the Company as provided in the preceding sentence; such notice will also (to the extent required in order to fulfill the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law) include the identity of the person or entity engaging in such discussions or negotiations, requesting such information or making such Takeover Proposal, and the material terms and conditions of such Takeover Proposal. The Company is obligated to keep HB Acquisition reasonably and timely informed as to all of the relevant details relating to, and all material aspects of any such discussions or negotiations.

  As used in the Merger Agreement, "Takeover Proposal" means any proposal or offer (other than the transactions between the Company and HB Acquisition contemplated by the Merger Agreement) involving the Company or any of its subsidiaries for, or an inquiry or indication of interest that reasonably could be expected to lead to: (A) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (C) any material debt or equity investment in the Company or recapitalization transaction in substitution for the transactions contemplated by the Merger Agreement; or (D) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company or any of its subsidiaries or the filing of a registration statement under the Securities Act in connection therewith.

  The Merger Agreement provides further that, except as described below, neither the Board of Directors of the Company nor any committee thereof will
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to HB Acquisition, the approval or recommendation by the Board of Directors of the Company or such committee of the Merger or the Merger Agreement; (ii) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal; or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal provided that, in the event that prior to the adoption of the Merger Agreement by the Company's stockholders at the Special Meeting, the Board of Directors of the Company or such committee determines in good faith, after consultation with outside counsel, that it would be required in order to fulfill its fiduciary responsibilities to the Company's stockholders under applicable law, the Board of Directors of the Company or such committee may withdraw or modify its approval or recommendation of the Merger and the Merger Agreement, approve or recommend a Superior Proposal or terminate the Merger Agreement, but in each case, only at a time after the second business day following HB Acquisition's receipt of written notice advising HB Acquisition that the Board of Directors of the Company or such committee has received a Takeover Proposal that may constitute a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

  As used in the Merger Agreement, "Superior Proposal" means any proposal determined by the Board in good faith, after consultation with outside counsel, to be a bona fide proposal and made by a third party to acquire, directly or indirectly, for consideration consisting of cash, property and/or securities, more than 50% of the combined voting power of the shares of Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board determines in its good faith judgment, after consultation with a financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the Merger.

  The Merger Agreement provides that nothing contained therein will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 (position of a subject company with respect to a tender offer) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board, after consultation with outside counsel, such disclosure is required in order to fulfill its fiduciary duties to the Company's stockholders under applicable law or is otherwise required under applicable law.

EMPLOYEE BENEFIT PLANS, SEVERANCE AND OTHER EMPLOYMENT MATTERS

  Each employee of the Company or of its subsidiaries at the Effective Time (including each employee who is on vacation, temporary layoff, approved leave of absence, sick leave or short- or long-term disability) will remain an employee of the Company or subsidiary thereof, as the case may be, immediately following such time at the same compensation and wages as in effect immediately preceding the Effective Time. The Merger Agreement provides that until the first anniversary of the Effective Time, the Surviving Corporation will maintain or cause to be maintained, wages, compensation levels and such benefits provided under its benefit plans for the benefit of employees and former employees of the Company or its subsidiaries which are not less favorable than those wages, compensation levels and other benefits provided under the benefit plans maintained by the Company and its subsidiaries as in effect as of the date of the Merger Agreement; provided, however, that the Surviving Corporation is not obligated to provide benefits based on equity securities of the Company or any equivalent thereof. Each employee of the Company or its subsidiaries will be credited with the unused vacation and sick leave credited to such employee through the Effective Time under the applicable vacation and sick leave policies of the Company and its subsidiaries, and the Surviving Corporation will permit or cause its subsidiaries to permit such employees to use such vacation and sick leave. For all purposes under each employee benefit plan maintained by the Surviving Corporation which employees and former employees of the Company become eligible to participate in after the Effective Time, all persons previously employed by the Company and its subsidiaries and then employed by the Surviving Corporation will be credited with their years of service to the extent such service is taken into account under the most closely corresponding benefit plan maintained by the Company and its subsidiaries provided, however, any such service need not be taken into account in determining accrual under a defined benefit pension plan established after the Effective Time.

  HB Acquisition has agreed to maintain, or cause the Surviving Corporation to maintain, the Company's standard severance policy as in effect on the date of the Merger Agreement for a period of at least 12 months from the Effective Time. In addition, HB Acquisition will, and will cause the Surviving Corporation to, honor or cause to be honored all employment agreements, bonus agreements, severance agreements and non-competition agreements with the Company's directors, officers and employees.

  HB Acquisition will maintain, or cause the Surviving Corporation to maintain, the Company's 1998 bonus plans (as in effect on the date of the Merger Agreement) through the end of the Company's 1998 fiscal year, with bonuses to be paid to each employee equal to the bonus such employee would have earned if the transactions contemplated by the Merger Agreement had not occurred, in all events on a basis consistent with past practice.

  HB Acquisition will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company and its subsidiaries under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the employees of the Company or its subsidiaries immediately prior to the Effective Time, and (ii) provide each employee of the Company or its subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

  For at least twelve months from the Effective Time, HB Acquisition will maintain, or will cause the Surviving Corporation to maintain the Company's 401(k) retirement plan and contribute, or cause to be contributed, to such retirement plan, on behalf of each participant therein, on at least a bi-weekly basis, matching contributions in amounts determined in accordance with the terms of such retirement plan in effect the date of the Merger Agreement.

OTHER AGREEMENTS

  The Company has agreed to provide reasonable cooperation in connection with the negotiation, execution and delivery of definitive documentation in connection with the financing commitment letter from SG and the transactions contemplated thereunder, or any financings in substitute therefor, including without limitation, (i) causing its subsidiaries and its and their respective officers and employees to provide reasonable cooperation in connection with such negotiation, execution and delivery, (ii) causing its subsidiaries and its and their respective officers and employees to host and participate, upon reasonable advance notice, in any informational meetings for investors or "road shows" (iii) causing its subsidiaries and its and their respective officers and employees to provide such information about the Company and its subsidiaries as is reasonably necessary to outline, draft, prepare and circulate any offering memoranda, prospectuses, reports, presentations or analyses and to ensure that such information is not false or misleading and
(iv) executing and delivering any commitment letters, underwriting or placement agreements, purchase agreements, pledge and security documents, indentures, other definitive financing documents, which documents shall be in form and substance reasonably satisfactory to the Company, or other reasonably requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, as may be reasonably requested by HB Acquisition or its lenders. In conjunction with the obtaining of any such financing, the Company has agreed, at the request of

HB Acquisition, to call for prepayment or redemption, or to prepay, redeem or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that no such prepayment or redemption will be made until, contemporaneously with, or after, the Effective Time. HB Acquisition has agreed to reimburse, indemnify and hold harmless the Company for any costs, expenses, losses, liabilities, damages, redemption payments, prepayments or other charges incurred by the Company at the request of HB Acquisition in connection with the Company's compliance with the provisions of the Merger Agreement described in this paragraph.

  HB Acquisition has agreed to use reasonable efforts to arrange the financing contemplated by the financing commitment letter from SG, which includes the use of reasonable efforts to satisfy all conditions applicable to HB Acquisition in the financing commitment letter and the definitive agreements relating thereto.

  The Merger Agreement provides that prior to the Effective Time, the Company or its subsidiaries, as the case may be, will amend any employee benefit plans providing for a right to receive Common Stock, to provide that no participant in any such plan will have the right to receive Common Stock on or after the Effective Time.

CONDITIONS PRECEDENT TO THE MERGER

  The respective obligations of each party to effect the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions:
(a) the stockholders of the Company shall have approved the Merger Agreement and the transactions contemplated thereby; (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, writ or other judgment or order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the Merger will be in effect, provided that each of the parties shall have used reasonable efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; (c) other than filing the Certificate of Merger, all authorizations, consents and approvals of all governmental entities and certain other specified consents and approvals from third parties shall have been obtained; (d) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated; (e) the respective representations and warranties of the Company and HB Acquisition contained in the Merger Agreement shall be true and correct (in the case of any representation or warranty containing any materiality qualification) or shall be true and correct in all material respects (in the case of any representation or warranty without any materiality qualification) as of the Effective Time, as if made at such time (other than to the extent that any such representation or warranty, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date), in each case except as contemplated or permitted by the Merger Agreement; (f) each of HB Acquisition and the Company shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; and (g) each of HB Acquisition and the Company shall have delivered to the other, a certificate, dated as of the Closing Date, signed by the President or Chief Executive Officer of HB Acquisition or the Company, as the case may be, certifying compliance with the provisions of the Merger Agreement described in clauses (e) and (f) of this paragraph.

  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Effective Time, of the Company's receipt of certain certificates and documentation relating to the solvency of HB Acquisition.

  The obligation of HB Acquisition to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions: (a) since the date of the Merger Agreement, there shall have been no suit, claim, action, proceeding or investigation filed or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or against any properties or rights of the Company or its subsidiaries, that would in the good faith judgment of HB Acquisition, after consultation with the Company and its counsel, be reasonably likely (after taking into effect any applicable insurance coverage) to (i) be material to the business, results of operations, condition (financial or otherwise) of the Company, (ii) impair in a material manner the ability of the Company to perform its obligations under the Merger Agreement, (iii) result in a third party materially delaying the consummation of the Merger, or (iv) result in a third party enjoining or obtaining material damages in respect of the transactions contemplated by the Merger Agreement; (b) no event, occurrence, fact, condition, change, development or effect shall have occurred or come to exist or been threatened, in each case, since the date of the Merger Agreement, that individually or in the aggregate, has resulted in, or could reasonably be expected to become or result in a Material Adverse Effect on the Company (as hereinafter defined); and (c) the receipt pursuant to the financing commitment letter from SG of sufficient funds to pay the Merger Consideration and otherwise enable HB Acquisition to consummate the transactions contemplated by the Merger Agreement and to meet the working capital requirements of the Surviving Corporation.

  HB Acquisition has agreed that the Wandel Verdict (including any judgments, damages, liabilities, costs, charges, consequences or implications specifically related thereto or arising in connection therewith) does not constitute and that it will not be deemed or alleged to constitute a Material Adverse Change or Material Adverse Effect with respect to the Company.

  As used in the Merger Agreement, a "Material Adverse Change" or "Material Adverse Effect" means any event, change, effect, or diminution in value that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or HB Acquisition, as the case may be.

TERMINATION

  The Merger Agreement may be terminated in accordance with its terms at any time prior to the Effective Time, whether before or after the approval of the stockholders of the Company of the Merger:

    (a) by mutual written consent by the Boards of Directors of HB Acquisition and the Company;

    (b) by either HB Acquisition or the Company if: (i) the Merger has not been consummated on or prior to August 31, 1998 or such other date, if any, as HB Acquisition and the Company agree upon in writing, provided that the right to terminate the Merger Agreement under this clause (b)(i) will not be available to a party who has been the cause of or resulted in the failure of the Effective Time to occur on or before such date, or (ii) any governmental entity issues a statute, order, decree or regulation or takes any other action in each case permanently restraining, enjoining or otherwise prohibiting the Merger or making the Merger illegal and such statute, order, decree, regulation or other action shall have become final and non-appealable;

    (c) by the Company, (i) if holders of at least the requisite number of shares of Common Stock required by the DGCL fail to approve the Merger Proposal at the Special Meeting (including any postponement or adjournment thereof) or (ii) in accordance with the provisions of the Merger Agreement relating to a Superior Proposal described above under the caption "--No Solicitation"; provided that to the extent required to be paid upon such termination, the Company shall have made payment to HB Acquisition of the Termination Fee and Expense Reimbursement in accordance with the Merger Agreement and as described below under the caption "--Fees and Expenses";

    (d) by either party to the Merger Agreement, upon 15 business days' prior written notice, in the event of a breach of any representation, warranty, covenant or agreement by the other party such that the conditions of the Merger Agreement described in clauses (e) or (f) in the first paragraph under the caption "--Conditions Precedent to the Merger" would not be satisfied by the breaching party as of the Effective Time, which breach is not cured prior to the expiration of such 15 business day period, provided that if such breach is not curable, the nonbreaching party may terminate the Merger Agreement immediately except where both parties are in breach of any representation, warranty, covenant or agreement; or

    (e) by HB Acquisition, if (i) holders of at least the requisite number of shares of Common Stock required by the DGCL fail to approve the Merger Proposal at the Special Meeting (including any postponement or adjournment thereof); (ii) the Board withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to HB Acquisition or resolves to do any of the foregoing or the Board recommends to the stockholders of the Company any Takeover Proposal or resolves to do so; or (iii) a tender offer or exchange offer for outstanding shares of capital stock of the Company then representing 20% or more of the combined power to vote generally for the election of directors is commenced, and the Board, within the time periods required by law to state its position thereon, does not recommend that stockholders of the Company not tender their shares into such tender or exchange offer.

  In the event of a termination of the Merger Agreement by either the Company or HB Acquisition, the Merger Agreement will forthwith become void (except for certain specified provisions, including those pertaining to the payment of fees and expenses) and there will be no liability or obligation on the part of HB Acquisition or the Company or their respective officers or directors, other than liability for any breach of the Merger Agreement.

FEES AND EXPENSES

  Except as provided in the Merger Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby, will be paid by the party incurring such fees and expenses.

  The Merger Agreement provides that the Company will pay, or cause to be paid, in same day funds to HB Acquisition (a) $500,000 for reimbursement of HB Acquisition's expenses (the "Expense Reimbursement") and (b) $2,500,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

    (i) if the Company terminates the Merger Agreement in accordance with the provisions of the Merger Agreement described in clause (b)(i) under the caption "--Termination", the Company will pay the Expense Reimbursement within three business days of such termination;

    (ii) if the Company terminates the Merger Agreement in accordance with the provisions of the Merger Agreement described in clause (c)(ii) under the caption "--Termination" or HB Acquisition terminates the Merger Agreement under the provisions of the Merger Agreement described in clauses
  (e)(ii) or (e)(iii) under the caption "--Termination", the Company will pay the Expense Reimbursement and the Termination Fee within three business days of such termination; and

    (iii) if the Company terminates the Merger Agreement in accordance with the provisions of the Merger Agreement described in clause (c)(i) under the caption "--Termination" or HB Acquisition terminates the Merger Agreement in accordance with the provisions of the Merger Agreement described in clauses (d) or (e)(i) under the caption "--Termination" the Company will pay HB Acquisition the Expense Reimbursement within three business days of such termination; provided, however that if between the date of the Merger Agreement and such termination date a Takeover Proposal shall have been made (other than a proposal made by HB Acquisition or the investors in HB Acquisition) and concurrently with such termination or within twelve months thereafter, the Company enters into a merger agreement, acquisition agreement or similar agreement (including, without limitation, a letter of intent) with respect to a Takeover Proposal, or a Takeover Proposal is consummated, the Company will pay HB Acquisition the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Takeover Proposal.

  Any fees and expenses that are not paid when due will bear interest at the prime rate plus 1% from the date due through the date of final payment of such amounts.

  The Merger Agreement provides that the sole and exclusive remedy for any and all liabilities, demands, claims, actions, judgments or causes of action, assessments, losses, fines, penalties, costs, damages and expenses (collectively, "Claims"), sustained or incurred by HB Acquisition or its investors as a result of the Merger Agreement or the transactions contemplated thereby will be limited to an aggregate amount of $3,000,000 (including any required payments of the Termination Fee and Expense Reimbursement). The Company's sole and exclusive remedy for any and all Claims resulting from the Merger Agreement or the transactions contemplated thereby will be against HB Acquisition and, provided that the Stock Subscription Agreements remain in full force and effect, the Company will not be entitled to seek any relief or pursue any Claim against the directors, officers, shareholders or partners of either HB Acquisition or its investors. See "The Stock Subscription Agreements."

INDEMNIFICATION AND D&O INSURANCE

  The Merger Agreement provides that, all rights to indemnification or exculpation, existing in favor of a director, officer, employee or agent (an "Indemnified Person") of the Company or any of its subsidiaries, as provided for in the Company's Certificate of Incorporation and By-laws or any indemnification agreement, in each case, as in effect on the date of the Merger Agreement, will survive the Merger and will continue in full force and effect, without amendment thereto; provided, however, that the Surviving Corporation will not be required to indemnify any Indemnified Person in connection with any proceeding to the extent involving any claim initiated by such Indemnified Person unless the initiation of such proceeding was authorized by the Board or unless such proceeding was brought to enforce indemnification rights provided in the Merger Agreement; provided, further that any determination required to be made with respect to an Indemnified Person's conduct complies with the standards set forth under the DGCL, the Company's Certificate of Incorporation or By-laws or any such agreement, as the case may be, will be made by independent legal counsel selected by the Company and reasonably acceptable to the Indemnified Person.

  If any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation after the Effective Time, HB Acquisition is required to, or to cause the Surviving Corporation to, periodically advance to such Indemnified Person its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the agreement by such Indemnified Person to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

  The Merger Agreement provides that prior to the Effective Time, the Company will have the right to obtain and pay for in full a "tail" directors' and officers' liability insurance policy ("D&O Insurance") covering a period of not less than six years after the Effective Time and providing coverage consistent with the Company's existing D&O Insurance. In the event the Company is unable to obtain such insurance, HB Acquisition will cause the Surviving Corporation to maintain the Company's D&O Insurance, for a period of not less than six years from the Effective Time, provided that the Surviving Corporation may substitute therefor policies that are not less favorable than the Company's existing policy provided, further that if the existing D&O Insurance expires or is cancelled during such period, HB Acquisition or the Surviving Corporation will use its best efforts to obtain substantially similar D&O Insurance; and provided, further that the Company may not, without HB Acquisition's consent, expend an amount in excess of 250% of the last annual premium paid prior to the date of the Merger Agreement to procure such "tail" coverage and neither HB Acquisition nor the Surviving Corporation will be required to expend an amount in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement, in order to maintain or procure an annual D&O Insurance policy, in lieu of a "tail" policy.

AMENDMENT; WAIVER

  The Merger Agreement may be amended at any time prior to the stockholder approval of the Merger at the Special Meeting but only by action taken or duly authorized by the Boards of Directors of both the Company and HB Acquisition and executed in writing by both parties. Any extension of the time for performance of any obligations or other acts of the parties to the Merger Agreement, any waiver of any inaccuracy in the representations and warranties made by each party or any waiver of compliance with any agreements or conditions in the Merger Agreement will be valid only if granted prior to the Effective Time, by action taken or duly authorized by the Boards of Directors of both the Company and HB Acquisition and executed in writing by both parties.

                       THE STOCK SUBSCRIPTION AGREEMENTS

  HB Acquisition has entered into a separate Stock Subscription Agreement with each of the Investors. Each Stock Subscription Agreement provides that the Investor party thereto will purchase from HB Acquisition one share of its common stock and, in consideration thereof, pay to HB Acquisition $1,500,000.

  The Investors are obligated to subscribe for the shares only upon the occurrence of a final and unappealable judgement against HB Acquisition resulting from a termination of the Merger Agreement by the Company, in accordance with the terms thereof, resulting from a breach by HB Acquisition of any of its representations, warranties, covenants or agreements. The Company's sole and exclusive remedy for any and all Claims resulting from the Merger Agreement or the transactions contemplated thereby will be against HB Acquisition and, provided that the Stock Subscription Agreements remain in full force and effect, the Company will not be entitled to seek any relief or pursue any Claim against the directors, officers, shareholders or partners of either HB Acquisition or its investors.

  The Stock Subscription Agreements may not be amended without the prior written consent of the Company, other than amendments that are not adverse to the Company. The Company is intended to be a third-party beneficiary of the Stock Subscription Agreements after the occurrence of a final and unappealable judgement as described above and will be entitled to enforce them on behalf of HB Acquisition.

                  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

  Under the DGCL, any holder of Common Stock who does not wish to accept the Merger Consideration in respect of his or her shares of Common Stock has the right (an "Appraisal Right") to dissent from the Merger and to seek an appraisal of, and to be paid the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for, his or her shares of Common Stock provided that the stockholder fully complies with the provisions of Section 262 of the DGCL ("Section 262").

  The following is intended as a brief summary of the material provisions of the statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect the stockholder's Appraisal Right. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the complete text of which is attached hereto as Annex C.

  If any holder of Common Stock elects to demand appraisal of his or her shares of Common Stock, such holder must satisfy each of the following conditions:

    (i) the holder must deliver to the Company a written demand for appraisal of his or her shares of Common Stock before the vote with respect to the Merger Proposal is taken (this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger Proposal; voting against or failing to vote for the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262); and

    (ii) the holder must not vote in favor of the Merger Proposal (an abstention or failure to vote will satisfy this requirement, but a vote in favor, by proxy (including by returning an executed but otherwise unmarked proxy card) or in person, will constitute a waiver of the stockholder's Appraisal Right in respect of the shares of Common Stock so voted and will nullify any previously filed written demands for appraisal).

  Within ten days after the Effective Time, the Company must give written notice that the Merger has become effective to each holder of Common Stock who so filed a written demand for appraisal and who did not vote in favor of the Merger. Within 120 days after the Effective Time, the Company or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery (the "Court of Chancery") demanding a determination of the fair value of the shares of Common Stock held by all stockholders entitled to appraisal. The Company does not currently intend to file such a petition in the event there are dissenting stockholders. INASMUCH AS THE COMPANY HAS NO OBLIGATION TO FILE SUCH A PETITION, THE FAILURE OF A STOCKHOLDER TO DO SO WITHIN THE PERIOD SPECIFIED COULD NULLIFY SUCH STOCKHOLDER'S PREVIOUSLY WRITTEN DEMAND FOR APPRAISAL. At any time within 60 days after the Effective Time, any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the Merger Consideration in respect of his or her shares of Common Stock. Within 120 days after the Effective Time, any stockholder who has complied with the requirements of Section 262 is entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

  If any stockholder fails to comply with the above provisions and the Merger becomes effective, such stockholder will be entitled to receive the Merger Consideration in respect of his or her shares of Common Stock as provided for in the Merger Agreement and will have no Appraisal Rights with respect to such shares.

  All demands for appraisal should be addressed to Ms. Linda K. Bounds, Secretary, Bell Sports Corp., 6350 San Ignacio Avenue, San Jose, California 95119, before the vote on the Merger Proposal is taken at the Special Meeting, and should be executed by, or on behalf of, the holder of record of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of such stockholder to demand appraisal of his or her shares of Common Stock.

  To be effective, a demand for appraisal must be made by or in the name of the registered stockholder, fully and correctly, as such stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if the beneficial owner does not also hold the shares of Common Stock of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares of Common Stock.

  If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such a capacity, and if the shares of Common Stock are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of such record owner.

  If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to the Company, the Company will then be obligated within 20 days thereafter to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Common Stock and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders, the Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to Appraisal Rights. The Court may require the stockholders who have demanded payment for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  After determining the stockholders entitled to an appraisal, the Court of Chancery will appraise the shares of Common Stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the value is so determined, the Court of Chancery will direct the payment by the Company of such value, with interest thereon accrued during the pendency of the proceeding if the Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender to the Company by such holders of the certificates representing such shares of Common Stock. In determining fair value, the Court of Chancery is required to take into account all relevant factors.

  The Company has commenced the Debenture Tender Offer for up to $62.5 million aggregate principal amount of the outstanding Convertible Debentures. The Company's obligation to purchase Convertible Debentures validly tendered pursuant to the Debenture Tender Offer is conditioned upon, among other things, the consummation of the Merger and the completion of the Subsidiary Note Offering. There can be no assurance that the transactions contemplated by the Debenture Tender Offer or the Subsidiary Note Offering will be consummated. CONSUMMATION OF THE MERGER IS NOT CONDITIONED UPON THE CONSUMMATION OF THE DEBENTURE TENDER OFFER.

  Each stockholder considering seeking appraisal should be aware that the fair value of his or her shares of Common Stock determined under Section 262 could be more, the same, or less than the Merger Consideration in respect thereof that he or she is entitled to receive pursuant to the Merger Agreement if he or she does not seek appraisal, and that opinions of financial advisors as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

  Costs of the appraisal proceeding may be imposed upon the parties thereto (that is, the Company and the stockholders participating in the appraisal proceeding) by the Court of Chancery as is deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro-rata against the value of all shares of Common Stock entitled to appraisal.

  Any stockholder who had demanded Appraisal Rights will not, after the Effective Time, be entitled to vote shares of Common Stock subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares of Common Stock (other than with respect to payment as of a record date prior to the Effective Time) or to receive the Merger Consideration in respect thereof that he or she is entitled to receive pursuant to the Merger Agreement; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the Merger, either within 60 days after the Effective Time, or thereafter with written approval of the Company, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the Merger Consideration in respect of his or her shares of Common Stock that he or she is entitled to receive pursuant to the Merger Agreement, without interest.

  Failure to follow the steps required by Section 262 for perfecting Appraisal Rights may result in the loss of such rights. In view of the complexity of
Section 262, stockholders of the Company who are considering dissenting from the Merger should consult their legal advisors.

                               SOURCES OF FUNDS

  The total amount of funds required by the Company and HB Acquisition to complete the Merger, including fees and expenses incurred in connection therewith, is expected to be approximately $155 million. The Company and HB Acquisition expect to obtain such funds from (i) bank financing, (ii) available cash and (iii) equity contributions to the Company from Brentwood and Harvard Private Capital.

  On February 12, 1998, HB Acquisition obtained a commitment from SG to provide the Company with a senior secured credit facility (the "Credit Facility") consisting of a $25 million term loan and a $60 million revolving credit facility. SG has committed to provide the Credit Facility, subject to usual and customary conditions, including, without limitation, (i) the consummation of the Merger, (ii) a minimum equity contribution to the Company by Brentwood and Harvard Private Capital of a total of $65 million and (iii) the absence of any event that has or would reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), operations, business, assets or liabilities of the Company and its subsidiaries, taken as a whole.

  Concurrently with the consummation of the Merger, the Company expects that there will be private placements, which will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), of notes of the Company (the "Company Note Offering") and of notes of Bell Sports, Inc., a wholly owned subsidiary of the Company (the "Subsidiary Note Offering"). The notes issued in the Subsidiary Note Offering and the Company Note Offering may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements. If the Subsidiary Note Offering is completed, it is expected that the Credit Facility will consist of a $60 million revolving credit facility. SG has indicated that if the Company Notes are issued, the minimum equity contribution to the Company required to be made by Brentwood and Harvard Private Capital would be reduced. CONSUMMATION OF THE MERGER IS NOT CONDITIONED UPON THE CONSUMMATION OF THE COMPANY NOTE OFFERING OR THE SUBSIDIARY NOTE OFFERING.

  The Company has commenced the Debenture Tender Offer. The Company's obligation to purchase Convertible Debentures validly tendered pursuant to the Debenture Tender Offer is conditioned upon, among other things, the consummation of the Merger and the completion of the Subsidiary Note Offering. There can be no assurance that Notes will be sold or that the transactions contemplated by the Debenture Tender Offer will be consummated. CONSUMMATION OF THE MERGER IS NOT CONDITIONED UPON THE CONSUMMATION OF THE DEBENTURE TENDER OFFER. See "The Merger--Effect On Convertible Debentures."

                         MARKET PRICE OF COMMON STOCK

  The Common Stock is listed on Nasdaq under the symbol "BSPT." On February 13, 1998, the last trading day prior to public announcement of the execution of the Merger Agreement, the last reported sale price of Common Stock, as reported by Nasdaq was $9.00 per share. On April 8, 1998, the last trading day prior to public announcement of the execution of the first amendment to the Merger Agreement, the last reported sale price of Common Stock, as reported by Nasdaq was $8.25 per share. On June 30, 1998, the last trading day prior to the date of this Proxy Statement, the last reported sale price of Common Stock, as reported by Nasdaq was $9.594 per share.

  The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of the Common Stock:

                                                                   HIGH   LOW
                                                                  ------ ------
   Fiscal 1997
     1st Quarter................................................. $7.625 $5.500
     2nd Quarter.................................................  7.125  5.625
     3rd Quarter.................................................  6.375  4.875
     4th Quarter.................................................  8.125  4.938
   Fiscal 1998
     1st Quarter................................................. $9.281 $7.000
     2nd Quarter................................................. 10.875  7.750
     3rd Quarter................................................. 10.063  8.125
     4th Quarter................................................. 10.000  7.875
   Fiscal 1999
     1st Quarter (through June 30, 1998)......................... $9.594 $9.375

  At the close of business on the Record Date, there were approximately 900 holders of record of Common Stock. The Company has not paid dividends on the Common Stock since its organization and has no current intention to pay dividends. The Company's bank credit agreements effectively restrict the payment of dividends without lender permission. Future borrowing agreements may contain similar restrictions.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information regarding each person who, to the knowledge of the Company, beneficially owned more than 5% of the outstanding shares of Common Stock at the close of business on the Record Date. Unless otherwise noted, each listed person has sole voting and dispositive power with the respect to the shares of Common Stock listed as being beneficially owned by such person.

                                      NUMBER OF SHARES OF  PERCENT OF
                                         COMMON STOCK     OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER  BENEFICIALLY OWNED  COMMON STOCK
------------------------------------  ------------------- ------------
CB Capital Investors,                      2,281,080          16.5
 L.P.(1)................
 380 Madison Avenue
 12th Floor
 New York, New York
 10017
Dimensional Fund                             873,179          6.31
 Advisors Inc.(2).......
 1299 Ocean Avenue
 11th Floor
 Santa Monica,
 California 90401
Loomis, Sayles &                             847,758           5.8
 Company, L.P.(3).......
 One Financial Center
 Boston, Massachusetts
 02111

--------
(1) Based on a Schedule 13G/A filed with the SEC as of April 9, 1998. Such
    Schedule 13G/A reports that CB Capital Investors, L.P. is the assignee of CB Capital Investors, Inc. and that as part of an internal reorganization, all of the investment holdings of CB Capital Investors, Inc. were contributed to CB Capital Investors, L.P.

(2) Based on a Schedule 13G/A filed with the SEC as of February 10, 1998 which reports sole voting power with respect to 583,167 shares of Common Stock and sole dispositive power with respect to 873,179 shares of Common Stock. Such Schedule 13G/A reports that the securities reported are owned by advisory clients of Dimensional Fund Advisors Inc. and that Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such securities.

(3) Based on a Schedule 13G filed with the SEC as of February 12, 1998 which reports sole voting power with respect to 715,685 shares of Common Stock, shared voting power with respect to 118,663 shares of Common Stock and shared dispositive power with respect to 847,758 shares of Common Stock. Such Schedule 13G reports that it was filed with respect to shares of Common Stock that Loomis, Sayles & Company, L.P. has a right to acquire as a result of its beneficial ownership of convertible securities of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth, as of the close of business on the Record Date, certain information with respect to the Common Stock that may be deemed to be beneficially owned by each director of the Company, the executive officers named in the Summary Compensation Table in the Company's Proxy Statement for its 1997 Annual Meeting of Stockholders and by all directors and executive officers as a group. Unless otherwise noted, each listed person has sole voting and dispositive power with the respect to the shares of Common Stock listed as being beneficially owned by such person.

                                               NUMBER OF SHARES OF  PERCENT OF
                                                  COMMON STOCK     OUTSTANDING
           NAME OF BENEFICIAL OWNER            BENEFICIALLY OWNED  COMMON STOCK
           ------------------------            ------------------- ------------
Terry G. Lee(1)...............................        396,450           2.8
Harry H. Manko(2).............................        372,216           2.7
Mary J. George(3).............................        131,082             *
Howard A. Kosick(4)...........................        130,657             *
Robert Alan McCaughen(5)......................         24,640             *
Bernie M. Kotlier.............................          4,479             *
W. Leo Kiely III(6)...........................         13,213             *
Kenneth K. Harkness(7)........................         16,913             *
Frederick D. Winter(7)........................         16,913             *
Phillip D. Matthews(8)........................         28,727             *
Christopher Wright(9).........................        256,349           1.8
Michael R. Hannon(10).........................      2,293,493          16.5
Arnold L. Chavkin(10).........................      2,293,493          16.5
All directors and executive officers as a
 group (15 persons) (11)......................      3,737,837          25.6

--------
*Less than one percent.
(1) The shares of Common Stock beneficially owned by Mr. Lee include 224,983 shares issuable upon the exercise of options to purchase Common Stock which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement and 7,082 shares with respect to which Mr. Lee has sole voting power but no dispositive power.
(2) The shares of Common Stock beneficially owned by Mr. Manko include 75,410 shares issuable upon the exercise of options to purchase Common Stock which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement.

(3) The shares of Common Stock beneficially owned by Ms. George include 124,000 shares issuable upon the exercise of options to purchase Common Stock which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement and 7,082 shares with respect to which Ms. George has sole voting power but no dispositive power.

(4) The shares of Common Stock beneficially owned by Mr. Kosick include 123,575 shares issuable upon the exercise of options to purchase Common Stock which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement and 7,082 shares with respect to which Mr. Kosick has sole voting power but no dispositive power.

(5) The shares of Common Stock beneficially owned by Mr. McCaughen include 9,999 shares issuable upon the exercise of options to purchase Common Stock which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement.

(6) The shares of Common Stock beneficially owned by Mr. Kiely include 12,413 shares issuable upon the exercise of options to purchase Common Stock which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement.

(7) The shares of Common Stock beneficially owned by each of Messrs. Harkness and Winter are shares issuable upon the exercise of options to purchase Common Stock which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement.
(8) The shares of Common Stock beneficially owned by Mr. Matthews include 14,413 shares issuable upon the exercise of options to purchase Common Stock which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement.
(9) Mr. Wright is the general manager of the investment advisor to The KB Mezzanine Fund, L.P. ("KB"). Mr. Wright beneficially owns 14,413 shares of Common Stock issuable upon the exercise of options to purchase Common Stock which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement. The remaining 241,936 shares of Common Stock shown above are owned by KB, however, by reason of his position with respect to the investment advisor to KB, Mr. Wright may be deemed to beneficially own all of the shares of Common Stock owned by KB, with shared voting and investment power over such shares. Mr. Wright disclaims beneficial ownership of the shares of Common Stock owned by KB.
(10) The shares of Common Stock owned by each of Messrs. Chavkin and Hannon include 12,413 shares issuable upon the exercise of options to purchase Common Stock which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement. Mr. Chavkin and Mr. Hannon are General Partners of Chase Capital Partners, an affiliate of CBCI. Accordingly, Messrs. Chavkin and Hannon may be deemed to be the beneficial owners of the 2,281,080 shares of Common Stock owned by CBCI. Each of Messrs. Chavkin and Hannon disclaim beneficial ownership of the shares of Common Stock owned by CBCI.

(11) The shares of Common Stock beneficially owned include 697,650 shares issuable upon the exercise of options to purchase Common Stock which are exercisable or which will become exercisable within 60 days following the date of this Proxy Statement as well as the shares beneficially owned by KB or CBCI.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The Summary of Operations Data, Per Share Data and Balance Sheet Data shown below at or for the fiscal years ended June 28, 1997, June 29, 1996, July 1, 1995, July 2, 1994 and July 3, 1993 are derived from the Consolidated Financial Statements of the Company at such dates or for such periods, which have been audited by Price Waterhouse LLP, independent accountants. Such data at or for the nine months ended March 28, 1998 and March 29, 1997, are derived from unaudited consolidated financial information. In management's opinion, the Company's unaudited consolidated financial statements at or for the nine months ended March 28, 1998 and March 29, 1997, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of operations and financial position for each of the respective periods. The results of operations for the nine months ended March 28, 1998, are not necessarily indicative of the results that may be expected for the entire year or any other interim period.

  Data for the fiscal year ended June 28, 1997 include a pre-tax loss on disposal of a product line of $25.4 million related to the sale of the Company's Service Cycle/Mongoose business. Data for the fiscal year ended June 29, 1996 include an inventory write-up of $14.1 million related to the merger with American Recreation Company Holdings, Inc. and the acquisitions of SportRack and Giro businesses, which was fully charged against cost of sales. Data for the fiscal year ended July 3, 1993 include a loss of $298,000 on an early extinguishment of debt which was classified as an extraordinary item.

  The Selected Consolidated Financial Data of the Company as presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto included in the Company's Quarterly Report on

Form 10-Q for the quarter ended March 28, 1998 and the Company's Annual Report on Form 10-K for the year ended June 28, 1997, each of which is incorporated herein by reference. See "Available Information" and "Incorporation of Certain Documents By Reference."

                              NINE MONTHS ENDED
                                 (UNAUDITED)                   FISCAL YEAR ENDED
                             -------------------  ----------------------------------------------
                             MARCH 28, MARCH 29,  JUNE 28,  JUNE 29,  JULY 1,   JULY 2,  JULY 3,
                               1998      1997       1997      1996      1995      1994    1993
                             --------- ---------  --------  --------  --------  -------- -------
                                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS DATA:
Net sales..................  $138,554  $189,267   $259,534  $262,340  $102,990  $116,090 $82,611
Income (loss) from
 continuing operations.....     4,119   (22,414)   (18,188)  (12,375)   (3,443)   10,459   6,582
Income (loss) before
 extraordinary items and
 cumulative effect of
 change in accounting
 principle.................     4,119   (22,414)   (18,188)  (12,375)   (3,443)   10,459   6,582
Extraordinary items........       --        --         --        --        --        --     (298)
Income (loss) before
 cumulative effect of
 change in accounting
 principle.................     4,119   (22,414)   (18,188)  (12,375)   (3,443)   10,459   6,284
Cumulative effect of change
 in accounting for income
 taxes.....................       --        --         --        --        --        --      700
Net income (loss)..........  $  4,119  $(22,414)  $(18,188) $(12,375) $ (3,443) $ 10,459 $ 6,984
PER SHARE DATA: (1) (2)
Net income (loss):
  Basic....................  $   0.30  $  (1.63)  $  (1.33) $  (0.90) $  (0.42) $   1.30 $  0.98
  Diluted..................  $   0.29  $  (1.63)  $  (1.33) $  (0.90) $  (0.42) $   1.27 $  0.93
Weighted average common
 shares outstanding:
  Basic....................    13,827    13,713     13,722    13,740     8,144     8,057   7,152
  Diluted..................    14,176    13,713     13,722    13,740     8,144     8,245   7,523
BALANCE SHEET DATA:
Working capital............  $122,528  $170,311   $130,677  $149,474  $108,821  $ 91,044 $52,013
Total assets...............   247,330   309,776    268,754   298,635   186,434   184,658  82,219
Total debt, less current
 portion...................    87,666   150,346    107,689   124,501    89,833    89,445   3,256
Total stockholders' equity.  $123,593  $114,264   $118,965  $136,041  $ 75,816  $ 75,187 $67,658

--------
(1) All earnings per share amounts have been retroactively restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, Earnings Per Share.
(2) For the fiscal year ended July 3, 1993, the impact of extraordinary items on both basic and diluted earnings per share was a reduction of $(0.04). The impact of the cumulative effect of the change in accounting for income taxes on basic and diluted earnings per share was an increase of $0.10 and $0.09, respectively.

                            INDEPENDENT ACCOUNTANTS

  Price Waterhouse LLP is the Company's independent accountant.
Representatives of Price Waterhouse LLP are expected to be present at the Special Meeting to respond to appropriate questions of stockholders and make a statement if they so desire.

               STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

  If the Merger is not consummated, the Company will hold its 1998 Annual Meeting of its stockholders in accordance with its By-laws and the DGCL. Proposals of stockholders to be presented at the Company's 1998 Annual Meeting may be included in the Company's Proxy Statement for that meeting if they are received by the Company no later than June 5, 1998 and if they comply with certain rules and regulations promulgated by the SEC. The Company's By-laws set forth additional requirements and procedures regarding the submission by stockholders of matters for consideration at an annual meeting of stockholders.

                                 OTHER MATTERS

  The Board is not aware of any business which will be presented at the Special Meeting other than those matters set forth in the accompanying Notice of Special Meeting. If any other matters are properly presented at the Special Meeting for action, it is intended that the persons named in the accompanying Proxy and acting thereunder will vote in accordance with their best judgment on such matters.

                                  ANNEXES

                                                                         ANNEX A


                     AGREEMENT AND PLAN OF RECAPITALIZATION
                                   AND MERGER

                                    BETWEEN

                           HB ACQUISITION CORPORATION

                                      AND

                               BELL SPORTS CORP.

                         DATED AS OF FEBRUARY 17, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE I THE MERGER......................................................  A-1
  SECTION 1.1  The Merger.................................................  A-1
  SECTION 1.2  Closing; Time and Place....................................  A-1
  SECTION 1.3  Effective Time.............................................  A-1
  SECTION 1.4  Effects of the Merger......................................  A-2
  SECTION 1.5  Certificate of Incorporation and By-Laws; Officers and
   Directors..............................................................  A-2
ARTICLE II CONVERSION OF SHARES...........................................  A-2
  SECTION 2.1  Conversion of Capital Stock................................  A-2
  SECTION 2.2  Surrender of Certificates..................................  A-4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................  A-5
  SECTION 3.1  Organization...............................................  A-5
  SECTION 3.2  Subsidiaries...............................................  A-5
  SECTION 3.3  Capital Structure..........................................  A-6
  SECTION 3.4  Authority..................................................  A-6
  SECTION 3.5  Consent and Approvals; No Violations.......................  A-7
  SECTION 3.6  SEC Documents and Other Reports............................  A-7
  SECTION 3.7  Absence of Material Adverse Change.........................  A-8
  SECTION 3.8  Information Supplied in Proxy Statement....................  A-8
  SECTION 3.9  Compliance with Laws; Permits..............................  A-9
  SECTION 3.10 Tax Matters................................................  A-9
  SECTION 3.11 Liabilities................................................ A-10
  SECTION 3.12 Benefit Plans; Employees and Employment Practices.......... A-10
  SECTION 3.13 Litigation................................................. A-12
  SECTION 3.14 Environmental Matters...................................... A-12
  SECTION 3.15 State Takeover Statutes; Charter Provisions; Rights
   Agreement.............................................................. A-13
  SECTION 3.16 Brokers.................................................... A-13
  SECTION 3.17 Title to Assets............................................ A-13
  SECTION 3.18 Intellectual Property...................................... A-13
  SECTION 3.19 Opinion of Financial Adviser............................... A-14
  SECTION 3.20 Insurance.................................................. A-14
  SECTION 3.21 Interested Party Transactions.............................. A-14
  SECTION 3.22 Restrictions on Business Activities........................ A-14
  SECTION 3.23 Labor Matters.............................................. A-14
  SECTION 3.24 Customers.................................................. A-15
  SECTION 3.25 Consents................................................... A-15
  SECTION 3.26 Change in Control Payments................................. A-15
  SECTION 3.27 Contractual Obligations.................................... A-15
  SECTION 3.28 Disclosure................................................. A-15
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NEWCO........................ A-15
  SECTION 4.1  Organization............................................... A-15
  SECTION 4.2  Authority.................................................. A-15
  SECTION 4.3  Consents and Approvals; No Violations...................... A-16
  SECTION 4.4  Information Supplied in Proxy Statement.................... A-16
  SECTION 4.5  Interim Operations of HB Acquisition....................... A-17
  SECTION 4.6  Brokers.................................................... A-17
  SECTION 4.7  Financing.................................................. A-17
  SECTION 4.8  Disclosure................................................. A-17

                                                                           PAGE
                                                                           ----
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS....................... A-17
  SECTION 5.1  Conduct of Business by the Company Pending the Merger...... A-17
  SECTION 5.2  No Solicitation............................................ A-19
  SECTION 5.3  Disclosure to HB Acquisition; Delivery of Certain Filings.. A-20
  SECTION 5.4  Employee Benefit Plans..................................... A-20
ARTICLE VI ADDITIONAL AGREEMENTS.......................................... A-20
  SECTION 6.1  Stockholder Approval; Preparation of Proxy Statement....... A-20
  SECTION 6.2  Access to Information...................................... A-21
  SECTION 6.3  Fees and Expenses.......................................... A-21
  SECTION 6.4  Public Announcement........................................ A-22
  SECTION 6.5  Real Estate Transfer Tax................................... A-22
  SECTION 6.6  State Takeover Laws........................................ A-22
  SECTION 6.7  Indemnification; Directors and Officers Insurance.......... A-23
  SECTION 6.8  Notification of Certain Matters............................ A-23
  SECTION 6.9  Recapitalization........................................... A-24
  SECTION 6.10 Reasonable Efforts......................................... A-24
  SECTION 6.11 Certain Litigation......................................... A-24
  SECTION 6.12 Employee Benefits.......................................... A-24
  SECTION 6.13 Severance Policy and Other Agreements...................... A-25
  SECTION 6.14 1998 Bonus Plan............................................ A-25
  SECTION 6.15 Welfare Plans.............................................. A-25
  SECTION 6.16 Retirement Plan............................................ A-25
  SECTION 6.17 Certain Tax Matters........................................ A-26
  SECTION 6.18 Actions Respecting Commitment Letters...................... A-26
ARTICLE VII CONDITIONS PRECEDENT.......................................... A-27
  SECTION 7.1  Conditions to Each Party's Obligation to Effect the Merger. A-27
  SECTION 7.2  Conditions to the Obligation of the Company to Effect the
   Merger................................................................. A-27
  SECTION 7.3  Conditions to Obligation of HB Acquisition to Effect the
   Merger................................................................. A-28
ARTICLE VIII TERMINATION AND AMENDMENT.................................... A-28
  SECTION 8.1  Termination................................................ A-28
  SECTION 8.2  Effect of Termination...................................... A-29
  SECTION 8.3  Amendment.................................................. A-29
  SECTION 8.4  Extension; Waiver.......................................... A-29
ARTICLE IX GENERAL PROVISIONS............................................. A-30
  SECTION 9.1  Non-Survival of Representations and Warranties and
   Agreements............................................................. A-30
  SECTION 9.2  Notices.................................................... A-30
  SECTION 9.3  Interpretation............................................. A-31
  SECTION 9.4  Definitions................................................ A-31
  SECTION 9.5  Counterparts............................................... A-35
  SECTION 9.6  Entire Agreement; No Third-Party Beneficiaries............. A-35
  SECTION 9.7  Governing Law.............................................. A-35
  SECTION 9.8  Assignment................................................. A-35
  SECTION 9.9  Severability............................................... A-35
  SECTION 9.10 Enforcement of This Agreement.............................. A-35
  SECTION 9.11 Obligations of Subsidiaries................................ A-36
  SECTION 9.12 Negotiation of Agreement................................... A-36

               AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER

  This AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER is dated as of February 17, 1998 (this "Agreement") between HB Acquisition Corporation, a Delaware corporation ("Newco"), and Bell Sports Corp., a Delaware corporation (the "Company") (Newco and the Company being hereinafter collectively referred to as the "Constituent Corporations").

  WHEREAS, the Board of Directors of Newco has approved and deems it advisable and in the best interest of the stockholders of Newco to participate in the recapitalization of the Company, upon the terms and subject to the conditions set forth herein (the "Recapitalization");

  WHEREAS, the Board of Directors of the Company, based upon the recommendation of a special committee of its independent directors (the "Special Committee"), has approved and deems it advisable and in the best interest of the Company, to consummate the Recapitalization upon the terms and subject to the conditions set forth herein;

  WHEREAS, in furtherance of such Recapitalization, the Board of Directors of Newco and the Board of Directors of the Company (based upon the recommendation of the Special Committee) have each unanimously approved this Agreement and the merger of Newco with and into the Company in accordance with the terms of this Agreement and the DGCL (the "Merger"); and

  WHEREAS, the Board of Directors of the Company, based upon the recommendation of the Special Committee, deems it advisable and in the best interests of the Company and the stockholders of the Company to effect the Merger; and

  WHEREAS, pursuant to an exchange agreement (the "Exchange Agreement"), to be entered into prior to the Effective Time, certain shares of Company Common Stock or Options held by certain existing stockholders of the Company shall be exchanged, to the extent provided in the Exchange Agreement, for validly issued, fully paid and nonassessable shares of Newco Common Stock and Series A Preferred Stock of Newco.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

  SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Newco shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights, privileges, immunities, powers, franchises, restrictions, duties, debts, liabilities and obligations of the Constituent Corporations in accordance with the DGCL.

  SECTION 1.2 Closing; Time and Place. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, the consummation and closing of the Merger will take place at 10:00 a.m. Boston time on a date to be specified by Newco, which date shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110, unless another date, time or place is agreed to in writing by the parties hereto.

  SECTION 1.3 Effective Time. The Merger shall become effective when a Certificate of Merger or, if applicable, a Certificate of Ownership and Merger (each, the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other time as Newco and the Company shall agree upon and specify in the Certificate of Merger. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of Delaware or such later time established by the Certificate of Merger. Newco and the Company shall cause the Certificate of Merger to be executed and filed no later than the third business day after the satisfaction or waiver of the conditions to the Merger set forth herein.

  SECTION 1.4 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of DGCL.

  SECTION 1.5 Certificate of Incorporation and By-Laws; Officers and
Directors.

  (a) Pursuant to the Merger, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the DGCL and such Certificate of Incorporation.

  (b) Pursuant to the Merger, the By-Laws of Newco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter changed or amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

  (c) Pursuant to the Merger, the directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

  (d) Pursuant to the Merger, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                  ARTICLE II

                             CONVERSION OF SHARES

  SECTION 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Newco or the Company or the holders of any shares of common stock, par value $.01 per share, of the Company (referred to herein, together with the Rights associated therewith pursuant to the Rights Agreement, the "Shares" or the "Company Common Stock") or the common stock, par value $.01 per share, of Newco (the "Newco Common Stock") or any other securities of the Company or Newco:

  (a) Conversion. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (excluding (i) any Shares to be canceled pursuant to Section 2.1(b) and (ii) any Dissenting Shares shall be converted into the right to receive $10.50 (the "Merger Consideration"), upon surrender of the certificate representing such Shares in the manner provided in and otherwise in accordance with Section 2.2. All such Shares so converted, and the Rights associated therewith, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and such holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration therefor upon surrender of such certificate in the manner provided in and in accordance with Section 2.2.

  (b) Cancellation. Each Share held in the treasury of the Company or any direct or indirect wholly-owned Subsidiary of the Company and each Share held by Newco immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, and shall automatically be canceled and retired without payment of any consideration therefor and shall cease to exist.

  (c) Stock Options, Restricted Stock and Phantom Stock Units. The Board of Directors of the Company shall take all actions necessary or appropriate to cause all options to purchase Company Common Stock, including the Company Benefit Plan Stock Options, the Company Representative Stock Options, the Brunswick Stock Option and the Company Acquisition Stock Options (the foregoing are collectively referred to herein as the "Options"), that are outstanding immediately prior to the Effective Time to be fully vested and exercisable immediately prior to the Effective Time in accordance with their terms and the individual agreements and plans governing such options or rights. The holder of any Option (each an "Option Holder") that is not exercised prior to the Effective Time will be entitled to receive, in consideration thereof, for each Share subject to the Options held by such Option Holder, an amount equal to the excess, if any, of the Merger Consideration over the exercise price per Share for the purchase of the Company Common Stock in respect of such Option. Each Company Restricted Stock Award which is outstanding immediately prior to the Effective Time shall become fully vested and the holder thereof shall be entitled to receive, in respect of each share of Company Common Stock subject thereto, the Merger Consideration. Each Company Phantom Stock Unit Award which is outstanding immediately prior to the Effective Time shall become fully vested and exercisable and the holder thereof shall be entitled to receive a cash payment in an amount determined in accordance with the terms thereof. The amounts payable pursuant to this Section 2.1(c) shall be paid as soon as reasonably practicable following the Closing Date and shall be subject to and made net of all applicable withholding taxes; provided, however, that with respect to any Option Holder or holder of a Company Restricted Stock Award or holder of a Company Phantom Stock Unit Award subject to Section 16(a) of the Exchange Act, any such payment shall be made as soon as reasonably practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon receipt of such payment in respect of any Option, Company Restricted Stock Award or Company Phantom Stock Unit Award, the related Option, Company Restricted Stock Award or Company Phantom Stock Unit Award shall be cancelled. The surrender of any Option, Company Restricted Stock Award or Company Phantom Stock Unit Award in exchange for the applicable consideration contemplated by this Section 2.1(c) shall be deemed a release of any and all rights the holder thereof had or may have had in respect thereof. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary consents or releases from Option Holders and to take all such other lawful action as may be necessary to give effect to this
Section 2.1(c) (except for such action as may require the approval of the Company's stockholders). The Company shall take all action necessary to ensure that following the Effective Time no Option Holder shall have any right, in respect of any Option held by such Option Holder, to acquire equity securities of the Company or the Surviving Corporation.

  (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who has not voted in favor of or consented to the Merger and complies with the applicable provisions of the DGCL concerning the rights of holders of Shares to require appraisal of their Shares ("Dissenting Shares"), as appropriate, shall not be converted as described in Section 2.1(a), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be cancelled as of the Effective Time and be converted into the right to receive the Merger Consideration allocated as provided in Section 2.1(a). The Company shall give Newco prompt notice of any demands for appraisal of Shares received by the Company. The Company shall not, without the prior written consent of Newco, make any payment with respect to, or settle or offer to settle, any such demands.

  (e) Capital Stock of Newco. Each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $1.00 par value per share (the "Surviving Corporation Shares" or "Surviving Corporation Common Stock"), of the Surviving Corporation and each share of Series A Preferred Stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Series A Preferred Stock, $1.00 par value per share (the "Series A Preferred Stock"), of the Surviving Corporation.

  SECTION 2.2 Surrender of Certificates.

  (a) Paying Agent. Prior to the Effective Time, Newco shall designate a bank, trust company or other entity who shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the "Paying Agent") to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(a). At the Effective Time, the Surviving Corporation will make available to the Paying Agent funds necessary to complete the payments contemplated by Sections 2.1(a) on a timely basis. In addition, Newco shall take all necessary action to ensure that at the Effective Time, the Surviving Corporation will have the funds necessary to complete the payments contemplated by Section 2.1(c) on a timely basis. Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Newco or, after the Effective Time, the Surviving Corporation, provided that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to the Surviving Corporation).

  (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to promptly, but in no event later than three business days following the Effective Time, mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates") whose Shares were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Newco may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided in Section 2.1(a). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Newco, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

  (c) No Further Ownership Right in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

  (d) Termination of Payment Fund. Any portion of the funds made available to the Paying Agent (and the proceeds of any interest or other income received by the Paying Agent in respect of all such funds) to pay the Merger Consideration which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration to which they are entitled, without interest.

  (e) No Liability. None of Newco, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Newco as follows:

  SECTION 3.1 Organization. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on the Company. Item 3.1 of the letter from the Company to Newco dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter (the "Company Letter") sets forth a true and complete list of the jurisdiction of incorporation of the Company and its Subsidiaries, and identifies each jurisdiction in which such entity is qualified to do business. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction identified in Item 3.1 of the Company Letter, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company or prevent or result in a third party delaying the consummation of the Merger and except as set forth in Item 3.1 of the Company Letter. The Company has delivered to Newco complete and correct copies of its Certificate of Incorporation and By-Laws and has made available to Newco the Certificate of Incorporation and By-Laws (or similar organizational documents) of each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any provision of its Certificate of Incorporation.

  SECTION 3.2 Subsidiaries. Except as set forth in Item 3.2 of the Company Letter, all of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, agreements, equitable interests, restrictions on transfer, limitations in the Company's voting rights, encumbrances and security interests of any kind or nature whatsoever or restrictions on the creation of any of the foregoing (collectively, "Liens") other than restrictions on transfer under applicable securities laws, and are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Item 3.2 of the Company Letter and except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity.

  SECTION 3.3 Capital Structure. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, $.01 par value per share (the "Company Preferred Stock"). At the close of business on February 6, 1998, (i) 13,856,922 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 495,072 shares of Company Common Stock were held by the Company in its treasury and
(iii) no shares of Company Preferred Stock were issued and outstanding. As of the date of this Agreement, except for (i) the rights to purchase shares of the Series A Junior Participating Preferred Stock, $.01 par value, of the Company (the "Rights") issued pursuant to the Stockholders Rights Agreement dated as of September 22, 1994, as amended by First Amendment to Stockholders Rights Agreement dated as of February 15, 1995 (collectively, the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent, (ii) (A) options to purchase not in excess of 1,643,071 shares of Company Common Stock granted under the Company's Restated and Amended 1991 Management Stock Incentive Plan, the Company's Restated and Amended 1992 Management Stock Incentive Plan, the Company's Restated and Amended 1992 Outside Directors Stock Option Plan, the Company's Restated and Amended 1993 Outside Directors Stock Option Plan, the Company's 1996 Stock Option Plan and the American Recreation Company Holdings, Inc. Stock Option Plan (collectively, the "Company Benefit Plan Stock Options"), (B) options to purchase not in excess of 27,500 shares of Company Common Stock granted to certain representatives of the Company (the "Company Representative Stock Options"), (C) an option to purchase 600,000 shares of Company Common Stock granted to Brunswick Corporation (the "Brunswick Stock Option") and (D) options to purchase not in excess of 26,900 shares of Company Common Stock granted in connection with certain acquisitions made by the Company or its Subsidiaries (the "Company Acquisition Stock Options"), (iii) awards of shares of restricted Company Common Stock covering not in excess of 24,787 shares of Company Common Stock (the "Company Restricted Stock Awards"), (iv) awards of phantom stock units covering not in excess of 112,060 units and awards of phantom stock units that may be made in satisfaction of the obligations of the Company pursuant to a certain employment agreement (the "Company Phantom Stock Unit Awards") and (v) 1,595,450 shares of Company Common Stock that may become deliverable upon conversion of the Company's 4 1/4% Convertible Subordinated Debentures due 2000 (the "Debentures"), there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue or sell, or cause to be issued, delivered or sold, additional shares of capital stock or phantom stock units of the Company or any Subsidiary or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Item
3.3 of the Company Letter lists the holders of Options outstanding at the close of business on February 6, 1998, the number of shares of Company Common Stock subject to each such Option, the first date such Option became or will become exercisable and the exercise price applicable to such Option. All of the shares of capital stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive or other similar rights. There are not as of the date hereof and there will not be at the Effective Time, any stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which any of them is bound relating to the voting of any shares of the capital stock of the Company which will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by the stockholders of the Company with respect to the Merger and the transactions contemplated by this Agreement.

  Except as set forth in the Company SEC Documents or Item 3.3 of the Company Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's Subsidiaries.

  SECTION 3.4 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to approval by the Company's stockholders of the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval by the Company's stockholders of this Agreement and the Merger. The Special Committee, at a meeting duly called and held, has by the unanimous vote of all of its members approved this Agreement and determined that it is advisable and in the best interests of the Company to enter into the Merger. The Board of Directors, at a meeting duly called and held, pursuant to the recommendation of the Special Committee, by the vote of all directors present and voting (i) approved this Agreement and determined that it is advisable and in the best interests of the Company to enter into the Merger and (ii) resolved to recommend that the holders of shares of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereunder, including the Merger. The Board of Directors of the Company, by a vote of at least two-thirds of the incumbent directors, has approved the Merger for purposes of ARTICLE ELEVENTH of the Company's Certificate of Incorporation. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Newco) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

  SECTION 3.5 Consent and Approvals; No Violations. Except as set forth in
Item 3.5 of the Company Letter, the execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, redemption or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) any provision of the Certificate of Incorporation, By-Laws or comparable organization documents of the Company or any of the Subsidiaries of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement (other than, with respect to termination, agreements terminable at will or upon 90 days' or less notice by the terminating party), instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iii) assuming all the consents, filings and registrations referred to in the next sentence are made and obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than in the case of clause (ii) or
(iii), any such violations, defaults, rights, losses or liens, that, individually or in the aggregate, are not material. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state) or foreign court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the other transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals") or state securities or "blue sky" laws, (v) such filings as may be required in connection with the taxes described in
Section 6.5, (vi) in connection, or in compliance, with the provisions of the Competition Act (Canada) (the "Competition Act") and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets.

  SECTION 3.6 SEC Documents and Other Reports. Except as set forth in Item 3.6 of the Company Letter, the Company has timely filed all required documents with the Securities and Exchange Commission (the "SEC") since April 10, 1992 (the "Company SEC Documents"). As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and during any period of effectiveness, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

  SECTION 3.7 Absence of Material Adverse Change. Except as disclosed in Items
3.7 or 3.12(b) of the Company Letter or in the Company SEC Documents, between June 28, 1997 and the date hereof, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been (i) any Material Adverse Change with respect to the Company or any of its Subsidiaries, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuances or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its Subsidiaries to any officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of June 28, 1997, (y) any change to the Company's or any of its Subsidiaries' severance or termination plans, agreements or arrangements with any of their employees, except as part of a standard employment package to any person promoted or hired (but not including the five most senior officers), or as was required under employment, severance or termination agreements in effect as of June 28, 1997, or (z) any entry by the Company or any of its Subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any employee or executive officer, except for agreements entered into in the ordinary course of business, consistent with past practice, with employees who are not executive officers of the Company, none of which agreements, individually or in the aggregate, are or would be reasonably likely to be material to the Company, (v) any material damage, destruction or loss, whether or not covered by insurance, (vi) any revaluation by the Company of any of its material assets, (vii) any material change in accounting methods, principles or practices by the Company, or (viii) any amendments or changes in the Certificate of Incorporation or By-Laws of the Company.

  SECTION 3.8 Information Supplied in Proxy Statement. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the proxy statement, or in any amendments or supplements thereto (the "Proxy Statement"), to be sent to the stockholders of the Company in connection with the meeting of stockholders of the Company to consider the Merger (the "Stockholders Meeting"), or, if required under the Exchange Act, in the Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") filed under the Exchange Act with the Proxy Statement, will at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, (i) be false or misleading with respect to any material fact, in light of the circumstances under which made, or (ii) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading, except that no representation or warranty is made by the Company in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by Newco or any of its respective representatives specifically for inclusion or incorporation by reference therein. The Proxy Statement and, if required, the Schedule 13E-3, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by Newco or any of its respective representatives specifically for inclusion or incorporation by reference therein.

  SECTION 3.9 Compliance with Laws; Permits. The Company and its Subsidiaries are not and the businesses of the Company and its Subsidiaries are not being conducted in material violation of any law, ordinance or regulation, order, judgment or decree of any Governmental Entity. The Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Government Entities necessary for the lawful conduct of their respective businesses.

  SECTION 3.10 Tax Matters. Except as set forth in Item 3.10 of the Company
Letter:

  (a) All Tax Returns required to be filed by or with respect to the Company, each of its Subsidiaries, and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member (together, the "Company, Subsidiaries and/or Groups"), for which there could be material liabilities, interest or penalties, have been duly and timely filed (taking into account all valid extensions of filing dates), and all such Tax Returns are true, correct and complete in all material respects. Each of the Company, Subsidiaries and/or Groups has duly and timely paid (or there has been paid on its behalf) all material Taxes that are due. Except as set forth in Item 3.10(a) of the Company Letter, none of the Company, Subsidiaries and/or Groups currently is the beneficiary of any extensions of time within which to file any Tax Return. With respect to any period for which Taxes are not yet due with respect to the Company, Subsidiaries and/or Groups, each of the Company, Subsidiaries and/or Groups has made due and sufficient current accruals for such Taxes in accordance with GAAP in the most recent financial statements contained in the Company SEC Documents. The Company and each of its Subsidiaries have withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party and such amounts have been reserved against and entered on the books of the Company and its Subsidiaries.

  (b) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any of the Company, Subsidiaries and/or Groups for any taxable period. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending in writing with regard to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to any of the Company, Subsidiaries and/or Groups. All deficiencies of Taxes assessed by any applicable taxing authority have been paid, fully settled or adequately provided for in the financial statements contained in the Company SEC Documents. Neither the Company nor any Subsidiary of the Company has received written notice that any assessment of Taxes is proposed against any of the Company or any of its Subsidiaries or any of their assets.

  (c) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its Subsidiaries or any of their assets.

  (d) None of the Company, Subsidiaries and/or Groups has executed or entered into with the Internal Revenue Service ("IRS"), or any taxing authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits for, the Company or any of its Subsidiaries for any taxable period ending after the Closing Date.

  (e) There are no requests for rulings from any taxing authority for information with respect to Taxes of the Company or any of its Subsidiaries and, to the knowledge of the Company, no material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned or leased by the Company or any of its Subsidiaries have been proposed in written form.

  (f) None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code (S)897(c)(2) during the applicable period specified in Code (S)897(c)(1)(A)(ii). Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax, within the meaning of Code (S)6662. None of the Company, Subsidiaries and/or Groups (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than any of the Company, Subsidiaries and/or Groups) under Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

  SECTION 3.11 Liabilities. Except (a) for liabilities incurred in the ordinary course of business consistent with past practice, none of which individually or in the aggregate would have a Material Adverse Effect on the Company or any of its Subsidiaries, (b) for expenses incurred in connection with this Agreement, (c) for liabilities set forth on the most recent balance sheet (including any notes thereto) included in the Company's financial statements included in the Company SEC Documents filed with the SEC since June 28, 1997, or (d) as set forth in Item 3.11 of the Company Letter, from June 28, 1997 until the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise.

  SECTION 3.12 Benefit Plans; Employees and Employment Practices. (a) Item 3.12(a) of the Company Letter contains a list of (i) each "employee pension benefit plan" (as defined in Section 3(2) ERISA) maintained, sponsored or contributed to by the Company or any of its U.S. or foreign Subsidiaries for the benefit of current or former employees, officers or directors of the Company and any such Subsidiaries and (ii) each "employee welfare pension benefit plan" (as defined in Section 3(1) of ERISA) maintained, sponsored or contributed to by the Company or any of its U.S. or foreign Subsidiaries for the benefit of current or former employees, officers or directors of the Company and any such Subsidiaries. The Company has made available to Newco true, complete and correct copies of (i) each Benefit Plan together with all amendments (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 (and related schedules and financial statements or opinions required in connection therewith) filed with the IRS with respect to each Benefit Plan (if any such report was required), (iii) the most recent actuarial report with respect to each Benefit Plan, as applicable, (iv) the most recent summary plan description or other summary (and a summary of material modifications, if applicable) for each Benefit Plan (if such summary is required or available),
(v) each trust agreement and group annuity contract relating to any Benefit Plan, and (vi) copies of any notices, letters or other correspondence from the IRS or the Department of Labor relating to a Benefit Plan.

  (b) Except as disclosed in the Company SEC Documents or Item 3.12(b) of the Company Letter, since the date of the most recent audited financial statements included in the Company SEC Documents, there has not been any adoption or amendment in any material respect (including any increase or improvements in benefits or coverage), whether or not in writing, by the Company or any of its Subsidiaries of any collective bargaining agreement or any Benefit Plan providing benefits to any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries. Except as disclosed in Item 3.12(b) of the Company Letter or in the Company SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements between the Company or any of its Subsidiaries and any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries.

  (c) Except as disclosed in Item 3.12(c) of the Company Letter, all Pension Plans which are intended to be tax-qualified are so tax-qualified and have received determination letters in respect of such Pension Plans from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and, to the knowledge of the Company, there is no reason why any such Pension Plan is not currently so qualified.

  (d) Except as disclosed in Item 3.12(d) of the Company Letter, each Benefit Plan has been administered in all material respects in conformity with its terms and the applicable requirements of ERISA and the Code and other applicable laws and all contributions required to be made have been made in accordance with the provisions of each such Benefit Plan and with ERISA, the Code, applicable collective bargaining agreements and other applicable laws.

  (e) None of the Company or any of its Subsidiaries, or any other person or entity that, together with the Company, is treated as a single employer under
Section 414 of the Code or Section 4001 (b)(1) of ERISA (an "ERISA Affiliate"), currently maintains or has, since becoming affiliated with the Company, maintained any Pension Plan subject to Title IV or ERISA, including any "multiemployer plan" (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), or has incurred any liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation (other than contributions and premiums in the ordinary course) that has not been fully paid as of the date hereof which would be reasonably expected to have a Material Adverse Effect on the Company and, to the knowledge of the Company, no ERISA Affiliate has, prior to becoming affiliated with the Company, maintained any such Pension Plan or incurred any such liability. To the Company's knowledge, none of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or, to the knowledge of the Company, any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary responsibility that could reasonably be expected to subject the Company, any of its Subsidiaries or any officer of the Company or any of its Subsidiaries to any material tax on prohibited transactions imposed by Section 4975 of the Code or to any material liability under Section 502(i) or (1) of ERISA, where the liability that would be reasonably expected to occur would have a Material Adverse Effect on the Company. With respect to any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA to which the Company has ever contributed or been obligated to contribute or to which an ERISA Affiliate has, since becoming affiliated with the Company, contributed or been obligated to contribute, no event has occurred that could give rise to a liability on the part of the Company or any Subsidiary under Part 1 of Subtitle E of Title IV of ERISA and, to the Company's knowledge, with respect to any such plan to which an ERISA Affiliate has, prior to becoming affiliated with the Company, contributed or been obligated to contribute, no event has occurred that could give rise to such a liability.

  (f) There is no pending dispute, arbitration, claim, suit or grievance involving a Benefit Plan (other than routine claims for benefits payable under any such Benefit Plan), and to the knowledge of the Company, there is no basis for any such claim, that would reasonably be expected to have a Material Adverse Effect on the Company.

  (g) Except as disclosed in Item 3.12(g) of the Company Letter, there are no controversies, strikes, work stoppages or disputes pending between the Company or any of its Subsidiaries and any current or former employees, and, to the Company's knowledge, no organizational effort by any labor union or other collective bargaining unit currently is under way with respect to any employee, which would reasonably be expected to have a Material Adverse Effect on the Company. A true, complete and correct copy of any applicable collective bargaining agreement has been made available to Newco, and the Company and its Subsidiaries are in compliance in all material respects with the terms thereof.

  (h) Except as disclosed in Item 3.12(h) of the Company Letter, and other than as required under Section 601 et seq. of ERISA, no Benefit Plan that is a welfare plan provides benefits or coverage following retirement or other termination of employment. Nothing has occurred with respect to any Benefit Plan described in Section 4980B of the Code that could subject the Company or any Subsidiary to a material tax under Section 4980B of the Code. Neither the Company nor its Subsidiaries maintains or contributes to a welfare benefit trust or fund that constitutes or is associated with a Benefit Plan and that is intended to be exempt from federal income tax under Section 501(c)(9) of the Code.

  (i) Except as disclosed in Item 3.12(i) of the Company Letter, no provision of any Benefit Plan, other than any such plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, would result in any limitation on the ability of the Company, any Subsidiary or the Investors to amend or terminate the plan.

  SECTION 3.13 Litigation. Except as disclosed in Item 3.13 of the Company Letter or in the Company SEC Documents, as of the date hereof there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened (i) against the Company or any of its Subsidiaries or against any properties or rights of the Company and its Subsidiaries or
(ii) which would impair the ability of the Company to perform its obligations under this Agreement or result in a third party delaying the consummation of the Merger or which seeks to enjoin or obtain damages in respect of the transactions contemplated by this Agreement. Except as disclosed in Item 3.13 of the Company Letter or in the Company SEC Documents, as of the date hereof neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree of any court or Governmental Entity which would impair the ability of the Company to perform its obligations under this Agreement or result in a third party delaying the consummation of the Merger or which enjoins or imposes damages in respect of the transactions contemplated by this Agreement.

  SECTION 3.14 Environmental Matters. Except as set forth in Item 3.14 of the Company Letter:

  (a) The operations of the Company and its Subsidiaries have been and, as of the Effective Time, will be, in compliance in all respects with all Environmental Laws except for any such noncompliance which would not result in a Material Adverse Effect on the Company;

  (b) The Company and its Subsidiaries have obtained and will, as of the Effective Time, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not materially impair the ability of the Company and its Subsidiaries to continue operations;

  (c) The Company and its Subsidiaries are not subject to any outstanding written orders from, or written agreements with, any Governmental Entity respecting (A) violations or liability pursuant to Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material, except for any agreements which would not result in a Material Adverse Effect;

  (d) The Company and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability is outstanding, except for any such violation or liability which would not result in a Material Adverse Effect on the Company;

  (e) Neither the Company nor any of its Subsidiaries has any liability or contingent liability in connection with the Release of any Hazardous Material into the environment (whether on-site or off-site) which would result in the Company and its Subsidiaries incurring Environmental Costs and Liabilities that would result in a Material Adverse Effect;

  (f) The Company or its Subsidiaries do not engage in the transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under permit requirements set forth in 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent;

  (g) Except as would not have a Material Adverse Effect on the Company, there is not now nor has there been in the past, on or in any property of the Company or its Subsidiaries any of the following: (A) any underground storage tanks or surface impoundments containing Hazardous Materials, (B) any asbestos-containing materials, or (C) any polychlorinated biphenyls in regulated quantities; and

  (h) No judicial or administrative proceedings are pending and, to the knowledge of the Company, no governmental investigations are pending and no such proceedings or investigations are threatened against the

Company or any of its Subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law or as the result of the Release or alleged Release of a Hazardous Material.

  SECTION 3.15 State Takeover Statutes; Charter Provisions; Rights
Agreement. The action of the Board of Directors of the Company in approving the Merger, this Agreement and the transactions contemplated by this Agreement is sufficient to render inapplicable to the Merger and this Agreement the provisions of (i) Section 203 of the DGCL, (ii) Article ELEVENTH of the Company's Certificate of Incorporation and (iii) Article 14 of the Indenture dated as of November 15, 1993 between the Company and Harris Trust and Savings Bank, Trustee (the "Indenture"), including without limitation the approval of, election or appointment of representatives of Newco to the Board of Directors of the Surviving Corporation. The Company has made available to Newco a complete and correct copy of the Rights Agreement, including all current amendments and exhibits thereto. The Board of Directors of the Company has taken all action necessary to amend the Rights Agreement to provide that: (i) a Distribution Date (as defined in the Rights Agreement) shall not occur, the Rights shall not separate (to the extent the Rights Agreement otherwise provides for such separation) or become exercisable and Newco shall not become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution or delivery of this Agreement by the Company, the public announcement of such execution and delivery or the performance or agreement by the Company to effect the Merger in accordance with the terms of this Agreement or perform any of its obligations under this Agreement and (ii) the Rights shall cease to be exercisable at or after the Effective Time in accordance with the terms thereof and the terms and conditions hereof. The Company has provided Newco with a copy of such amendment to the Rights Agreement executed by the Company and the Rights Agent.

  SECTION 3.16 Brokers. No broker, investment banker, financial advisor or other person, other than NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery"), the fees and expenses of which will be paid by the Company (and are reflected in an agreement between NationsBanc Montgomery and the Company, a complete copy of which has been furnished to Newco), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

  SECTION 3.17 Title to Assets. Except as set forth in Item 3.17 of the Company Letter, the Company and each of its Subsidiaries have good and defensible title to all of their properties and assets, free and clear of all Liens, charges and encumbrances, except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not have a Material Adverse Effect; and, all leases pursuant to which the Company or any of its Subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect.

  SECTION 3.18 Intellectual Property. The Company or its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property material to the operation of the businesses of the Company and its Subsidiaries as currently conducted. To the Company's knowledge, no third party has asserted any challenge to the validity of any of the patents and trademark registrations included in the Intellectual Property that are material to the operation of the businesses of the Company or the Subsidiaries as currently conducted. Except as disclosed on Item 3.18 of the Company Letter, to the Company's knowledge, the Company has received no notice, threat or claim from any third party, nor to the Company's knowledge has any suit been filed by any third party, asserting that the operation of the businesses of the Company or its Subsidiaries as currently conducted infringes the Intellectual Property rights of any third party, nor, to the knowledge of the Company, does any basis exist for such a notice, threat, claim or suit. Except as disclosed on Item 3.18 of the Company Letter, to the Company's knowledge, no third party has infringed or is believed by the Company to be currently infringing any material Intellectual Property rights of the Company or its Subsidiaries. Except as disclosed on Item 3.18 of the Company Letter, neither the Company nor its Subsidiaries has licensed any material

Intellectual Property of the Company or its Subsidiaries to any third party and, to the knowledge of the Company, no third party has any right to use any such Intellectual Property.

  SECTION 3.19 Opinion of Financial Adviser. The Company has received the opinion (the "Fairness Opinion") of NationsBanc Montgomery to the effect that, as of the date thereof, the cash consideration to be received by the holders of Company Common Stock and the Merger are fair from a financial point of view to such holders. As of the date of this Agreement, the Company has been authorized by NationsBanc Montgomery to include the Fairness Opinion in the Proxy Statement. The Fairness Opinion has not been withdrawn or modified (it being understood that the Company shall be under no obligation to furnish an update of the Fairness Opinion dated as of the Effective Time). True and complete copies of all agreements between the Company or any of its affiliates and NationsBanc Montgomery relating to the transactions contemplated by this Agreement have previously been provided to the Investors.

  SECTION 3.20 Insurance. Except as set forth in Section 3.20 of the Company Letter, all material fire and casualty, general liability, business interruption, product liability, professional liability, director and officer liability and sprinkler and water damage insurance policies (the "Policies") maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards. Except as set forth in the Company SEC Documents or in Item 3.20 of the Company Letter, the Company and its Subsidiaries have continuously maintained Policies with reputable insurance carriers which have provided full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective property and assets.

  SECTION 3.21 Interested Party Transactions. Except as set forth in Item 3.21 of the Company Letter or in the Company SEC Documents or as expressly contemplated by this Agreement, since the date of the Company's proxy statement dated October 17, 1997, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  SECTION 3.22 Restrictions on Business Activities. Except for this Agreement or as set forth in Item 3.22 of the Company Letter or in the Company SEC Documents, there is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company, except for any prohibition or impairment as would not have a Material Adverse Effect.

  SECTION 3.23 Labor Matters. Except to the extent as set forth in Item 3.23 of the Company Letter or in the Company SEC Documents:

  (a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to the knowledge of the Company, there have been no organizing activities involving the Company or any of its Subsidiaries with respect to any group of employees of the Company or any of its Subsidiaries.

  (b) As of the date hereof, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries.

  (c) As of the date hereof, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought or filed, with any Governmental Entity or arbitrator(s) based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

  SECTION 3.24 Customers. Except as set forth in Item 3.24 of the Company Letter, as of the date hereof, none of the top 5 customers (by annual dollar volume in fiscal 1997) of the Company or any of its Subsidiaries has terminated or significantly reduced, or notified the Company or any of its Subsidiaries of its intention to or, to the knowledge of the Company, intends to terminate or significantly reduce its relationship with the Company or any of its Subsidiaries.

  SECTION 3.25 Consents. Item 3.25 of the Company Letter sets forth a true, correct and complete list of any person whose consent or approval is required, or to whom notice is required to be sent, and the matter, agreement or contract to which such consent, approval or notice relates, in connection with the Merger and the transactions contemplated by this Agreement, except for any consents or notices which do not relate to any material contract, agreement or instrument to which the Company or any of its Subsidiaries is bound.

  SECTION 3.26 Change in Control Payments. Except as contemplated by this Agreement or as disclosed in Item 3.12(b) or Item 3.26 of the Company Letter or in the Company SEC Documents, neither the Company nor any of its Subsidiaries have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company or any of its Subsidiaries.

  SECTION 3.27 Contractual Obligations. Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, deed, mortgage, lease, license, indenture, commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument, including without limitation, any document or instrument evidencing or otherwise relating to any indebtedness, stock redemption or purchase agreements, financing agreements, distribution agreements or royalty agreements, in each case, which is required to be filed as an exhibit to the Company's SEC Documents which has not been so filed.

  SECTION 3.28 Disclosure. The representations and warranties contained in this Article III (including the Company Letter and any other schedules and exhibits required to be delivered pursuant to this Agreement) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
Article III not misleading.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF NEWCO

  Newco represents and warrants to the Company as follows:

  SECTION 4.1 Organization. Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Newco is not in violation of any provision of its Certificate of Incorporation.

  SECTION 4.2 Authority. Newco has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby.

The execution, delivery and performance of this Agreement by Newco and the consummation by Newco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Newco. This Agreement has been duly executed and delivered by Newco and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of Newco enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

  SECTION 4.3 Consents and Approvals; No Violations. The execution and delivery by Newco of this Agreement does not, and the consummation by Newco of the transactions contemplated hereby and compliance by Newco with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse or time, or both) under, or give rise to a right of termination, cancellation, redemption or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Newco under, (i) any provision of the Certificate of Incorporation, By-Laws or comparable organization documents of Newco, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement (other than, with respect to termination, agreements terminable at will or upon 90 days' or less notice by the terminating party), instrument, permit, concession, franchise or license applicable to Newco or (iii) assuming all the consents, filing and registrations referred to in the next sentence are made and obtained, any judgment, order, decree, stature, law, ordinance, rule or regulation applicable to Newco or any of its respective properties or assets, other than, in the case of clause (ii) or (iii), any such violations, defaults, rights, losses or Liens, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Newco or prevent or result in a third party materially delaying the consummation of the Merger. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Newco in connection with the execution and delivery of this Agreement by Newco or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Newco is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the other transactions contemplated by this Agreement, (iv) such filing, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals or state securities or "blue sky" laws, (v) such filings as may be required in connection with the taxes described in Section 6.5, (vi) in connection, or in compliance, with the provisions of the Competition Act and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which it conducts any business or owns any property.

  SECTION 4.4 Information Supplied in Proxy Statement. None of the information supplied or to be supplied by Newco specifically for inclusion or incorporation by reference in the Proxy Statement or, if required, the
Schedule 13E-3, will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, (i) be false or misleading with respect to any material fact, in light of the circumstances which made, or (ii) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading, except that no representation or warranty is made by Newco in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein. The Proxy Statement and, if required, the Schedule 13E-3, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Newco in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein.

  SECTION 4.5 Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

  SECTION 4.6 Brokers. No third party broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco.

  SECTION 4.7 Financing. Newco has financing commitments described in the commitment letter from Societe Generale Investment Banking dated February 12, 1998 (the "Commitment Letter") to provide funds in an amount adequate to pay the Merger Consideration. Assuming that the financing contemplated by the Commitment Letter is consummated in accordance with the terms thereof, the funds to be borrowed and/or provided thereunder, together with Newco's available cash, will provide sufficient funds to pay the Merger Consideration. As of the date of this Agreement, Newco is not aware of any facts or circumstances that create a reasonable basis for Newco to believe that Newco will not be able to obtain financing in accordance with the terms of the Commitment Letter.

  SECTION 4.8 Disclosure. The representations and warranties contained in this
Article IV do not contain any untrue statement of a material fact or omit to state any material fact in order to make the statements and information contained in this Article IV not misleading.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

  SECTION 5.1 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement until the Effective Time the Company shall, and shall cause each of its Subsidiaries to, in all material respects, except as contemplated by this Agreement, carry on its business in the ordinary course as currently conducted and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its present relationships with customers, suppliers and others having significant business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or Item 5.1 of the Company Letter, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Newco (which consent shall not be unreasonably withheld or delayed):

  (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than the payment by a Subsidiary of a dividend or distribution to the Company or another wholly-owned Subsidiary), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

  (b) except as set forth in Item 3.12(b) of the Company Letter and except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of this Agreement (including, without limitation, the Options) or upon conversion of Debentures, issue, deliver, sell, pledge, dispose of or accelerate vesting, exercise or conversion of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities (other than pursuant to the Rights Agreement and other than issuances by a wholly-owned Subsidiary of the Company of its capital stock to the Company);

  (c) amend its Certificate of Incorporation or By-Laws or other similar organizational documents, other than as contemplated by Section 6.9;

  (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than acquisitions or purchases of assets to the extent permitted by Section 5.1(m) or the purchase of supplies, raw materials or inventory of finished goods in the ordinary course of business;

  (e) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its tangible or intangible assets, other than sales of inventory in the ordinary course of business or which involve assets which in the aggregate are not in excess of $1,000,000;

  (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or other investments in, any other person, other than to or in the Company or any Subsidiary of the Company;

  (g) except as set forth in Item 3.2 of the Company Letter, alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

  (h) except as disclosed in Item 3.12(b) of the Company Letter, increase the compensation payable or to become payable to its directors, officers, employees, consultants or independent contractors, except for increases required under agreements existing on the date hereof, and increases for officers and employees in the ordinary course of business consistent with past practice; or grant any severance or termination pay to, or enter into any employment or severance or consulting agreement with, or establish, adopt, enter into, or amend or take action to enhance or accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or independent contractor or employee, except, in each case, as may be required by the terms of any such plan, agreement, trust, fund, policy or arrangement or to comply with applicable law or regulation;

  (i) knowingly violate or fail to perform any material obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

  (j) settle or compromise any suit, proceeding or claim or threatened suit, proceeding or claim for an amount that is more than $250,000 in the case of any individual suit, proceeding or claim or $1,000,000 for all suits, proceedings or claims;

  (k) redeem the Rights or, other than as contemplated by Section 3.15 or
Section 5.2, amend the Rights Agreement or take action to declare Newco to be an Adverse Person (as defined in the Rights Agreement);

  (l) except as may be required as a result of a change in law or in generally accepted accounting principles, make any material change in its method of accounting;

  (m) make or agree to make any new capital expenditure not expressly contemplated by the current management plan (a copy of which has been furnished to Newco) that exceeds $100,000;

  (n) except to the extent permitted by Section 5.1(j), pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, (1) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (2) of liabilities required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date hereof;

  (o) enter into, modify or amend in any respect, other than immaterial modifications or amendments of which the Company shall give Newco prior written notice, or terminate any material contract or agreement to which the Company or any of its Subsidiaries is a party, or waive, release or assign any material rights or claims, in each case, in any manner adverse to the Company or any of its Subsidiaries; or

  (p) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  SECTION 5.2 No Solicitation. (a) The Company shall, and shall direct its affiliates, officers, directors, employees, representatives and agents to immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize any of its affiliates, officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries, or permit any of the foregoing, other than affiliates who are not controlled by the Company to, directly or indirectly,
(i) solicit or initiate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in or enter into any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to adoption of this Agreement by the Company's stockholders at the Stockholders Meeting, the Board of Directors of the Company receives a Takeover Proposal and determines in good faith, after consultation with outside counsel, that it would be required in order to fulfill its fiduciary responsibilities to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal, and subject to providing prior notice to Newco as contemplated below, (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement in substantially the same form as the confidentiality agreement entered into between the Company and Newco and (y) participate in or enter into discussions, investigations and/or negotiations regarding such Takeover Proposal.

  From and after the date hereof, the Company shall promptly notify Newco after receipt of any Takeover Proposal, or any modification of or amendment to any Takeover Proposal, or any request for any nonpublic information relating to the Company or any of its Subsidiaries in connection with a Takeover Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that informs the Board of Directors of the Company or such Subsidiary that it is considering making, or has made, a Takeover Proposal. Such notice to Newco shall be made in writing, and shall indicate whether the Company is providing or intends to provide the person making the Takeover Proposal with access to information concerning the Company as provided in the preceding sentence; such notice shall also (to the extent required in order to fulfill the fiduciary duties of the Board of Directors to stockholders under applicable law) include the identity of the person or entity engaging in such discussions or negotiations, requesting such information or making such Takeover Proposal, and the material terms and conditions of any Takeover Proposal. The Company shall keep Newco reasonably and timely informed as to all of the relevant details relating to, and all material aspects of any such discussions or negotiations.

  (b) Except as set forth in this Section 5.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Newco, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement; (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the Company's stockholders at the Stockholders Meeting, the Board of Directors of the Company or such committee determines in good faith, after consultation with outside counsel, that it would be required in order to fulfill its fiduciary responsibilities to the Company's stockholders under applicable law, the Board of Directors of the Company or such committee may (subject to this and the following sentences) withdraw or modify its approval or recommendation of the Merger and this Agreement, approve or recommend a Superior Proposal or terminate this Agreement, but in each case, only at a time that is after the second business day following Newco's receipt of written notice advising Newco that the Board of Directors of the Company or such committee has received a Takeover Proposal that may constitute a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

  (c) Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is required in order to fulfill its fiduciary duties to the Company's stockholders under applicable law or is otherwise required under applicable law.

  SECTION 5.3 Disclosure to Newco; Delivery of Certain Filings. The Company shall promptly advise Newco orally and in writing if there occurs, to the knowledge of the Company, any change or event which results in the executive officers of the Company having a good faith belief that such change or event has resulted in or will result in a Material Adverse Effect on the Company. The Company shall provide to Newco, and Newco shall provide to the Company, copies of all filings made by the Company or Newco, as the case may be, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

  SECTION 5.4 Employee Benefit Plans. Prior to the Effective Time, the Company and/or any of its Subsidiaries, as necessary, shall amend the Retirement Plan, and any other Benefit Plan providing for a right to receive Company Common Stock, to provide that no participant in such plan will have a right to receive Company Common Stock on or after the Effective Time.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

  SECTION 6.1 Stockholder Approval; Preparation of Proxy Statement.

  (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement and, if required under the Exchange Act, the Schedule 13E-3 with the SEC and shall use its reasonable best efforts to have the Proxy Statement and, if required under the Exchange Act, the
Schedule 13E-3, cleared by the SEC as promptly as reasonably practicable. Newco and its counsel shall be given reasonable opportunity to review and comment upon the Proxy Statement prior to the Company's filing the Proxy Statement, or any amendment thereto, with the SEC. Newco and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the provisions of this Section 6.1.

  (b) Prior to the date of approval of the Merger Agreement by the Company's stockholders, each of Newco and the Company shall correct promptly any information provided by it to be used specifically in the Proxy Statement and, if required under the Exchange Act, the Schedule 13E-3, that shall have become false or misleading in any material respect, and, the Company shall take all steps reasonably necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement and, if required under the Exchange Act, the Schedule 13E-3, as so corrected to be disseminated to the stockholders of Company to the extent required by applicable law. Without limiting the generality of the foregoing, the Company shall notify Newco promptly of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3, or for additional information, and shall supply Newco with copies of all written correspondence and details of all oral correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. Whenever any event occurs which is required to be described in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, the Company shall, upon learning of such event, promptly notify Newco and the Company and Newco shall cooperate to promptly prepare, file and clear with the SEC and mail to the stockholders of Company such amendment or supplement; provided, however, that, prior to such mailing, (i) the Company and Newco shall consult with each other with respect to such amendment or supplement, (ii) the Company and Newco shall afford each other reasonable opportunity to comment thereon and (iii) each such amendment or supplement shall be reasonably satisfactory to the Company and Newco.

  (c) The Company shall call and, subject to the fiduciary responsibilities required of the Board of Directors of the Company, hold the Stockholders Meeting and provide the Proxy Statement to its stockholders in connection therewith as promptly as reasonably practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and the adoption of this Agreement. The Company shall, subject to its right to withdraw or modify its approval or recommendation of the Merger and this Agreement, to approve or recommend a Superior Proposal or to terminate this Agreement, in each case as set forth in Section 5.2(b), (i) recommend approval of the transactions contemplated by this Agreement by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) use all reasonable efforts to solicit from stockholders of the Company proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

  SECTION 6.2 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford to Newco and to the officers, employees, accountants, counsel, actuaries, financial advisors and other representatives of Newco reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments, documents and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Newco (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Newco may reasonably request; provided that the Company shall not be required to furnish to Newco any information which is subject to an attorney-client privilege or which constitutes attorney work product. All information obtained by or on behalf of Newco pursuant to this Section 6.2 shall be kept confidential in accordance with the Confidentiality Agreement dated October 8, 1997 between Coral Reef Capital L.L.C. and the Company.

  SECTION 6.3 Fees and Expenses.

  (a) Except as provided below in this Section 6.3, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

  (b) The Company shall pay, or cause to be paid, in same day funds to Newco
(x) $500,000 for reimbursement of Newco's expenses (the "Expense
Reimbursement") and (y) $2,500,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

    (i) if the Company terminates this Agreement under Section 8.1(b)(i), the Company shall pay Newco the Expense Reimbursement within three business days of such termination;

    (ii) if the Company terminates this Agreement under Section 8.1(c)(ii) or Newco terminates this Agreement under Section 8.1(f)(ii) or Section 8.1(f)(iii), the Company shall pay Newco the Expense Reimbursement and the Termination Fee within three business days of such termination; and

    (iii) if the Company terminates this Agreement under Section 8.1(c)(i) or Newco terminates this Agreement under Section 8.1(e) or Section 8.1(f)(i), the Company shall pay Newco the Expense Reimbursement within three business days of such termination; provided, however, that if between the date hereof and such termination date a Takeover Proposal shall have been made (other than a proposal made by Newco or the Investors) and if, concurrently with such termination or within twelve months thereafter, the Company enters into a merger agreement, acquisition agreement or similar agreement (including, without limitation, a letter of intent) with respect to a Takeover Proposal, or a Takeover Proposal is consummated, the Company shall pay Newco the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Takeover Proposal.

  (c) Any amounts due and payable under this Section 6.3 that are not paid when due shall bear interest at the prime rate as announced from time to time by BankBoston, N.A. plus 1% from the date due through the date of final payment of such amounts.

  (d) Notwithstanding anything contained in this Agreement to the contrary, the sole and exclusive remedy for any and all liabilities, demands, claims, actions, judgments or causes of action (either at law or in equity), assessments, losses, fines, penalties, costs, damages and expenses (collectively, "Claims"), sustained or incurred by Newco or the Investors resulting from this Agreement or the transactions contemplated hereby shall be limited to an aggregate amount of $3,000,000 (which amount shall include any required payments of the Termination Fee and Expense Reimbursement). Notwithstanding anything contained in this Agreement to the contrary, the Company's sole and exclusive remedy for any and all Claims resulting from this Agreement or the transactions contemplated hereby shall be against Newco and, provided that the Stock Subscription Agreements dated of even date herewith between Newco and each of the Investors shall remain in full force and effect, in no event shall the Company seek any relief or pursue any Claim against the directors, officers, shareholders or partners of either Newco or the Investors. Nothing contained in this Section 6.3(d) shall be construed to limit any obligation of Newco or the Surviving Corporation hereunder in the event the Merger is consummated.

  SECTION 6.4 Public Announcement. Newco and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

  SECTION 6.5 Real Estate Transfer Tax. Newco and the Company agree that the Surviving Corporation (without any liability to any of the Company's stockholders) will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Transfer Taxes"), and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Merger. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by the Surviving Corporation in its sole discretion. To the extent permitted by law, the Company's stockholders shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 6.5 in the preparation of any return with respect to the Transfer Taxes.

  SECTION 6.6 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Newco and the Company and their respective Boards of Directors shall use reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

  SECTION 6.7 Indemnification; Directors and Officers Insurance.

  (a) All rights to indemnification or exculpation, existing in favor of a director, officer, employee or agent (an "Indemnified Person") of the Company or any of its Subsidiaries (including, without limitation, rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company or any of its Subsidiaries), as provided in the Certificate of Incorporation of the Company, the By-Laws of the Company or any indemnification agreement, in each case, as in effect on the date of this Agreement, and relating to actions or events through the Effective Time, shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) to the extent involving any claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of the Company or unless such proceeding is brought by an Indemnified Person to enforce rights under this Section 6.7; provided further that any determination required to be made with respect to an Indemnified Person's conduct complies with the standards set forth under the DGCL, the Certificate of Incorporation of the Company, the By-Laws of the Company or any such agreement, as the case may be, shall be made by independent legal counsel selected by the Company and reasonably acceptable to the Indemnified Person; and provided further that nothing in this Section 6.7 shall impair any rights of any Indemnified Person. Without limiting the generality of the preceding sentence, in the event that any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation after the Effective Time, Newco shall, or shall cause the Surviving Corporation to, periodically advance to such Indemnified Person its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

  (b) Prior to the Effective Time, the Company shall have the right to obtain and pay for in full a "tail" coverage directors' and officers' liability insurance policy ("D&O Insurance") covering a period of not less than six years after the Effective Time and providing coverage in amounts and on terms consistent with the Company's existing D&O Insurance. In the event the Company is unable to obtain such insurance, Newco shall cause the Surviving Corporation to maintain the Company's D&O Insurance for a period of not less than six years after the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is canceled during such period, Newco or the Surviving Corporation shall use their best efforts to obtain substantially similar D&O Insurance; and provided further that the Company shall not, without Newco's consent, expend an amount in excess of 250% of the last annual premium paid prior to the date hereof to procure the above described "tail" coverage and neither Newco nor the Surviving Corporation shall be required to expend, in order to maintain or procure an annual D&O Insurance policy, in lieu of a tail policy, an amount in excess of 200% of the last annual premium paid prior to the date hereof. The last annual premium paid by the Company was $123,100.

  (c) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives.

  SECTION 6.8 Notification of Certain Matters. Newco shall give prompt notice to the Company, and the Company shall give prompt notice to Newco, of: (i) the occurrence, or non-occurrence, in each case, to the knowledge of the Company or Newco, as the case may be, of any event the occurrence, or non-occurrence, of which results in the executive officers of the Company or Newco, as the case may be, having a good faith belief that such change or event would be reasonably likely to cause (x) any representation or warranty of such entity contained in this Agreement that is not qualified as to materiality to be untrue or inaccurate in any material respect, (y) any representation or warranty of such entity contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect, or (z) any covenant, condition or agreement of such entity contained in this Agreement not to be complied with or satisfied in all material respects; and (ii) the executive officers of the Company or Newco, as the case may be, believing in good faith that the Company or Newco, as the case may be, has, to the knowledge of the Company or Newco, as the case may be, failed to comply with in all material respects or satisfy in all material respects any covenant, condition or agreement of such entity to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  SECTION 6.9 Recapitalization. Each of the Company and Newco agrees to use its reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a recapitalization and such accounting treatment to be accepted by their respective accountants and by the SEC, and each of the Company and Newco agrees that it shall take no action that would cause such accounting treatment not to be obtained in the event the Merger is consummated. Each of the Company and Newco agrees to take all steps reasonable and necessary to effect the Recapitalization.

  SECTION 6.10 Reasonable Efforts. Subject to fiduciary responsibilities, each of the Company and Newco agrees to use reasonable efforts to cause the consummation of the Merger to occur as soon as practicable in accordance with the terms hereof. Without limiting the foregoing, (a) each of the Company and Newco agree to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger and (b) each of the Company and Newco shall, and shall cause its Subsidiaries to, use reasonable efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, or notice to be sent to, any Governmental Entity or other public or private third party required to be obtained, made or sent by Newco, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by Newco, the Company or any of its respective Subsidiaries to consummate the Merger or the other transactions contemplated in this Agreement, the Company shall not, without Newco's prior written consent, commit to any divestiture of assets or businesses of the Company and its Subsidiaries if such divested assets and/or businesses are material to the assets or profitability of the Company and its Subsidiaries taken as a whole; and Newco shall not be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of the Company or that would have a Material Adverse Effect on Newco.

  SECTION 6.11 Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Merger or this Agreement without the prior written consent of Newco, which consent shall not be unreasonably withheld.

  SECTION 6.12 Employee Benefits.

  (a) Each employee of the Company or its Subsidiaries at the Effective Time (including each employee who is on vacation, temporary layoff, approved leave of absence, sick leave or short- or long-term disability) shall remain an employee of the Company or a Subsidiary of the Company, as the case may be, immediately following such time at the same compensation and wages as in effect immediately preceding such time. Until the first anniversary of the Effective Time, the Surviving Corporation shall maintain or cause to be maintained, wages, compensation levels and such benefits provided under the Benefit Plans for the benefit of employees and former employees of the Company or its Subsidiaries which are not less favorable than those wages, compensation levels and other benefits provided under the Benefit Plans that are in effect as of the date hereof; provided, however, that the Surviving Corporation shall not have any obligation to provide benefits based on equity securities of the Company or any equivalent thereof. Each employee of the Company or its Subsidiaries shall be credited with the unused vacation and sick leave credited to such employee through the Effective Time under the applicable vacation and sick leave policies of the Company and its Subsidiaries, and the Surviving Corporation shall permit or cause its Subsidiaries to permit such employees to use such vacation and sick leave. For all purposes under each employee benefit plan maintained by the Surviving Corporation which employees and former employees of the Company become eligible to participate in after the Effective Time, all persons previously employed by the Company and its Subsidiaries and then employed by the Surviving Corporation shall be credited with their years of service to the extent such service is taken into account under the most closely corresponding Benefit Plan provided, however, any such service need not be taken into account in determining accrual under a defined benefit pension plan established after the Effective Time.

  (b) Employment of any of the employees by the Surviving Corporation will be "at will" and may be terminated by the Surviving Corporation at any time for any reason (subject to any legally binding agreement other than this Agreement, or any applicable laws or collective bargaining agreement, or any other arrangement or commitment). Except as otherwise provided in Sections
6.13 through 6.17, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Benefit Plan or any other employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract.

  SECTION 6.13 Severance Policy and Other Agreements.

  (a) For a period of not less than twelve months from the Effective Time, Newco shall and shall cause the Surviving Corporation to maintain (or shall cause to be maintained) the Company's standard severance practice as in effect as of the date hereof (which severance practice is described in Item 6.13 of the Company Letter).

  (b) Newco shall and shall cause the Surviving Corporation to honor or cause to be honored all employment agreements, bonus agreements, severance agreements and non-competition agreements with the Company's directors, officers and employees (it being understood that nothing herein shall be deemed to mean that the Company shall not be required to honor its obligations under any employment agreement, bonus agreement, severance agreement or non-competition agreement to which it is a party).

  SECTION 6.14 1998 Bonus Plan. Without limitation of Newco's or the Company's obligations under any existing employment agreement, bonus agreement, severance agreement or non-competition agreement, Newco shall maintain, or shall cause the Surviving Corporation to maintain, the Company's 1998 bonus plan (as in effect on the date of this Agreement) through the end of the Company's 1998 fiscal year, with bonuses to be paid to each employee equal to the bonus such employee would have earned under the Company's 1998 bonus plan if the transactions contemplated by this Agreement had not occurred, in all events on a basis consistent with past practice.

  SECTION 6.15 Welfare Plans. Newco shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company and its Subsidiaries under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the employees of the Company or its Subsidiaries immediately prior to the Effective Time, and
(ii) provide each employee of the Company or its Subsidiaries with credit for any co-payments and deductibles paid by such employee for the applicable plan year prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employee is eligible to participate in after the Effective Time.

  SECTION 6.16 Retirement Plan. For a period of not less than twelve months from the Effective Time, Newco shall (i) maintain, or cause to be maintained, the Bell Sports Corp. Employees' Retirement and 401(k) Plan (the "Retirement Plan") and (ii) contribute, or cause to be contributed, to the Retirement Plan, on behalf of each participant therein, matching contributions in amounts determined in accordance with the terms of the Retirement Plan as in effect as of the date hereof, such contributions to be made on at least a bi-weekly basis.

  SECTION 6.17 Certain Tax Matters.

  (a) Until the Effective Time, the Company and its Subsidiaries agree (A) to retain all books and records with respect to Tax matters pertinent to the Company, Subsidiaries and/or Groups relating to any taxable period beginning before the Closing Date, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Newco reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Newco so requests, the Company and its Subsidiaries, as the case may be, shall allow Newco to take possession of such books and records.

  (b) Until the Effective Time, the Company further agrees, upon request and at the expense of Newco, to use its reasonable best efforts to obtain any certificate or other documents from any governmental authority or any other person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

  (c) Until the Effective Time, the Company further agrees, upon request, to provide Newco with all information that may be reasonably required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

  SECTION 6.18 Actions Respecting Commitment Letters. (a) The Company agrees to provide reasonable cooperation in connection with the negotiation, execution and delivery of definitive documentation in connection with the Commitment Letter and the transactions contemplated thereunder, or any financings in substitute therefor, including without limitation, (i) causing its Subsidiaries and its and their respective officers and employees to provide reasonable cooperation in connection with such negotiation, execution and delivery, (ii) causing its Subsidiaries and its and their respective officers and employees to host and participate, upon reasonable advance notice, in any informational meetings for investors or "road shows" (iii) causing its Subsidiaries and its and their respective officers and employees to provide such information about the Company and its Subsidiaries as is reasonably necessary to outline, draft, prepare and circulate any offering memoranda, prospectuses, reports, presentations or analyses and to ensure that such information is not false or misleading and (iv) executing and delivering any commitment letters, underwriting or placement agreements, purchase agreements, pledge and security documents, indentures, other definitive financing documents, which documents shall be in form and substance reasonably satisfactory to the Company, or other reasonably requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, as may be reasonably requested by Newco or its lenders. In conjunction with the obtaining of any such financing, the Company agrees, at the request of Newco, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that no such prepayment or redemption shall actually be made until, contemporaneously with or after the Effective Time. Newco shall reimburse, indemnify and hold harmless the Company for any costs, expenses, losses, liabilities, damages, redemption payments, prepayments or other charges incurred by the Company at the request of Newco in connection with the Company's compliance with the provisions of this
Section 6.18.

  (b) Newco agrees to use its reasonable efforts to arrange the financing contemplated by the Commitment Letter, including using its reasonable efforts to satisfy all conditions applicable to Newco in the Commitment Letter and the definitive agreements relating thereto.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

  SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

  (a) Company Stockholder Approval. This Agreement and the transactions contemplated hereby, including the Merger, shall have been approved and adopted by the requisite vote of the stockholders of the Company under the DGCL;

  (b) No Injunction or Restraint. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, writ or other judgment or order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered;

  (c) Authorizations, Consents. Other than filing the Certificate of Merger in accordance with the DGCL, all authorizations, consents and approvals of all Governmental Entities and the consents set forth in Item 3.25 of the Company Letter required to be obtained prior to consummation of the Merger shall have been obtained;

  (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated; and

  (e) Recapitalization. The definitive Proxy Statement shall contain a statement to the effect that it is expected that the Merger and the transactions contemplated by this Agreement will be treated as a recapitalization for accounting purposes and the SEC shall not have required that such statement be removed from the definitive Proxy Statement.

  SECTION 7.2 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

  (a) The representations and warranties of Newco contained in Article IV of this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the Effective Time as if made at and as of such time (other than to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date in which case such representation and warranty shall be true and correct as of such date), in each case except as contemplated or permitted by this Agreement;

  (b) Newco shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

  (c) Newco shall deliver to the Company a certificate, dated the Closing Date and signed on behalf of Newco by the President or Chief Executive Officer of Newco certifying as to compliance with Section 7.2(a) and Section 7.2(b); and

  (d) The Company shall have received from Newco copies of the Newco solvency certificates and the third party solvency opinion contemplated by the Commitment Letter.

  SECTION 7.3 Conditions to Obligation of Newco to Effect the Merger. The obligation of Newco to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

  (a) The representations and warranties of the Company contained in Article III of this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the Effective Time as if made at and as such time (other than to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date in which case such representation and warranty shall be true and correct as of such date), in each case except as contemplated or permitted by this Agreement;

  (b) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

  (c) Since the date hereof, there shall have been no suit, claim, action, proceeding or investigation filed or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any properties or rights of the Company and its Subsidiaries, which would in the good faith judgment of Newco, after consultation with the Company and its counsel, be reasonably likely (after taking into effect any applicable insurance coverage) to (i) be material to the business, results of operations, condition (financial or otherwise) of the Company, (ii) impair in a material manner the ability of the Company to perform its obligations under this Agreement, (iii) result in a third party materially delaying the consummation of the Merger; or (iv) result in a third party enjoining or obtaining material damages in respect of the transactions contemplated by this Agreement;

  (d) No event, occurrence, fact, condition, change, development or effect shall have occurred or come to exist or been threatened, in each case, since the date hereof that, individually or in the aggregate, has resulted in, or could reasonably be expected to become or result in, a Material Adverse Effect on the Company and its Subsidiaries;

  (e) The Company shall deliver to Newco a certificate, dated the Closing Date and signed on behalf of the Company by the President or Chief Executive Officer of the Company certifying as to compliance with Section 7.1(a),
Section 7.3(a) through Section 7.3(d); and

  (f) Newco and the Company shall have received pursuant to the Commitment Letter sufficient funds to pay the Merger Consideration and otherwise enable Newco to consummate the transactions contemplated hereby and to meet the working capital requirements of the Surviving Corporation.

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

  SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

  (a) by mutual written consent duly authorized by the Boards of Directors of Newco and the Company;

  (b) by either Newco or the Company if: (i) the Merger has not been consummated on or prior to July 31, 1998 or such other date, if any, as Newco and the Company shall agree upon in writing (provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party who has been the cause of or resulted in the failure of the Effective Time to occur on or before such date), or (ii) any Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Merger or making the Merger illegal and such statute, order, decree, regulation or other action shall have become final and non-appealable.

  (c) by the Company,(i) if holders of at least the requisite number of Shares as required by the DGCL fail to approve and adopt this Agreement and the transactions contemplated hereby at the Stockholders Meeting (including any postponement or adjournment thereof) or (ii) in accordance with Section 5.2(b); provided in the case of clause (ii) that (to the extent required to be paid upon such termination) Company shall have made payment to Newco of the Termination Fee and Expense Reimbursement in accordance with Section 6.3.

  (d) by the Company, upon 15 business days' prior written notice, in the event of a breach of any representation, warranty, covenant or agreement on the part of Newco such that the condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied as of the Effective Time, which breach is not cured prior to the expiration of such 15 business day period (provided that if such breach is not curable, the Company may terminate this Agreement immediately under this Section 8.1(d)); except where the Company is in breach of any representation, warranty, covenant or agreement as provided in Section 8.1(e).

  (e) by Newco, upon 15 business days' prior written notice, in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company such that the condition set forth in Section 7.3(a) or 7.3(b) would not be satisfied as of the Effective Time, which breach is not cured prior to the expiration of such 15 business day period (provided that if such breach is not curable, Newco may terminate this Agreement immediately under this Section 8.1(e)); except where Newco is in breach of any representation, warranty, covenant or agreement as provided in Section 8.1(d).

  (f) by Newco, if (i) holders of at least the requisite number of Shares as required by the DGCL fail to approve and adopt this Agreement and the transactions contemplated hereby at the Stockholders Meeting (including any postponement or adjournment thereof); (ii) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Newco or shall have resolved to do any of the foregoing or the Board of Directors of the Company shall have recommended to the shareholders of the Company any Takeover Proposal or resolved to do so; or (iii) a tender offer or exchange offer for outstanding shares of capital stock of the Company then representing 20% or more of the combined power to vote generally for the election of directors is commenced, and the Board of Directors of the Company, within the time periods required by law to state its position thereon, does not recommend that stockholders of the Company not tender their shares into such tender or exchange offer.

  SECTION 8.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Newco as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Newco or the Company or their respective officers or directors, except with respect to Section 6.3, this Section 8.2 and Article IX and the last sentence of Section 6.18; provided, however, that, subject to
Section 6.3(d), nothing herein shall relieve any party of liability for any breach hereof.

  SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or duly authorized by their respective Boards of Directors at any time prior to approval of the Merger by the stockholders at the Stockholders Meeting. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or duly authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE IX

                              GENERAL PROVISIONS

  SECTION 9.1 Non-Survival of Representations and Warranties and
Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that the agreements which expressly by their terms survive the Effective Date and those set forth in Article II, Sections 6.7, 6.12, 6.13, 6.14, 6.15 and 6.16 and Article IX shall survive the Effective Time.

  SECTION 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Newco, to:

    c/o Harvard Private Capital Group, Inc.
    600 Atlantic Avenue, 26th Floor
    Boston, Massachusetts 02109
    Attn: Tim R. Palmer
    Tami E. Nason, Esq.

  with a copy to:

    Brentwood Associates Private Equity
    11150 Santa Monica Boulevard
    Suite 1200
    Los Angeles, California 90025
    Attn: Edward L. McCall

      and

    Ropes & Gray
    One International Place
    Boston, Massachusetts 02110
    Attn: Larry Jordan Rowe, Esq.

  (b) if to the Company, to:

    Bell Sports Corp.
    15170 North Hayden Road
    Suite 1
    Scottsdale, Arizona 85260
    Attn: Terry G. Lee
    Chairman and Chief Executive Officer

      and

    Matthews Mullaney & Co.
    70 South Lake Avenue, Suite 630
    Pasadena, California 91101
    Attn: Phillip D. Matthews
  with copies to:

    Sidley & Austin
    One First National Plaza
    Chicago, Illinois 60603
    Attn: Larry A. Barden, Esq.

      and

    Richards Layton & Finger
    One Rodney Square
    920 King Street
    Wilmington, DE 19801
    Attn: Gregory V. Varallo, Esq.

  SECTION 9.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  SECTION 9.4 Definitions. For purposes of this Agreement, the term:

  (a) "Benefit Plan" means any plan, program, policy, agreement and arrangement, whether or not reduced to writing, that is (i) an "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (sometimes referred to herein as "Pension Plans"), (ii) an "employee welfare benefit plan (as defined in Section 3(1) of ERISA), (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or arrangement, or (iv) any other deferred compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan or arrangement maintained, sponsored or contributed to, by the Company or any of its U.S. or foreign Subsidiaries (or to which the Company or any of its Subsidiaries is obligated to contribute or for which the Company or any of its Subsidiaries may be liable) for the benefit of any current or former employees, officers, directors, consultants or independent contractors of the Company or of any of such Subsidiaries other than a governmental plan that a foreign Subsidiary contributes to on behalf of any current or former employees, officers, directors, consultants or independent contractors.

  (b) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.) and the regulations promulgated thereunder.

  (c) "Code" means the Internal Revenue Code of 1986, as amended.

  (d) "DGCL" means the General Corporation Law of the State of Delaware.

  (e) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the reasonable costs of investigation and feasibility studies and the reasonable costs to clean up, remove, treat, or in any other way address any Hazardous Materials) arising with respect to any violation of or liability arising pursuant to or under any Environmental Law or as the result of any exposure or alleged exposure of any person or property to any Hazardous Material.

  (f) "Environmental Law" means any applicable law regulating or prohibiting Releases of Hazardous Materials into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety from Hazardous Materials including, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (33 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss. 136 et seq.), and OSHA and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Effective Time.

  (g) "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

  (h) "Hazardous Material" means any substance, material or waste which is regulated with respect to its toxic or otherwise hazardous character by any governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "solid waste," "toxic waste" or "toxic substance" under any provision of Environmental Law and shall also include, without limitation, petroleum, petroleum products, asbestos, polychlorinated biphenyls and radioactive materials.

  (i) "Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, including patents, copyrights, trademarks, mask works, trade secrets and proprietary information, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing (i) subsisting in, covering, reading on, directly applicable to or existing in the Products, (ii) that are owned, licensed or controlled in whole or in part by the Company or any of its Subsidiaries and relate to the business of the Company or any of its Subsidiaries; or (iii) that are used in or necessary to the development, manufacture, sales, marketing or testing of the Products.

  (j) "Investors" means collectively Harvard Private Capital Holdings, Inc. and Brentwood Associates Buyout Fund II, L.P.

  (k) "Knowledge" or "Best Knowledge" means the actual knowledge, after reasonable inquiry, of the officers of the Company (in the case of the Company) or the officers of Newco or the Investors (in the case of Newco).

  (l) "Material Adverse Change" or "Material Adverse Effect" means any event, change, effect, or diminution in value that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or Newco, as the case may be.

  (m) "OSHA" means the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), and the regulations promulgated thereunder.

  (n) "Products" means all current products and services of the Company or any of its Subsidiaries, any subsequent versions of such products currently being developed, any products currently being developed by the Company or any of its Subsidiaries which are designed to supersede, replace or function as a component of such products, and any upgrades, enhancements, improvements and modifications to the foregoing.

  (o) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment;

  (p) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (1) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the environment; (2) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare or the environment;
(3) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (4) bring the applicable party into compliance with any Environmental Law.

  (q) "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

  (r) "Superior Proposal" means any proposal determined by the Board of Directors of the Company in good faith, after consultation with outside counsel, to be a bona fide proposal and made by a third party to acquire, directly or indirectly, for consideration consisting of cash, property and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, after consultation with a financial advisor of nationally recognized reputation (such as NationsBanc Montgomery), to be more favorable to the Company's stockholders than the Merger.

  (s) "Takeover Proposal" means any proposal or offer (other than the transactions between the Company and Newco contemplated hereunder) involving the Company or any of its Subsidiaries for, or an inquiry or indication of interest that reasonably could be expected to lead to: (A) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (C) any material debt or equity investment in the Company or recapitalization transaction in substitution for the transactions contemplated by this Agreement; or (D) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act in connection therewith.

  (t) "Tax" (and, with correlative meaning, "Taxes") means (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company or any of its Subsidiaries, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority and (ii) any liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated or consolidated group or arrangement whereby liability of the Company or any of its Subsidiaries for the payment of such amounts was determined or taken into account with reference to the liability of any other person for any period.

  (u) "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company or any of its Subsidiaries in respect of any Taxes, including, without limitation, (i) any consolidated federal income Tax return in which any of the Company, Subsidiaries and/or Groups is included and (ii) any state, local or foreign income Tax returns filed on a consolidated, combined or unitary basis (for purposes of determining tax liability) in which any of the Company, Subsidiaries and/or Groups is included.

  The following terms are defined in the Sections hereof indicated below:

     TERM                                                          DEFINITION
     ----                                                          ----------
     "Agreement"................................................ Preamble
     "Brunswick Stock Option"................................... Section 3.3
     "CBI"...................................................... Section 2.1(f)
     "Certificate of Merger".................................... Section 1.3
     "Certificates"............................................. Section 2.2(b)
     "Claims"................................................... Section 6.3(d)
     "Closing Date"............................................. Section 1.2
     "Commitment Letter"........................................ Section 4.7
     "Company".................................................. Preamble
     "Company Acquisition Stock Options"........................ Section 3.3
     "Company Benefit Plan Stock Options"....................... Section 3.3
     "Company Common Stock"..................................... Section 2.1
     "Company Letter"........................................... Section 3.1
     "Company Phantom Stock Unit Awards"........................ Section 3.3
     "Company Preferred Stock".................................. Section 3.3
     "Company Representative Stock Options"..................... Section 3.3
     "Company Restricted Stock Awards".......................... Section 3.3
     "Company SEC Documents".................................... Section 3.6
     "Company, Subsidiaries and/or Groups"...................... Section 3.10(a)
     "Competition Act".......................................... Section 3.5
     "Constituent Corporations"................................. Preamble
     "D&O Insurance"............................................ Section 6.7(b)
     "Debentures"............................................... Section 3.3
     "Dissenting Shares"........................................ Section 2.1(d)
     "Dissenting Stockholder"................................... Section 2.1(d)
     "Effective Time"........................................... Section 1.3
     "ERISA Affiliate".......................................... Section 3.12(e)
     "Exchange Act"............................................. Section 3.5
     "Expense Reimbursement".................................... Section 6.3(b)
     "Fairness Opinion"......................................... Section 3.19
     "Governmental Entity"...................................... Section 3.5
     "HSR Act".................................................. Section 3.5
     "Indemnified Person"....................................... Section 6.7(a)
     "Indenture"................................................ Section 3.15
     "IRS"...................................................... Section 3.10(d)
     "Liens".................................................... Section 3.2
     "Merger"................................................... Recitals
     "Merger Consideration"..................................... Section 2.1(a)
     "NationsBanc Montgomery"................................... Section 3.16
     "HB Acquisition"........................................... Preamble
     "HB Acquisition Common Stock".............................. Section 2.1
     "Option Holders"........................................... Section 2.1(c)
     "Options".................................................. Section 2.1(c)
     "Paying Agent"............................................. Section 2.2(a)
     "Policies"................................................. Section 3.20
     "Proxy Statement".......................................... Section 3.8
     "Recapitalization"......................................... Recitals
     "Retirement Plan".......................................... Section 6.16
     "Rights"................................................... Section 3.3

     TERM                                                          DEFINITION
     ----                                                          ----------
     "Rights Agreement".......................................... Section 3.3
     "Schedule 13E-3"............................................ Section 3.8
     "SEC"....................................................... Section 3.6
     "Securities Act"............................................ Section 3.6
     "Series A Preferred Stock".................................. Section 2.1(e)
     "Shares".................................................... Section 2.1
     "Special Committee"......................................... Recitals
     "State Takeover Approvals".................................. Section 3.5
     "Stockholders Meeting"...................................... Section 3.8
     "Surviving Corporation"..................................... Section 1.1
     "Surviving Corporation Common Stock"........................ Section 2.1(e)
     "Surviving Corporation Shares".............................. Section 2.1(e)
     "Termination Fee"........................................... Section 6.3(b)
     "Transfer Taxes"............................................ Section 6.5

  SECTION 9.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  SECTION 9.6 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Letter referred to in the last sentence of Section 6.2, this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of
Section 6.7, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  SECTION 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  SECTION 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either parties hereto without the prior written consent of the other party, except that Newco may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any of the Investors or their affiliates, but no such assignment shall relieve Newco of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  SECTION 9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

  SECTION 9.10 Enforcement of This Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

  SECTION 9.11 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

  SECTION 9.12 Negotiation of Agreement. Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this agreement against the party that drafted it is of no application and is hereby expressly waived.

  IN WITNESS WHEREOF, Newco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          HB ACQUISITION CORPORATION

                                             /s/ Tim R. Palmer
                                          By:
                                             ----------------------------------
                                             Name: Tim R. Palmer
                                             Title: Authorized Signatory

                                          BELL SPORTS CORP.

                                             /s/ Terry G. Lee
                                          By:
                                             ----------------------------------
                                             Name: Terry G. Lee
                                             Title: Chairman and Chief
                                              Executive Officer

                                FIRST AMENDMENT
                                      TO
               AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER

  FIRST AMENDMENT TO AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER, dated as of April 8, 1998 ("First Amendment"), between HB Acquisition Corporation, a Delaware corporation ("Newco"), and Bell Sports Corp., a Delaware corporation (the "Company").

  WHEREAS, Newco and the Company have entered into an Agreement and Plan of Recapitalization and Merger dated as of February 17, 1998 (the "Merger Agreement") providing, among other things, for a recapitalization of the Company pursuant to which Newco will be merged with and into the Company;

  WHEREAS, each of Newco and the Company desires to amend and supplement the Merger Agreement in certain respects as described in this First Amendment;

  WHEREAS, the Board of Directors of the Company, based upon the recommendation of a special committee of its independent directors, has approved and deems it advisable and in the best interests of the Company and its stockholders that such recapitalization and merger be effected in accordance with the Merger Agreement, as so amended and supplemented by this First Amendment;

  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

  1. Definitions.

  Except as otherwise indicated herein or unless the context requires otherwise, capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement.

  2. Amendment of Section 2.1(a) of the Merger Agreement.

  Section 2.1(a) of the Merger Agreement is hereby amended, supplemented and restated in its entirety as follows:

    "(a) Conversion. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (excluding (i) any Shares to be canceled pursuant to Section 2.1(b) and (ii) any Dissenting Shares) shall be converted into the right to receive $10.25 (the "Merger Consideration"), upon surrender of the certificate representing such Shares in the manner provided in and otherwise in accordance with Section 2.2. All such Shares so converted, and the Rights associated therewith, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and such holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration therefor upon surrender of such certificate in the manner provided in and in accordance with Section 2.2."

  3. Amendment of Section 8.1(b) of the Merger Agreement.

  Section 8.1(b) of the Merger Agreement is hereby amended, supplemented and restated in its entirety as follows:

    "(b) by either Newco or the Company if: (i) the Merger has not been consummated on or prior to August 31, 1998 or such other date, if any, as Newco and the Company shall agree upon in writing (provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party who has been the cause of or resulted in the failure of the Effective Time to occur on or before such date), or (ii) any Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Merger or making the Merger illegal and such statute, order, decree, regulation or other action shall have become final and non-appealable."

  4. Addition of New Section 9.13 of Merger Agreement.

  Article IX of the Merger Agreement is hereby amended and supplemented to add a new Section 9.13 which shall read in its entirety as follows:

    "SECTION 9.13 Product Liability Verdict. (a) Newco acknowledges that (i) it has been advised of the entry of a verdict against the Company in the action Keith D. Wandel and Mary E. Wandel v. Bell Helmets, Inc. and Bill Atiyehs Cycles, Civil Action #5349-CV-1994 in the Court of Common Pleas of Luzerne County, Pennsylvania (the "Wandel Verdict") and (ii) Newco, the Investors, Newco's counsel and Newco's consultants have been provided an opportunity to meet with representatives of the Company and the Company's legal advisors (including trial and appellate counsel in such action) to discuss and review (1) the Wandel Verdict and (2) any costs or charges (including defense, appeal, appeal bond, pre-judgment, post-judgment or other legal or similar costs) incurred or expected to be incurred by the Company specifically in connection with the Wandel Verdict. The amendment and supplement to Section 2.1(a) of the Agreement effected through the First Amendment is intended to address any concerns or rights of Newco in respect of this Agreement or the transactions contemplated hereby and any effect on the value of the Company, in each case that arise out of or relate to the Wandel Verdict.

    (b) Notwithstanding anything contained in this Agreement to the contrary, Newco hereby acknowledges and agrees that the Wandel Verdict (including any judgments, damages, liabilities, costs, charges, consequences or implications specifically related thereto or arising in connection therewith) shall not constitute or be deemed or alleged to constitute a Material Adverse Change or Material Adverse Effect with respect to the Company."

  5. Representations and Warranties of the Company.

  Without limitation of the Company's representations and warranties contained in Article III of the Merger Agreement, the Company represents and warrants to Newco as follows:

    (a) The Company has all requisite corporate power and authority to execute and deliver this First Amendment. The execution, delivery and performance of this First Amendment by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval by the Company's stockholders of the Merger Agreement, as amended by this First Amendment, and the Merger. The Special Committee, at a meeting duly called and held, has by the unanimous vote of all of its members present approved this First Amendment and determined that it is advisable and in the best interests of the Company to enter into the Merger. The Board of Directors, at a meeting duly called and held, pursuant to the recommendation of the Special Committee, by the vote of all directors present and voting (i) approved this First Amendment and determined that it is advisable and in the best interests of the Company to enter into the Merger and (ii) resolved to recommend that the holders of shares of Company Common Stock approve and adopt the Merger Agreement, as amended by this First Amendment, and the transactions contemplated thereunder and hereunder, including the Merger. The Board of Directors of the Company, by a vote of at least two-thirds of the incumbent directors, has approved the Merger for purposes of ARTICLE ELEVENTH of the Company's Certificate of Incorporation. This First Amendment has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this First Amendment by Newco) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and
  (ii) is subject to general principles of equity.

    (b) The Company has received the revised opinion (the "Revised Fairness Opinion") of NationsBanc Montgomery to the effect that, as of April 8, 1998 the cash consideration to be received by shareholders of the Company (other than CB Capital Investors, Inc. and Mary J. George) pursuant to the Merger is fair to such shareholders from a financial point of view. As of the date of this First Amendment, the Company has been authorized by NationsBanc Montgomery to include the Revised Fairness Opinion in the Proxy Statement. The Revised Fairness Opinion has not been withdrawn or modified (it being understood that the Company shall be under no obligation to furnish an update of the Revised Fairness Opinion dated as of the Effective Time and it being further understood that any references in the Merger Agreement to the Fairness Opinion shall hereafter be deemed to refer to the Revised Fairness Opinion).

  6. Representations and Warranties of Newco.

  Without limitation of Newco's representations and warranties contained in
Article IV of the Merger Agreement, Newco represents and warrants to the Company as follows:

  Newco has all requisite corporate power and authority to execute and deliver this First Amendment. The execution, delivery and performance of this First Amendment by Newco and the consummation by Newco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Newco. This First Amendment has been duly executed and delivered by Newco and (assuming the valid authorization, execution and delivery of this First Amendment by the Company) constitutes the valid and binding obligation of Newco enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

  7. Miscellaneous.

  Except as expressly modified hereby, the Merger Agreement remains in full force and effect. Upon the execution and delivery hereof, the Merger Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Merger Agreement, and this First Amendment and the Merger Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Merger Agreement.

  IN WITNESS WHEREOF, Newco and the Company have caused this First Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          HB Acquisition Corporation

                                          By /s/ Tim R. Palmer
                                            -----------------------------------

                                          Bell Sports Corp.

                                          By /s/ Terry G. Lee
                                            -----------------------------------

                                      LOGO
                                                                         ANNEX B

                                      LOGO

                                 April 8, 1998

Special Committee of the Board of Directors
Bell Sports Corp.
6350 San Ignacio Avenue
San Jose, CA 95119

Gentlemen:

  We understand that Bell Sports Corp., a Delaware corporation ("Company"), and HB Acquisition Corporation, a Delaware corporation ("Newco"), have entered into an Agreement and Plan of Recapitalization and Merger dated as of February 17, 1998 (the "Merger Agreement"), which Merger Agreement will be amended by a First Amendment to Agreement and Plan of Recapitalization and Merger, a draft of which amendment dated April 8, 1998 has been provided to us by management of Company (the "Amendment"), pursuant to which Newco will be merged with and into Company, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and the draft Amendment and as further described to us by management of Company, we understand that (i) each outstanding share of the common stock, $0.01 par value per share, and the corresponding right to purchase shares of the Series A Junior Participating Preferred Stock, $0.01 par value per share (collectively, "Company Common Stock"), of Company will be converted into the right to receive $10.25 in cash (the "Consideration"), (ii) each unexercised stock option of Company will be converted into the right to receive an amount in cash equal to the excess of $10.25 over the exercise price for such stock option and (iii) each phantom stock unit award of Company will be converted into the right to receive an amount in cash determined in accordance with the terms thereof. In connection with our analysis, management of Company has described to us certain arrangements with CB Capital Investors, Inc. and Mary J. George regarding their continued interests in Company and employment arrangements between each of Terry G. Lee and Mary J. George and Company. Although you have not requested and we are not providing any opinion regarding such arrangements, you have asked us to confirm in writing our awareness of such arrangements. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement and draft Amendment.

  You have asked for our opinion as investment bankers as to whether the Consideration to be received by the stockholders of Company (other than CB Capital Investors, Inc. and Mary J. George) pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

  In connection with our opinion, we have, among other things: (i) reviewed publicly available financial and other data with respect to Company, including the consolidated financial statements for recent years and interim periods to December 27, 1997 and certain other relevant financial and operating data relating to Company made available to us from published sources and from the internal records of Company; (ii) reviewed the financial terms and conditions of the Merger Agreement and draft Amendment; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Company Common Stock, (iv) compared Company from a financial point of view with certain other companies in the sporting goods industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the sporting goods industry which we deemed to be comparable, in whole or in part, to the Merger;
(vi) reviewed and discussed with representatives of the management of Company certain information of a business and financial nature regarding Company, furnished to us by them, including financial forecasts and related assumptions of Company; (vii) made inquiries regarding and discussed the Merger

                                     LOGO
and the Merger Agreement and draft Amendment and other matters related thereto with company's counsel and counsel for the Special Committee of the Board of Directors of Company (the "Special Committee"); and (viii) performed such other analyses and examinations as we have deemed appropriate. We have also assumed that Newco will be provided with the funds necessary to consummate the Merger.

  In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Company provided to us by its management, upon their advice and with your consent we have assumed for purposes of our opinion that, subject to the following sentence, the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgment of Company's management at the time of preparation as to the future financial performance of Company and that they provide a reasonable basis upon which we can form our opinion. With respect to the forecasts for Company provided to us by its management, for purposes of our analyses we have adjusted such forecasts to reflect more conservative assumptions than those made by management of Company regarding new market opportunities including overseas market expansion and new product development, benefits from restructuring and improvement of general industry conditions. We have discussed the adjusted forecasts with management of Company and they have acknowledged our use of such adjusted forecasts in arriving at our opinion. We have also assumed that there have been no material changes in Company's assets, financial condition, results of operations, business or prospects since the date of its last financial statements made available to us. We have relied on advice of counsel to the Special Committee, and counsel to Company as to all legal matters with respect to Company, the Merger and the Merger Agreement and draft Amendment, including the legal status of litigation involving Company and independent accountants to Company as to financial reporting matters with respect to Company. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Company, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

  We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement and draft Amendment, without any further amendments thereto, and without waiver by Company of any of the conditions to its obligations thereunder.

  We have acted as financial advisor to Company, and as of February 5, 1998 to the Special Committee, in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Company for the accounts of customers and accordingly may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Company and performed various corporate finance advisory and investment banking services for Company. We have also acted as an underwriter in connection with offerings of securities of certain portfolio companies of, and performed various investment banking services for Harvard Private Capital and Brentwood Associates.

  Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the stockholders of Company (other than CB Capital Investors, Inc. and Mary J. George) pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

                                     LOGO

  This opinion is directed to the Special Committee in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to be received by stockholders of Company (other than CB Capital Investors, Inc. and Mary J. George) and does not address the Company's underlying decision to proceed with or affect the Merger or any other aspect of the Merger. This opinion may not be used or referred to by Company, or quoted or disclosed to any person in any matter, without our written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement filed with the Securities and Exchange Commission in connection with the Merger.

                                          Very truly yours,

                                          [LOGO]

                                          NATIONSBANC MONTGOMERY SECURITIES
                                          LLC

                                                                        ANNEX C

SEC. 262. APPRAISAL RIGHTS.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded has appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY                                                                      PROXY

                               BELL SPORTS CORP.

                   Proxy Solicited by The Board of Directors
                Special Meeting of Stockholders--August 11, 1998

     Terry G. Lee or Linda K. Bounds, or either of them, each with power of substitution, are hereby appointed proxies to represent and vote as designated hereon all shares of Common Stock of Bell Sports Corp. which the undersigned would be entitled to vote at the Special Meeting of Stockholders of Bell Sports Corp. to be held at 9:00 a.m., local time, on Tuesday, August 11, 1998 at The Raddison Resort Scottsdale, 7171 N. Scottsdale Road, Scottsdale, Arizona 85253 or any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

     See reverse side. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes. If no specification is made, the Proxies intend to vote "FOR" Proposal 1. The Board of Directors recommends a vote "FOR" Proposal 1.

            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY,
                         USING THE ENCLOSED ENVELOPE.

                 (continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                               BELL SPORTS CORP.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]

1. Approve and adopt the Agreement and Plan of Recapitalization and Merger, dated as of February 17, 1998, as amended as of April 8, 1998, between HB Acquisition Corporation and Bell Sports Corp., and the transactions contemplated thereby, including the Merger (as defined therein).

                          FOR     AGAINST     ABSTAIN
                          [_]       [_]         [_]

In their discretion, the Proxies are authorized to consider and act upon such other business matters or proposals as may properly come before the Special Meeting or any adjournment or postponement thereof.


Mark here for address change and note below     [_]


The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders to be held on August 11, 1998 and the related Proxy Statement.

                                            Dated:  ____________________ 1998

                                  Signature(s)_______________________________


                                  ___________________________________________

                                  Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


                            YOUR VOTE IS IMPORTANT!

            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                         USING THE ENCLOSED ENVELOPE.